Exhibit D








                               [GRAPHIC OMITTED]






                           Province of Saskatchewan

                              Current Description






                                 December 2002

                                     [MAP]

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Province of Saskatchewan.......................................          1
Overview of the Economy........................................          3
Finances of the Government.....................................         17
General Revenue Fund Supplementary Financial Information.......         32
Detail of General Revenue Fund Debt............................         49
Crown Corporations.............................................         53
Government of Saskatchewan Summary Financial Statements........         63
Sources of Information.........................................         99
Mineral Map of Saskatchewan.................................... Back Cover

     In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. On December 16, 2002, the noon buying rate in New York City for Canadian dollars ("$"), as reported by the Federal Reserve Bank of New York, was $1.5627 = 1.00 United States dollar ("U.S. $").

     Tonnes as used in this document refers to metric tons. One tonne is equivalent to 1.102311 short tons.

     In this document, the financial transactions of the general fund of the Government are recorded under the General Revenue Fund. (Refer to page 17 for further information.)

     The Government uses accrual accounting. The accrual accounting method recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid. This method of accounting provides a complete picture of the total financial obligations resulting from decisions made during the year. The General Revenue Fund follows the accrual method except for pension costs and receipts from the federal government for corporate and personal income taxes. Expenditures include the cost of tangible capital assets and inventories received during the year.


                              The Canadian Dollar

     Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions.

     Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

             1997        1998         1999        2000        2001      2002(*)
            -----       -----        -----       -----       -----     -----
High........74.89       71.05        69.29       69.73       66.95     66.18
Low.........69.48       63.43        65.37       64.13       62.42     61.99


Source:  Bank of Canada - noon rate.
* First eleven months only.

                           PROVINCE OF SASKATCHEWAN
                   Summary Economic and Financial Statistics

     The following information is qualified in its entirety by the more detailed information contained in this document. See also "General Revenue Fund Supplementary Financial Information - Government of the Province of Saskatchewan, General Revenue Fund Statement of Financial Assets, Liabilities and Accumulated Deficit" commencing on page 33 for a discussion of the Provincial Auditor's report accompanying the General Revenue Fund's financial statements as at March 31, 2002, and for the year then ended.


                                                Calendar Year Ended December 31            Compound
                                       ---------------------------------------------------  Annual
                                                                                          Growth Rate
                                        1997       1998       1999       2000       2001   1997-2001
                                       -------    -------    -------    -------    ------- ---------
                                                              (Millions)
Economy
Gross Domestic Product at Current
  Market Prices.....................   $29,298    $29,232    $30,240    $33,741    $33,236    3.2%
Farm Cash Receipts..................   $ 5,993    $ 5,598    $ 5,533    $ 5,717    $ 6,567    2.3
Mineral Sales.......................   $ 5,701    $ 4,772    $ 6,398    $ 8,908    $ 7,823    8.2
Manufacturing Shipments.............   $ 5,964    $ 6,080    $ 6,576    $ 7,490    $ 7,146    4.6
Exports.............................   $19,539    $19,131    $20,115    $23,896    $22,898    4.0
Personal Income.....................   $20,675    $21,680    $22,468    $23,529    $23,892    3.7
Population at July 1 (Thousands)....     1,022      1,025      1,026      1,022      1,017   (0.1)
Unemployment Rate...................      5.9%       5.7%       6.1%       5.2%       5.8%    N/A
Change in Consumer Price Index (1)..      1.3%       1.4%       1.7%       2.6%       3.1%    N/A
-----------------------------------
(1) 1992 = 100
N/A = not applicable


                                                       Fiscal Year Ended March 31
                                       -------------------------------------------------------------
                                                                                            Estimate
                                        1998       1999       2000       2001       2002        2003
                                       -------    -------    -------    -------    ------- ---------
                                                              (Millions)
Government Finances -
General Revenue Fund
Budgetary surplus (deficit) (1)....... $  35       $  28      $  83     $  58      $  1      $   0
Add (deduct) non-cash items
  Amortization of foreign exchange
    gains and losses..................     3           9          6        14        17         19
  Loss (gain) on loans and
    investments.......................     1           2          1        (1)        0          1
  Net change in non-cash operating
    activities........................    (8)          2       (223)     (102)     (127)         2
  Earnings retained in sinking funds..   (24)        (27)       (23)      (36)      (35)       (38)
Investing Activities
  Cash provided by (used for)
    investing activities..............   383         506         87       125       (62)        89
                                       -----       -----      -----     -----     -----      -----
Cash Provided (Required).............. $ 390       $ 520      $ (69)    $  58     $(206)     $  73
                                       =====       =====      =====     =====     =====      =====
------------------------------------
(1) For  information  concerning  the  adverse  effect on the  reported  budgetary  surplus  (deficit)  of  certain adjustments  that are required in the opinion of the  Provincial  Auditor,  see Notes 1-7 to the  Government of
    the Province of Saskatchewan,  General Revenue Fund Statement of Financial Assets,  Liabilities and Accumulated
    Deficit  for the five  years  ended  March 31,  2002,  under  "General  Revenue  Fund  Supplementary  Financial
    Information," commencing on page 32.

                                                       Fiscal Year Ended March 31
                                       --------------------------------------------------------
                                         1998        1999         2000        2001       2002
                                       --------    --------     --------    --------    -------
                                                               (Millions)

Debt-General Revenue Fund
  Gross Debt.......................    $ 12,629    $ 12,108     $ 11,868   $ 11,761    $ 12,087
  Less:  Equity in Sinking Funds...      (1,075)     (1,026)        (997)      (877)       (917)
  Guaranteed Debt..................         496         427          349        312         216
                                       --------    --------     --------   --------    --------
Total General Revenue Fund Debt....    $ 12,050    $ 11,509     $ 11,220   $ 11,196    $ 11,431


     In this document statistics for the economy of the Province are set forth on a calendar year basis at current market prices, except as otherwise indicated. Economic statistics for recent years frequently are preliminary estimates, which are subject to adjustment. Financial statistics and information for the Government's General Revenue Fund are set forth on a fiscal year basis of April 1 to March 31 of the following year, unless otherwise noted. Financial statistics and information for provincial Crown corporations are set forth on a fiscal year basis of January 1 to December 31 of the same year, unless otherwise noted. In this document, compound annual growth rates assume the first year as the base and are computed by distributing the aggregate amounts of growth during the period.

                           PROVINCE OF SASKATCHEWAN


Introduction

     The Province of Saskatchewan ("Saskatchewan" or the "Province") was established as a province of Canada in 1905. Saskatchewan is centrally located in Western Canada and is bordered by the provinces of Manitoba to the east and Alberta to the west. The Province shares its 650 kilometre southern border with the American states of North Dakota and Montana and its 450 kilometre northern border with the Northwest Territories of Canada. With a 1,250 kilometre distance from north to south, Saskatchewan covers an area of 652,330 square kilometres.

     The sparsely populated northern third of the Province is part of Canada's Precambrian Shield and consists of forests, rivers and thousands of fresh water lakes. A sizeable commercial forest region is located across the entire central part of Saskatchewan. The southern half of the Province is part of the great continental plain of North America, consisting of a mixed agricultural and parkland area merging southward into open plains, a grain-growing region where the majority of the Province's population resides. About one-half of all of Canada's cultivated farm land is located in Saskatchewan.

     The population of Saskatchewan was approximately 1,011,808 on July 1, 2002, compared with approximately 1,017,087 on July 1, 2001, and 1,003,987 on July 1, 1992. The Province's two largest urban areas are the cities of Regina, the capital of Saskatchewan, with a population of approximately 198,125 on July 1, 2001, and Saskatoon, with a population of approximately 230,517 as of the same date.

     The climate of Saskatchewan is generally dry with temperatures varying markedly between very distinct seasons. The following table sets forth statistics on Saskatchewan's population, area and climate.


                            Saskatchewan Statistics

Population                                      Area
    1,011,808 (July 1, 2002)                      Land:
                                                  o 570,700 square kilometres
Major Urban Centres                                 (220,350 square miles)
   Regina                                         Fresh Water:
   o   Capital of Saskatchewan                    o 81,630 square kilometres
   o   198,125 (July 1, 2001)                       (31,520 square miles)
       Saskatoon                                  Total:
   o   Centre for Saskatchewan's                  o 652,330 square kilometres
       resource-based and advanced                  (251,870 square miles)
       technology industries                      Farm Land:
   o   230,517 (July 1, 2001)                     o 268,655 square kilometres
                                                    (103,730 square miles)
Population Density                                Cultivated Farm Land:
    1 person per 0.64 square                      o 202,470 square kilometres
    kilometre (0.25 per square mile)                (78,170 square miles)
                                                  Commercial Forests:
Mean Temperatures Range (Regina)                  o 126,300 square kilometres
    January   -11  to -22 degrees Celsius           (48,760 square miles)
    July       26  to 12 degrees Celsius

Mean Precipitation (Regina)
    January    15  millimetres
    July       59  millimetres
    Year       364  millimetres

-----------------------

Sources:  Saskatchewan Bureau of Statistics, Statistics Canada.

Constitutional Framework of Canada

     Canada consists of a federation of ten provinces with a constitutional division of powers between the federal and provincial governments. Canada was established by the Constitution Act, 1867, an Act of the Parliament of the United Kingdom, and by later enactments including the Constitution Act, 1982, which transferred jurisdiction over the Constitution of Canada (the "Constitution") from the United Kingdom to Canada.

     Various constitutional issues have been under discussion in Canada for a number of years. On August 20, 1998, in response to a reference from the Federal government, the Supreme Court of Canada ruled that under the Constitution of Canada and international law, Quebec may not secede unilaterally from Canada, but that if the people of Quebec voted to secede by a clear majority vote on a clear question, the other provinces and the Federal Government would be obliged to enter negotiations with Quebec with respect to secession, such negotiations to be guided by constitutional principles, including federalism, democracy, constitutionalism and the rule of law, and the protection of minorities.

     Under the Constitution, each provincial Legislature has exclusive authority to borrow money on the sole credit of that province and the authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Legislatures can also raise revenue through taxation in respect of non-renewable natural resources, forestry resources and sites and facilities for electricity production and generation. Each province owns minerals and other resources on its provincial Crown lands and may own sub-surface resources on its other lands. Each province has the right to levy royalties on all lands and minerals which it owns. Each province has the legislative authority to regulate the exploration for and development, conservation and management of non-renewable natural resources, forestry resources and electricity generation. Each province also has legislative authority in the areas of education, health, social services, property and civil rights, natural resources, municipal institutions and generally all matters of a purely local or private nature.

     The Parliament of Canada is empowered to borrow money and to raise revenue by any mode or system of taxation. Parliament has legislative authority over, among other things, the federal public debt and federal property, the regulation of trade and commerce, currency and coinage, banks and banking, bankruptcy and insolvency, navigation and shipping, foreign affairs, defence, postal service and unemployment insurance. It also has authority over matters not assigned to the provincial legislatures.


Provincial Government

     The executive power in the Province of Saskatchewan is vested in the Lieutenant Governor acting upon the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General of Canada in Council and the Governor General in turn is appointed by a commission under the Great Seal of Canada. The Executive Council, which includes the Premier and the Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor on the nomination of the leader of the political party which forms the Government. Members of the Executive Council hold seats in the Legislative Assembly.

     Saskatchewan's Legislative Assembly has 58 seats and is elected for a term of five years, subject to earlier dissolution by the Lieutenant Governor acting in accordance with constitutional principles. The Legislative Assembly is usually dissolved by the Lieutenant Governor on the recommendation of the Premier. The most recent Provincial election was held on September 16, 1999, and resulted in the formation of a coalition between the New Democratic Party and the Liberal Party as the Government of Saskatchewan. On November 6, 2001, a new coalition agreement was formed between the New Democratic Party and two Independent Members of the Legislative Assembly. The representation in the Legislative Assembly at December 3, 2002 was as follows: New Democratic Party, 29 seats; Saskatchewan Party, 25 seats; Independent, 3 seats; vacant, 1 seat.

                            OVERVIEW OF THE ECONOMY


Introduction

     Saskatchewan has a modern, open and diversified economy. Approximately two-thirds of the total value of all goods and services produced in the Province are exported. Major exports include grains, oilseeds, crude oil, potash, natural gas, uranium and manufactured goods. While many of the goods and service producing industries are directly or indirectly related to agriculture and natural resources, the Provincial economy continues to diversify into information age activities such as high technology, bio-technology and financial and other services. The Province's abundance of renewable and non-renewable resources has made it the largest producer of wheat, second largest producer of crude oil and third largest natural gas producer in Canada. Saskatchewan is also one of the world's leading suppliers of potash and uranium.

     Saskatchewan's economy contracted at an annual real rate of 1.2 per cent in 2001 largely due to the drought and weak oil prices. Canada's real Gross Domestic Product ("GDP") increased by 1.5 per cent in the same year. Refer to footnote 1 on page 4 for further information.

     Mining is the largest sector among Saskatchewan's goods-producing industries. The dominant mineral products of the Province include crude oil, potash, natural gas and uranium. The number of oil wells drilled decreased by
19.7 per cent in 2001. The number of natural gas wells drilled increased by
16.2 per cent in the same year. The value of oil and potash sales decreased by
27.0 per cent and 5.8 per cent, respectively, in 2001. The value of natural gas sales increased by 15.9 per cent in the same year.

     Agriculture is the second largest sector among Saskatchewan's goods producing industries. Saskatchewan farmers harvested 20.3 million tonnes of the major grains and oilseeds in 2001, about 27.8 per cent less than the harvest in 2000. Supported by farm aid, Saskatchewan farm cash receipts amounted to $6.6 billion in 2001, up 14.9 per cent from 2000. Realized net farm income, which is the income left with farmers after deducting operating expenses and depreciation costs from farm cash receipts, increased from $310.0 million in 2000 to $987.0 million in 2001.

     Manufacturing is also an important sector of the Saskatchewan economy with food processing, farm machinery, chemical products and high technology being the main components of this sector. In 2001, Saskatchewan's manufacturing shipments decreased by 4.6 per cent.

     Saskatchewan's employment level declined by 2.6 per cent or 12,700 jobs in 2001 with 11,000 of them in the farm sector. In Canada, employment increased by 1.1 per cent or 167,100 jobs in 2001.

     Saskatchewan's unemployment rate averaged 5.2 per cent in 2000 and 5.8 per cent in 2001. The national unemployment rate averaged 6.8 per cent in 2000 and 7.2 per cent in 2001.

     The inflation rate of the Province, as measured by the rate of increase in the Consumer Price Index, was 2.6 per cent in 2000 and 3.1 per cent in 2001 compared to Canada's inflation rates of 2.7 per cent and 2.5 per cent, respectively.

     The following table sets forth a summary of economic indicators for Saskatchewan and for Canada for the five years ended December 31, 2001.

                      Summary of Economic Indicators (1)


                                                        Calendar Year Ended December 31                       Compound
                                       -------------------------------------------------------------------     Annual
                                                                                                             Growth Rate
                                          1997          1998          1999          2000            2001      1997-2001
                                       ----------    ----------    -----------  ------------   -----------    ---------

Gross Domestic Product-Saskatchewan
Current Market Prices (Millions)...... $   29,298    $   29,232    $   30,240   $   33,741     $   33,236        3.2%
  Annual Rate of Change...............       0.3%        (0.2)%          3.4%        11.6%         (1.5)%        N/A
  Per Capita.......................... $   28,667    $   28,523    $   29,486   $   33,016     $   32,678        3.3%
Constant 1997 Prices (Millions)....... $   29,298    $   29,989    $   30,228   $   31,418     $   31,046        1.5%
  Annual Rate of Change...............       5.7%          2.4%          0.8%         3.9%         (1.2)%        N/A
  Per Capita.......................... $   28,667    $   29,261    $   29,475   $   30,743     $   30,524        1.6%

Gross Domestic Product-Canada
  Current Market Prices (Millions).... $  882,733    $  914,973    $  980,524   $1,064,995     $1,092,246        5.5%
  Annual Rate of Change...............       5.2%          3.7%          7.2%         8.6%           2.6%        N/A
  Per Capita.......................... $   29,437    $   30,249    $   32,139   $   34,558     $   35,109        4.5%
Constant 1997 Prices (Millions)....... $  882,733    $  918,910    $  968,451   $1,012,335     $1,027,523        3.9%
  Annual Rate of Change...............       4.0%          4.1%          5.4%         4.5%           1.5%        N/A
  Per Capita.......................... $   29,437    $   30,379    $   31,743   $   32,878     $   33,028        2.9%

Consumer Price Index (2)
  (Annual Percentage Change)
  Saskatchewan........................       1.3%          1.4%          1.7%         2.6%           3.1%        N/A
  Canada..............................       1.6%          0.9%          1.7%         2.7%           2.5%        N/A

Population (July 1)(Thousands)
  Saskatchewan........................      1,022         1,025         1,026       1,022          1,017         (0.1)%
  Canada..............................     29,987        30,248        30,509      30,791         31,111           0.9%

Unemployment Rate
  Saskatchewan........................       5.9%           5.7%         6.1%        5.2%            5.8%         N/A
  Canada..............................       9.1%           8.3%         7.6%        6.8%            7.2%         N/A

-------------------------
(1)  Statistics Canada converted Canada's real GDP from the 1992 Laspeyres
     Index to the Chain Fisher Index using 1997 as the reference year.
     Saskatchewan's real GDP, however, continues to be reported in 1997
     Laspeyres terms. Thus, Saskatchewan's real GDP growth reate cannot be meaningfully compared with Canada's real GDP growth rate.

(2)  1992 = 100
     N/A = not applicable
     Sources:  Saskatchewan Bureau of Statistics, Statistics Canada


Gross Domestic Product

     Saskatchewan's real GDP measured in constant 1997 dollars increased at a compound average annual rate of 1.5 per cent in the period from 1997 to 2001. Measured in current market prices, Saskatchewan's GDP grew at a compound average annual rate of 3.2 per cent in the same period. In 2001, Saskatchewan's real GDP decreased by 1.2 per cent.

     The following table sets forth the composition of the Province's GDP both at current market prices and in constant 1997 dollars for the five years ended December 31, 2001.


                            Gross Domestic Product


                                                                Year Ended December 31                        Compound
                                       -------------------------------------------------------------------     Annual
                                                                                                             Growth Rate
                                          1997          1998          1999          2000            2001      1997-2001
                                       ----------    ----------    -----------  ------------   -----------    ---------
Gross Domestic Product
  Current Market Prices
  Personal Expenditure on Goods
    and Services...................... $   16,175    $   16,655    $    17,196  $     18,011   $    18,665       3.6%
  Government Expenditure on Goods
    and Services                            5,848         6,119          6,279         6,585         6,815       3.9%
  Gross Fixed Capital Formation.......      7,826         7,057          7,256         7,353         7,034      (2.6)%
Value of Physical Change in
    Inventories:
  Non-Farm............................        527           551             23           332           192        N/A
  Farm Inventories and Grain in
    Commerical Channels...............       (746)         (277)           139            58          (795)       N/A
Exports of Goods and Services.........     19,539        19,131         20,115        23,896        22,898       4.0%
  Less:  Imports of Goods and
  Services............................     19,787        19,892         20,904        22,267        21,619       2.2%
Residual Error and Adjustment.........        (84)         (112)           136          (227)           46        N/A
                                       ----------    ----------    -----------  ------------   -----------    ---------
Total                                  $   29,298    $   29,232    $    30,240  $     33,741   $    33,236       3.2%
                                       ==========    ==========    ===========  ============   ===========    =========

Gross Domestic Product
  Constant 1997 Dollars
  Personal Expenditure on Goods
    and Services...................... $   16,175    $   16,427    $    16,734  $     17,215   $    17,463       1.9%
  Government Expenditure on Goods
    and Services...................... $    5,848         6,021          6,125         6,258         6,374       2.2%
  Gross Fixed Capital Formation.......      7,826         6,900          7,154         7,118         6,800      (3.5)%
Value of Physical Change in
  Inventories:
  Non-Farm............................        527           472            (25)          319           114        N/A
  Farm Inventories and Grain in
    Commercial Channels...............       (746)          (25)           526            74        (1,160)       N/A
Exports of Goods and Services.........     19,539        19,821         19,852        21,449        21,140        2.0%
  Less:  Imports of Goods and
  Services............................     19,787        19,513         20,274        20,803        19,728       (0.1)%
Residual Error and Adjustment.........        (84)         (114)           136          (212)           43        N/A
                                       ----------    ----------    -----------  ------------   -----------    ---------
Total                                  $   29,298    $   29,989    $    30,228  $     31,418   $    31,046        1.5%
                                       ==========    ==========    ===========  ============   ===========    =========
-----------------------------
N/A - not applicable
Note:   Components may not add due to rounding.
Source: Saskatchewan Bureau of Statistics


Capital Expenditure

     Gross fixed capital formation decreased at a compound average annual rate of 2.6 per cent over the period from 1997 to 2001. Investment in institutions increased by 14.9 per cent; communication and utilities 13.3 per cent; and commercial services 12.3 per cent. Investment in agriculture, mining, transportation and retail trade decreased during the period.

     The following table sets forth information on Saskatchewan's gross fixed capital formation for the five years ended December 31, 2001.



                                                   Gross Fixed Capital Formation

                                                                                                              Compound
                                                                                                                Annual
                                                       Year Ended December 31                                 Growth Rate
                                        -------------------------------------------------------------------   1997-2001
                                          1997         1998          1999          2000          2001
                                        ------        -----         -----         -----         -----
                                                                 (Millions)
Agriculture(1)                          $ 1,027      $  1,068     $   805        $  796        $   807           (5.8)%
Mining (2)                                2,811         1,582       1,414         2,086          1,853           (9.9)
Construction                                 77            82          84            76             62           (5.3)
Manufacturing                               333           409         376           553            372            2.8
Transportation & Warehousing                621         1,016       1,289           656            379          (11.6)
Information and Cultural Services           255           250         296           271            321            5.9
Communication and Utilities                 240           281         397           322            396           13.3
Retail and Wholesale Trade                  431           274         315           295            263          (11.6)
Finance and Insurance (3)                 1,223         1,272       1,437         1,460          1,392            3.3
Commercial Services                         127           159         144           154            202           12.3
Institutions                                257           221         298           305            448           14.9
Public Administration                       425           443         401           381            540            6.2
                                        --------     ---------    --------      --------       --------
Total                                   $ 7,827      $  7,057     $ 7,256       $ 7,355        $  7,035          (2.6)%
                                        ========     =========    ========      ========       ========

(1) Inclueds forestry, fishing, trapping and hunting.
(2) Includes oil, potash, uranium, natural gas and other minerals.
(3) Includes real estate and other services not shown above.
Components will not add to total.
Source:  Saskatchewan Bureau of Statistics


Exports and Imports

     Grains, crude oil, manufactured goods and potash are Saskatchewan's principal exports, accounting for 14.5 per cent, 14.4 per cent, 11.5 per cent and 7.0 per cent, respectively, of total exports in 2001. For the five years ended December 31, 2001, total exports increased by an average of 4.0 per cent per year while imports increased by an average of 2.2 per cent per year.

     The following table sets forth details of Saskatchewan's exports and imports at current market prices for the five years ended December 31, 2001.


                                              TRADE WITH THE REST OF CANADA AND ABROAD
                                                                                                              Compound
                                                                                                               Annual
                                                     Year Ended December 31                                 Growth Rate
                                      -------------------------------------------------------------------   1997-2001
                                           1997         1998          1999          2000          2001
                                          ------        -----         -----         -----         -----     -----------
                                                                 (Millions)
Exports
  Grain                                 $  4,056      $  3,613      $  3,056      $ 2,972        $  3,315       (4.9)%
  Crude Oil                                2,622         1,748         2,739        4,613           3,295        5.9
  Potash                                   1,505         1,611         1,627        1,696           1,602        1.6
  Manufactured Goods to the
    Rest of Canada                         2,487         2,647         2,664        2,707           2,643         1.5
  Other                                    8,869         9,512        10,029       11,908          12,043         7.9
                                        --------      --------      --------      -------        --------
Total Exports                           $ 19,539      $ 19,131      $ 20,115      $23,896        $ 22,898         4.0%
                                        ========      ========      ========      =======        ========

Imports
  Crude Oil                             $    193      $    188      $    199      $  395         $  284         10.1%
  Manufactured Goods from the
    Rest of Canada                         5,179         4,810         5,067       5,267          5,348          0.8
  Other                                   14,415        14,894        15,638      16,605         15,987          2.6
                                        --------      --------      --------      ------         ------
Total Imports                           $ 19,787        19,892        20,904      22,267         21,619          2.2%
                                        ========      ========      ========      =======        =======


Source:  Saskatchewan Bureau of Statistics


Labour Force and Employment

     Saskatchewan's unemployment rate remained well below the national unemployment rate in 2001. The national unemployment rate stood at 7.2 per cent in 2001, while Saskatchewan's unemployment rate was 5.8 per cent in the same year.

     In the first nine months of 2002, Saskatchewan's seasonally adjusted unemployment rate has averaged 5.7 per cent, compared to the national average unemployment rate of 7.7 per cent over the same period.

     The following table sets forth selected labour force statistics for Saskatchewan and Canada for the five years ended December 31, 2001.




                                                      Labour Force Statistics


                                                                                                             Compound
                                                                                                               Annual
                                                     Year Ended December 31                                 Growth Rate
                                      -------------------------------------------------------------------    1997-2001
                                           1997         1998          1999          2000          2001
                                          ------        -----         -----         -----         -----     -----------
                                                  (Thousands, Except Percentages)
Labour Force
  Saskatchewan                             500          505             511           512           502         0.1%
  Canada                                15,153       15,418          15,721        15,999        16,246         1.8%

Employed
  Saskatchewan                             470          476             480           485           472         0.1%
  Canada                                13,774       14,140          14,531        14,910        15,077         2.3%

Unemployed
  Saskatchewan                              29           29              31            27            29        (0.2)%
  Canada                                 1,379        1,278           1,190         1,089         1,169        (4.0)%

Unemployment Rate
  Saskatchewan                             5.9%         5.7%           6.1%          5.2%           5.8%        N/A
  Canada                                   9.1%         8.3%           7.6%          6.8%           7.2%        N/A

Participation Rate
  Saskatchewan                            66.3%        66.6%          67.0%         67.0%          65.9%        N/A
  Canada                                  64.9%        65.1%          65.6%         65.9%          66.0%        N/A

N/A - Not applicable
Source: Statistics Canada.


     Approximately 2,300 net new jobs were created in the Province in the period from 1997 to 2001. Construction, mining, transportation, communication and utilities, finance and business & community services were the leaders in terms of job creation during the period in review.

     The following table sets forth selected statistics of employment by industry for the Province.



                                                       Employment by Industry


                                                                                                             Compound
                                                                                                               Annual
                                                     Year Ended December 31                                 Growth Rate
                                      -------------------------------------------------------------------   1997-2001
                                           1997         1998          1999          2000          2001
                                          ------        -----         -----         -----         -----     -----------
                                                            (Thousands)
Goods-Producing Industries
  Agriculture                                 70           72            68           62             51       (7.5)%
  Mining                                      17           16            14           16             18        1.8
  Construction                                22           22            24           24             25        2.9
  Manufacturing                               29           30            28           29             30        0.3
                                           -----        -----         -----        -----          -----
Subtotal                                     138          140           133          131            124       (2.7)
                                           -----        -----         -----        -----          -----
Service Industries
  Transportation, Communication
    Utilities and Storage                     28           27            29           32             29        1.6
  Wholesale and Retail Trade                  71           74            77           76             73        0.7
  Finance, Insurance and Real Estate          25           25            25           27             27        1.6
  Business and Community Services            178          181           191          193            191        1.8
  Public Administration                       30           29            27           27             28       (1.5)
                                           -----        -----         -----        -----          -----
Subtotal                                     332          336           347          354            349        1.2
                                           -----        -----         -----        -----          -----
Total                                        470          476           480          485            472        0.1%

Note:  Components may not add due to rounding.
Source: Saskatchewan Bureau of Statistics

Personal Income

     Saskatchewan personal income increased at a compound average annual rate of 3.7 per cent over the period from 1997 to 2001. The following table sets forth personal income for Saskatchewan for the five years ended December 31, 2001.




                                                                                                              Compound
                                                        Personal Income                                    Annual
                                                     Year Ended December 31                                 Growth Rate
                                      -------------------------------------------------------------------   1997-2001
                                           1997          1998          1999          2000          2001
                                          ------         -----         -----         -----         -----     -----------
                                                            (Thousands)


Wages, Salaries and Supplementary
  Labour Income                         $ 12,215      $ 12,648       $ 13,011     $ 13,771        $ 14,145     3.7 %
Net Income Received by Farm Operators
  from Farm Production                        89           266            313          219              87    (0.6)
Net Income of Non-Farm Unincorporated
  Business(1)                              1,639         1,796          1,873        1,963           1,956     4.5
Interest, Dividends and Miscellaneous
  Investment Income                        2,990         3,043          3,161        3,351           3,347     2.9
Others                                     3,742         3,927          4,110        4,225           4,357     3.9
                                        --------      --------       --------     --------        --------
Total                                   $ 20,675      $ 21,680       $ 22,468     $ 23,529        $ 23,892     3.7 %
                                        ========      ========       ========     ========        ========

(1) Includes rent.
Source: Saskatchewan Bureau of Statistics.

Economic Structure

     The following table sets forth Saskatchewan's GDP at factor cost by industry for the four years ended December 31, 2001.

       GROSS DOMESTIC PRODUCT AT FACTOR COST BY INDUSTRY IN MILLIONS OF 1997 DOLLARS


                                                                                                                        COMPOUND
                                                             YEAR ENDED DECEMBER 31                        PER CENT      ANNUAL
                                           ---------------------------------------------------------------  OF 2001    GROWTH RATE
                                               1997         1998         1999          2000         2001     TOTAL      1997-2001
                                            --------     --------     --------      --------     --------  --------    -----------
                                                                (Millions)
GOODS-PRODUCING INDUSTRIES
   Agriculture, forestry, fishing
      and hunting.......................... $  2,436     $  2,694      $ 2,894       $ 2,763      $ 2,155       7.6%     (3.0)%
   Mining(1)...............................    4,084        3,883        3,695         4,100        4,172      14.7%      0.5%
   Manufacturing...........................    1,911        1,879        1,907         2,073        2,005       7.1%      1.2%
   Construction............................    1,558        1,509        1,498         1,447        1,322       4.7%     (4.0)%
                                            --------     --------     --------      --------     --------
SUBTOTAL................................... $  9,989     $  9,965      $ 9,994      $ 10,383      $ 9,654      34.0%     (0.8)%
                                            --------     --------     --------      --------     --------
SERVICES INDUSTRIES
   Information and Cultural
      Services............................. $    757     $    806        $ 959       $ 1,114      $ 1,166       4.1%     11.4%
   Finance, Insurance and
      Real Estate..........................    4,310.       4,462        4,536         4,606        4,631      16.3%      1.8%
   Wholesale and Retail Trade.............     2,631        2,761        2,773         2,933        2,943      10.4%      2.8%
   Transportation..........................    1,571        1,567        1,557         1,607        1,607       5.7%      0.6%
   Communication and Utilities.............      801          807          771           743          737       2.6%     (2.1)%
   Commercial Services.....................    2,353        2,538        2,624         2,683        2,722       9.6%      3.7%
   Institutions............................    3,001        3,163        3,218         3,255        3,268      11.5%      2.2%
   Public Administration...................    1,497        1,547        1,587         1,624        1,660       5.8%      2.6%
                                            --------     --------     --------      --------     --------
SUBTOTAL................................... $ 16,922.    $ 17,651     $ 18,025      $ 18,564     $ 18,733      66.0%      2.6%
                                            --------     --------     --------      --------     --------


GROSS DOMESTIC PRODUCT AT
   Factor Cost.............................. $26,911     $ 27,616     $ 28,018      $ 28,947     $ 28,387     100.0%      1.3%
                                            ========     ========     ========      ========     ========

(1)  Includes oil, potash, uranium, natural gas and other minerals.

Note: Components may not add due to rounding. GDP at factor cost and GDP at market prices differ by the amount of "indirect taxes net of subsidies."
Source:   Statistics Canada.

Agriculture

     Based on the 2001 Census of Agriculture, Saskatchewan has approximately 50,598 farms with an average size of 1,283 acres. With slightly less than half of the total land area of the Province utilized for farming, the Province has approximately half of the cultivated farm land in all of Canada.

     Historically, wheat has been Saskatchewan's largest single grain crop in terms of volume and value. Between 1992 and 2001, wheat accounted for 40.6 per cent of all crops grown in the Province and represented over half of all the wheat grown in Canada. In 2001, wheat's share accounted for 37.8 per cent of the total Saskatchewan crop harvest. Other major grains and oilseeds such as durum, barley and canola accounted for 51.3 per cent of total crop production in 2001. Specialty crops such as mustard, lentils and peas accounted for 10.9 per cent of the total harvest in 2001.


                                                            CROP PRODUCTION



                                                        CALENDER YEAR ENDED DECEMBER 31                       1992 TO 2001
                       --------------------------------------------------------------------------------------    10 YEAR
                       1992     1993     1994     1995     1996     1997      1998     1999     2000     2001    AVERAGE
                       ----     ----     ----     ----     ----     ----      ----     ----     ----     ----    -------
                                                          (Millions of Tonnes)

Wheat................  13.6     12.3      8.4      9.0     12.8      9.6       7.9     10.4      8.8      7.7     10.0
Durum................   2.6      2.7      3.7      3.7      3.8      3.5       4.7      3.4      4.8      2.5      3.5
Barley...............   3.2      4.2      3.9      4.4      5.4      4.4       4.3      4.9      5.5      3.7      4.4
Canola...............   1.5      2.4      3.2      2.6      2.2      2.7       3.2      4.0      3.4      2.1      2.7
Specialty Crops(1)...   0.7      1.2      1.8      1.6      1.6      1.8       2.5      2.8      3.3      2.2      2.0
Other(2).............   0.9      1.6      2.2      1.9      2.5      2.1       2.7      2.7      2.4      2.1      2.1
TOTAL................  22.5     24.5     23.2     23.2     28.2     24.1      25.3     28.2     28.1     20.3     24.8


(1)  Includes mustard, sunflowers, lentils, field peas and canary seed.
(2)  Includes oats, fall rye, spring rye, flax and mixed grain.
Source:  Statistics Canada.


     Livestock production is also important in Saskatchewan. Approximately one-quarter of the total Canadian beef cattle herd is located in the Province. Other livestock raised in Saskatchewan include hogs, sheep, lambs, poultry and dairy cattle.

     Farm cash receipts from crop production totalled $3.9 billion in 2001, with wheat and durum accounting for $1.8 billion, or 47.5 per cent, of the year's total cash receipts from crop sales. Farm cash receipts from the sale of livestock and livestock products amounted to $1.7 billion in 2001, with cattle and calves accounting for $1.2 billion, or 68.2 per cent, of the year's total cash receipts from livestock sales.

     The following table sets forth Saskatchewan's farm cash receipts for the five years ended December 31, 2001.


                                                    FARM CASH RECEIPTS

                                                                                                                          COMPOUND
                                                                        YEAR ENDED DECEMBER 31                             ANNUAL
                                                     ----------------------------------------------------------------    GROWTH RATE
                                                         1997         1998         1999          2000         2001        1997-2001
                                                       -------      -------       -------      -------      -------      -----------
                                                                       (Millions)

CROPS
   Wheat and Durum..................................   $ 2,412      $ 1,871       $ 1,604      $ 1,520      $ 1,834          (6.6)%
   Canola...........................................       873        1,119           784          657          769          (3.1)
   Barley...........................................       398          281           251          282          375          (1.5)
   Other Crops(1)...................................       810          852         1,028          914          873           1.9
                                                       -------      -------       -------      -------      -------
SUBTOTAL............................................   $ 4,494      $ 4,123       $ 3,667      $ 3,373      $ 3,850          (3.8)
                                                       -------      -------       -------      -------      -------

LIVESTOCK & LIVESTOCK PRODUCTS
   Cattle & Calves..................................     $ 808        $ 858         $ 995      $ 1,088      $ 1,156           9.4
   Hogs.............................................       186          141           145          215          252           7.9
   Other Livestock and Livestock Products(2)........       239          240           250          265          287           4.7
                                                       -------      -------       -------      -------      -------
SUBTOTAL............................................   $ 1,233      $ 1,239       $ 1,390      $ 1,568      $ 1,695           8.3
                                                       -------      -------       -------      -------      -------

SUPPLEMENTARY, DEFICIENCY, STABLIZATION,
   Insurance and Other Payments.....................     $ 265        $ 236         $ 476        $ 776      $ 1,022          40.1
                                                       -------      -------       -------      -------      -------
TOTAL FARM CASH RECEIPTS............................   $ 5,993      $ 5,598       $ 5,533      $ 5,717      $ 6,567           2.3 %
-----------------------------------------------------  =======      =======       =======      =======      =======

(1)  Includes net deferments.
(2) Includes sheep, lambs, dairy products, poultry, eggs and other livestock products.
Note:   Components may not add due to rounding.
Source: Statistics Canada.

     Total farm revenue is made up of three components: crop receipts, livestock receipts and government program payments. Crop receipts amounted to $3.9 billion in 2001, up 14.1 per cent from 2000. Farm cash receipts from livestock sales amounted to $1.7 billion in the same year, up 8.1 per cent from 2000. Government payments in 2001 amounted to $1.0 billion compared with the $776.0 million provided by both the federal and provincial governments to farmers in 2000.

     Saskatchewan's 2001 realized net farm income amounted to $987.0 million, up 218.8 per cent from the 2000 amount of $310.0 million. Realized net farm income is the result of deducting farm operating expenses and depreciation cost from farm cash receipts.

     Realized net farm income and net income received by farm operators are two different measures of farm income. The latter is derived by adding the value of farm inventory change to, and subtracting farm corporation profits from, realized net farm income.

MINING AND PETROLEUM/NATURAL GAS

     In 2001, the total value of mineral sales amounted to $7.8 billion, a decrease of 12.2 per cent from the prior year. Crude oil, natural gas and potash accounted for about 84 per cent of the total value of mineral sales in 2001.

     In the first six months of 2002, total sales of crude oil amounted to $1.8 billion, an increase of 11.6 per cent from the comparable period in 2001. Sales of natural gas decreased by 54.4 per cent for the first six months of 2002.

     The following table sets forth Saskatchewan's value and volume of mineral sales for the five years ended December 31, 2001.


                                                               MINERAL SALES

                                                                                                                          COMPOUND
                                                                        YEAR ENDED DECEMBER 31                             ANNUAL
                                                     ----------------------------------------------------------------    GROWTH RATE

                                                        1997         1998         1999          2000         2001         1997-2001
                                                       -------      -------       -------      -------      -------      -----------
                                                             (Millions of Dollars Unless Otherwise Indicated)
VALUE OF MINERAL SALES
   Oil..............................................   $ 2,904      $ 1,979       $ 3,095      $ 5,078      $ 3,706           6.3 %
   Natural Gas......................................       421          422           611        1,094        1,268          31.7 %
   Potash...........................................     1,501        1,611         1,632        1,697        1,598           1.6 %
   Sodium Sulphate..................................        33           30            26           23           22          (9.4)%
   Other............................................       842          730         1,034        1,016        1,229           9.9 %
                                                       -------      -------       -------      -------      -------      -----------
TOTAL...............................................   $ 5,701      $ 4,772       $ 6,398      $ 8,908      $ 7,823           8.2 %
                                                       =======      =======       =======      =======      =======      ===========


VOLUME OF MINERAL SALES
   Oils (millions of barrels).......................       147          146           137          153          154           1.1 %
   Natural Gas (millions of cubic metres)...........     6,259        5,985         6,337        6,584        6,588           1.3 %
   Potash (thousands of tonnes).....................     8,700        8,014         7,974        8,584        7,781          (2.8)%
   Sodium Sulphate (thousands of tonnes)............       311          300           292          254          173         (13.6)%
-----------------------------------------------------

Note:    Components may not add due to rounding.
Source: Saskatchewan Bureau of Statistics and Saskatchewan Energy and Mines. Other includes Uranium, Gold, Silver, Sodium Sulphate, Cadmium, Selenium, Tellurium, Zinc, Copper, Salt, Coal, Sand and Gravel.

     OIL. Saskatchewan is the second largest crude oil producing province in Canada. At December 31, 2001, remaining economically recoverable reserves in the Province were estimated at 1,200 million barrels of crude oil. This estimate is subject to change with price fluctuations and technological improvements.

     The volume of Saskatchewan oil sales increased at a compound annual rate of 1.1 per cent from 1997 to 2001 and the value of oil sales increased by 6.3 per cent in the same period.

     Saskatchewan crude oil production is of light, medium and heavy gravity. Approximately 15 to 20 per cent of Saskatchewan's crude is sold within the Province (primarily to the NewGrade Upgrader, Husky Upgrader and Moose Jaw Asphalt plant) while 15 to 20 per cent is sold to refineries in Eastern Canada. The major market for Saskatchewan's oil is the upper Midwest of the United States (approximately 60 to 65 per cent.)

     Both the NewGrade and Husky Upgraders are designed to produce an output of light synthetic crude oil from a feedstock of blended heavy crude oil. In 2001, NewGrade used approximately 20.4 million barrels of crude oil feedstock. During the same year, the Husky Upgrader used approximately 25 million barrels of blended heavy oil.

     In addition to local companies, a large number of multinational oil and gas companies are actively involved in exploration and development in the Province. From 1997 to the end of 2001, 10,384 oil wells were drilled in Saskatchewan, resulting in approximately $7.4 billion in expenditures on oil exploration and development in the Province. The oil industry has recently experienced success with deep drilling discoveries and is adopting technological improvements. For example, horizontal drilling and screw pump technology can significantly improve recovery rates and lower operating costs for many reservoirs in Saskatchewan. In 2001, 1,929 wells were drilled in the Province. A total of 843 oil wells have been drilled in the first seven months of 2002.

     NATURAL GAS. The volume of Saskatchewan natural gas sales increased at a compound average annual rate of 1.3 per cent from 1997 to 2001, while the value of natural gas sales increased by 31.7 per cent in the same period. The natural gas industry in the Province invested approximately $602.0 million in the period from 1997 to 2001 exploring for and developing natural gas reserves. During this period, 4,584 natural gas wells were drilled.

     POTASH. Saskatchewan has ten potash mines that produce potash from massive reserves located in southern Saskatchewan. By conservative estimates, Saskatchewan could supply world demand at current levels for several hundred years. Potash production in Saskatchewan is highly mechanized and relatively low-cost because of the regularity and thickness of deposits and the predictability of ore grades.

     In recent years, Saskatchewan potash production has accounted for about
33.0 per cent of the world's output. Approximately 55.0 per cent of Saskatchewan's potash production is exported to the United States. The value of Saskatchewan potash sales fell by 5.8 per cent to $1.6 billion in 2001. IMC Potash has announced expansion projects at two potash mines in the Province.

     URANIUM. Saskatchewan is the world's largest producer of uranium and possesses high grade, low cost uranium resources. In 2001, uranium was produced at four facilities (Cluff Lake, Key Lake-McArthur River, Rabbit Lake and McClean Lake) located in the northern part of Saskatchewan.

     Current and planned expansion of the Province's uranium supply capability includes the McClean Lake, Midwest, McArthur River and Cigar Lake projects. Of the current projects, construction of the mine and mill at McClean Lake commenced in 1995 and production began in June 1999. Construction of the McArthur River project was started in 1997 and it began production in December 1999 with the ore being processed at the Key Lake mill. Of the future expansion projects, Cigar Lake and Midwest received environmental assessment approval in March 1998 but are not expected to begin production until 2005. Cigar Lake received its construction license in July 2002 with construction to begin late 2002.

     Cameco Corporation ("Cameco") was formed in 1988 by combining the assets of the Saskatchewan Mining Development Corporation, a Provincial Crown corporation, and Eldorado Nuclear Limited, a federal Crown corporation. Following treasury and secondary offerings in 1991 and additional secondary offerings in 1994 and 1996, the Government's ownership in Cameco was reduced from the original 61.5 per cent to approximately 10.3 per cent at December 31, 1996 (fully diluted). Cameco offered 4 million common shares to the public in August 1997. The Government's ownership interest was approximately 9.7 per cent at December 31, 2001. In February 2002, CIC sold the Government's remaining interest in Cameco for net proceeds of $226.4 million and a gain on sale of $111.5 million.

MANUFACTURING

     The value of Saskatchewan's manufacturing shipments reached $7.1 billion in 2001, a decline of 4.6 per cent from 2000.

     Manufacturing activity has been traditionally based on agriculture. Food processing is the largest component of the manufacturing sector, accounting for about 24.7 per cent of total manufacturing activity in 2001. Saskatchewan's manufacturing sector also produces farm machinery and chemical products. The further processing of primary products such as grain, livestock, forest products and oil is a growing component of Saskatchewan's manufacturing sector.

     Saskatchewan's high technology industry is centred in Saskatoon. Satellite control technology, telecommunications, data communications and agricultural biotechnology products are produced in the Province for domestic and international sale.

                                                   VALUE OF MANUFACTURING SHIPMENTS

                                                                                                                          COMPOUND
                                                                        YEAR ENDED DECEMBER 31                             ANNUAL
                                                     ----------------------------------------------------------------    GROWTH RATE

                                                        1997         1998         1999          2000         2001         1997-2001
                                                       -------      -------       -------      -------      -------      -----------
                                                                                (Millions)

Food Processing......................................  $ 1,534      $ 1,666       $ 1,629      $ 1,717      $ 1,766           3.6 %
Chemicals and Chemical Products......................      562          520           537          589          630           2.9 %
Electrical and Electronic............................      302          381           503          767          462          11.2 %
Wood.................................................      313          314           380          334          309          (0.3)%
Metal Fabrication....................................      270          316           389          443          445          13.3 %
Non-Metallic Minerals................................      N/A           95           144          125          123           N/A
Other................................................    2,984        2,788         2,994        3,514        3,412           3.4 %
                                                       -------      -------       -------      -------      -------      -----------
TOTAL................................................  $ 5,964      $ 6,080       $ 6,576      $ 7,490      $ 7,146           4.6 %
                                                       =======      =======       =======      =======      =======
Note:    Components may not add due to rounding.
Source:  Statistics Canada.



SERVICE INDUSTRIES

     The service industries form the largest component of the Province's economy. Services contribute a substantial part of the Province's economic growth and create the vast majority of jobs. Services accounted for approximately 73.8 per cent of total employment in the Province in 2001.

     This sector is comprised of six industries, namely: business, personal and community services; finance, insurance and real estate; wholesale and retail trade; transportation; communication and utilities; and, public administration.

     Of these, the biggest sector in terms of output share and employment is business, personal and community services. Output from the business, personal and community services sector accounts for one-fifth of the entire economy and approximately four out of ten jobs in the Province. This segment of the industry consists of: education and related services; heath care institutions, including hospitals, nursing homes and welfare services; religious organizations; amusement and recreation services; business services such as management and business consultants and computer services; personal services; and, accommodation and food.

     Finance, insurance and real estate, which constitute a large component of the service-producing industries, represented 16.3 per cent of the entire Saskatchewan economy in 2001. This segment includes banks and other institutions delivering financial services, insurance carriers and agencies and real estate companies.

                          FINANCES OF THE GOVERNMENT


INTRODUCTION

     The Saskatchewan Government ("Government") has general authority for the administration of provincial activities and functions within the Province. Responsibility for a variety of such activities and functions has been ceded to local government bodies and agencies under authority of a number of provincial statutes. Responsibilities of the Government not ceded to local government bodies are carried out directly by the Government and through a number of funds and provincial Crown corporations.


FUNDS

     The General Revenue Fund financial statements have been designed primarily to provide an accounting of the financial resources appropriated by the Saskatchewan Legislative Assembly. The General Revenue Fund is the general fund of the Government to which all public monies received are credited except where the Legislative Assembly has directed otherwise. Substantially all of the debt of the Government is incurred pursuant to The Financial Administration Act, 1993 and is repayable from the General Revenue Fund.

     The General Revenue Fund financial statements are not intended to be summary financial statements that provide a full accounting of the financial affairs and resources of all the entities for which the Government is responsible. Only those transactions pertaining to the receipt of money from or payment of money to the General Revenue Fund are reflected in these statements. The financial transactions of other Crown entities, such as provincial Crown corporations, agencies, boards, and commissions, are reported separately from the financial transactions of the General Revenue Fund. See the "Government of Saskatchewan Summary Financial Statements" commencing on page 62.

     A variety of special purpose and other funds are administered by the Government. Included within these funds are superannuation funds, funds held in trust for third parties under various arrangements and special purpose funds. The assets, liabilities and residual balances of these funds are maintained and reported separately from those of the General Revenue Fund.

     The General Revenue Fund's fiscal year begins on April 1 and ends on March 31. Revenue is recorded on the accrual basis except for receipts from the federal government for corporate and personal income taxes. Expenditures are recorded on an accrual basis except for pension costs. Expenditures include the cost of tangible capital assets and inventories received during the year.

     Each year the Minister of Finance presents a budget to the Legislative Assembly that provides estimates of the Government's planned activities during the fiscal year for the General Revenue Fund. The estimates of expenditures in each fiscal year are voted by the Legislative Assembly, with the exception of those expenditures for which provision has been made previously by legislation, such as amounts required to service the debt of the Government.

     Following the close of each fiscal year, the Provincial Auditor examines the accounts of the Government and renders an opinion on the various financial statements included in the Public Accounts of the Government. In addition, the Provincial Auditor is required to make a report to the Legislative Assembly on the results of his examination.

GENERAL REVENUE FUND STATEMENT OF CASH REQUIREMENTS AND FINANCING

     The following table summarizes cash requirements and financing of the General Revenue Fund for the five fiscal years ended March 31, 2002, and the Budget Estimate for fiscal year 2003.


                         GENERAL REVENUE FUND STATEMENT OF CASH REQUIREMENTS AND FINANCING



                                                                                FISCAL YEAR ENDED MARCH 31
                                                    --------------------------------------------------------------------------------
                                                                                                                         ESTIMATED
                                                        1998          1999          2000          2001         2002         2003
                                                     ---------     ---------     ---------     ---------    ---------    ---------
                                                                              (Millions)

CASH REQUIREMENTS

OPERATING ACTIVITIES
   Revenue..........................................  $ 5,162       $ 5,603       $ 5,856       $ 6,754      $ 6,059      $ 6,094
   Expenditures.....................................    5,127         5,575         5,773         5,921        6,338        6,319
   Transfers (to) from Fiscal Stabilization Fund....        -             -             -          (775)         280          225
                                                     ---------     ---------     ---------     ---------    ---------    ---------
Budgetary Surplus (Deficit)(1)......................       35            28            83            58            1            0
Add (deduct) non-cash items
   Amortization of Foreign Exchange Gains and Losses        3             9             6            14           17            19
   Loss on Loans and Investments....................        1             2             1            (1)           0             1
   Net Change in Non-cash Operating Activities......       (8)            2          (223)         (102)        (127)            2
   Earnings Retained in Sinking Funds...............      (24)          (27)          (23)          (36)         (35)          (38)
                                                     ---------     ---------     ---------     ---------    ---------    ---------
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES....        7            14          (156)          (67)        (144)          (16)
                                                     ---------     ---------     ---------     ---------    ---------    ---------

INVESTING ACTIVITIES
   Receipts.........................................      790         1,001           300           698          441           529
   Disbursements....................................      407           495           213           573          503           440
                                                     ---------     ---------     ---------     ---------    ---------    ---------
CASH PROVIDED BY INVESTING ACTIVITIES...............      383           506            87           125          (62)           89
                                                     ---------     ---------     ---------     ---------    ---------    ---------
CASH PROVIDED (REQUIRED)............................    $ 390         $ 520         $ (69)         $ 58       $ (206)         $ 73
                                                     =========     =========     =========     =========    =========    =========

FINANCING ACTIVITIES
Proceeds from Debt..................................    $ 486         $ 674       $ 1,436       $ 1,940      $ 1,329         $ 507
Repayment of Debt...................................     (969)       (1,356)       (1,580)       (2,238)      (1,028)         (514)
                                                     ---------     ---------     ---------     ---------    ---------    ---------
Proceeds from (Repayment of) Debt...................     (483)         (682)         (144)         (298)         301            (7)
Increase (Decrease) in deposits held................       12           241           330           149         (326)         (225)
(Increase) Decrease in Cash & Temporary Investments.       81           (79)         (117)           91          231           159
                                                     ---------     ---------     ---------     ---------    ---------    ---------
TOTAL FINANCING.....................................   $ (390)       $ (520)         $ 69         $ (58)       $ 206         $ (73)
---------------------------------------------------- =========     =========     =========     =========    =========    =========
1  See Notes 1-7 commencing on page 33.

FISCAL YEAR 2002 RESULTS

     On August 1, 2002, the Minister of Finance released the financial results for the General Revenue Fund for the fiscal year ended March 31, 2002.

     Total General Revenue Fund revenue of $6,059.1 million for the fiscal year ended March 31, 2002 decreased by $694.5 million, or 10.3 per cent, from the previous fiscal year. The decrease in revenue is due primarily to the Saskatchewan Liquor and Gaming Authority ("SLGA") final retained earnings transfer of $699.8 million in fiscal 2001. Decreases in corporation income tax and non-renewable resource revenue were offset by an increase in the Equalization transfer from the federal government. The General Revenue Fund expenses of $6,338.0 million increased by $417.1 million, or 7.0 per cent, over the previous year primarily due to increased spending in agriculture, due to accounting for two years of the one-time Canadian Farm Income Program, and health due to increased funding for health district medical services and medical equipment. Increased costs in education, fire fighting and highways were partially offset by reductions in public debt interest costs. In addition, the $280.0 million was transferred from the Fiscal Stabilization Fund to the General Revenue Fund. The General Revenue Fund surplus was $1.1 million for fiscal year 2002, compared to $57.7 million for fiscal year 2001.


FISCAL YEAR 2003 BUDGET ESTIMATE

     On March 27, 2002, the Minister of Finance tabled the Budget Address and Estimates for the fiscal year ending March 31, 2003. The Budget Estimates for the General Revenue Fund for fiscal year 2003 (the "Budget") project total revenue of $6,094.3 million, total expenses of $6,319.3 million, a transfer from the FSF of $225.0 million and a budgetary surplus of $45,000. This is estimated to be the ninth consecutive surplus budget for the Province since fiscal year 1995. Net cash provided from operations and lending and investing activities for fiscal year 2003 is estimated to be $73.0 million.

     The 2002-03 Budget continues to address priorities, particularly health and education without compromising previous commitments and initiatives. In addition to increasing health care funding, the Government is undertaking reorganization to more effectively and efficiently deliver government services. The Budget continues the tax reform initiatives introduced in 2000-01, including: the three-rate tax on income system introduced on January 1, 2001; elimination of the flat tax, high income surtax and debt reduction surtax; and, introduction of a number of income tax credits. The Budget also increased the threshold that exempts smaller corporations from paying corporation capital tax from $10.0 million to $15.0 million as well as increasing tobacco and liquor consumption taxes.

FISCAL YEAR 2003 MID-YEAR FORECAST

     On November 27, 2002, the Minister of Finance released the Mid-Year Report (the "Report") for the fiscal year ending March 31, 2003. The Report forecasts total revenue of $6,076.8 million, total expenses of $6,401.0 million, total transfers from the Fiscal Stabilization Fund of $324.3 million and a budgetary surplus of $0.1 million.

     The $17.5 million, or 0.3 per cent, decrease in revenue from that estimated in the Budget is due primarily to lower than expected Equalization payments, partially offset by higher oil revenue and individual income tax revenue. Expenses are forecast to increase by $81.7 million, or 1.4 per cent, from the Budget estimate mainly due to forecast fire fighting costs and drought assistance for livestock producers. The amount forecast to be transferred from the Fiscal Stabilization Fund during the year has been increased by $99.3 million to $324.3 million.

     The 2003 Mid-Year Report projects gross debt at March 31, 2003 to be $12,570.1 million compared to $12,079.6 million estimated in the Budget, an increase of $490.5 million, or 4.1 per cent. General government purpose gross debt is forecast to be $8,750.9 million at March 31, 2003 compared to an estimated $8,267.1 million, an increase of $483.8 million. Crown corporation gross debt is projected to be $3,819.2 million compared with $3,812.5 million estimated in the Budget, an increase of $6.7 million. The increase in gross debt is primarily due to increased borrowing requirements as discussed below.

     Guaranteed debt at March 31, 2003 is now projected to be $243.6 million, an increase of $37.3 million from $206.3 million estimated in the Budget, primarily due to the introduction of a $30.6 million livestock drought loan program.

     Gross debt plus guaranteed debt less sinking funds at March 31, 2003 is forecast to be $11,915.8 million, $521.7 million more than the $11,394.1 million estimated in the Budget.

     The fiscal year 2003 financing requirements are projected to be $946.1 million, with $210.8 million required for Crown corporations and $735.3 million for general government purposes. Financing requirements for Crown corporations are projected to be $51.7 million lower than the $262.5 estimated in the Budget due primarily to lower requirements for Saskatchewan Telecommunications and Education Infrastructure Financing Corporation of Saskatchewan partially offset by an increase in requirements for Saskatchewan Crop Insurance Corporation. The increase of $490.8 million over the $244.5 million estimated in the Budget for general government purposes is due primarily to a drawdown of funds held on deposit in the General Revenue Fund on behalf of Saskatchewan Crop Insurance Corporation and the Fiscal Stabilization Fund.

GENERAL REVENUE FUND REVENUE

     The General Revenue Fund receives revenue from taxes, non-renewable resources, other provincial sources and other governments.

     The following table sets forth General Revenue Fund revenue by major sources for each of the previous five fiscal years ended March 31, 2002, and the Budget Estimate for fiscal year 2003. Also included is the percentage composition of major revenue sources for the Budget Estimate for fiscal year 2003.


                                                 GENERAL REVENUE FUND REVENUE(1)

                                                           FISCAL YEAR ENDED MARCH 31                                     PERCENTAGE
                                                                                                                 BUDGET    OF TOTAL
                                                                                                   ACTUAL       ESTIMATE   REVENUE
                                          1998           1999          2000           2001          2002          2003       2003
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------
                                                                    (Thousands)
TAXATION
   Corporation Capital                 $  267,792     $  232,618    $  293,351     $  342,242    $  363,204    $  340,200    5.6 %
   Corporation Income                     217,116        200,079       277,226        333,299       145,338       118,500    1.9
   Individual Income                    1,327,582      1,448,043     1,446,169      1,255,409     1,196,410     1,165,500   19.1
   Sales                                  753,043        742,846       660,314        736,563       770,984       826,900   13.6
   Fuel                                   376,933        354,597       369,010        345,136       353,765       357,700    5.9
   Tobacco                                123,631        122,681       123,866        122,012       120,049       182,500    3.0
   Other                                   48,526         53,287        52,903         67,573        72,429        66,200    1.1
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------
TOTAL                                   3,114,623      3,154,151     3,222,839      3,202,234     3,022,179     3,057,500   50.2 %
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------

NON-RENEWABLE RESOURCES
   Oil                                    488,712        304,501       640,097        799,049       555,337       383,000    6.3 %
   Potash                                 189,487        202,464       169,452        199,296       179,658       202,600    3.3
   Natural Gas                             44,050         65,944        91,784        239,305       129,067        87,000    1.4
   Other Minerals                          59,211         49,307        41,817         55,064        38,982        38,200    0.6
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------
TOTAL                                     781,460        622,216       943,150      1,292,714       903,044       710,800   11.6 %
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------

TRANSFERS FROM GOVERNMENT
   ENTITIES AND OTHER REVENUES
   Crown Investments Corporation           50,000        100,000       125,000              0       200,000       300,000    3.3 %
      Special Dividend                          0        100,000             0              0             0             0    0.0
   Liquor & Gaming Authority              350,000        330,000             0      1,016,212       315,710       332,000    5.5
   Other Enterprises and Funds             17,794         21,828        35,516         39,175        45,627        73,600    1.2
   Motor Vehicles Fees                     98,754        108,076       113,300        113,844       117,898       116,900    1.9
   Sales, Services, and Service Fees       88,802         92,030        89,327         73,735        75,094        68,300    1.1
   Licences and Permits                    37,894         36,789        46,446         42,011        41,100        41,800    0.7
   Other Own-Source Revenue                70,017         76,476        72,529        101,514       101,336        92,000    1.5
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------
TOTAL                                     713,261        865,199       482,118      1,386,491       896,765     1,024,600   16.8 %
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------


TRANSFERS FROM THE
   FEDERAL GOVERNMENT
   Equalization                             8,258        441,944       541,598        175,247       492,017       530,700    8.7 %
   Canada Health and
      Social Transfer                     446,361        427,748       556,282        552,378       608,908       638,300   10.5
   Other Federal Payments                  98,500         91,641       110,945        144,539       136,161       132,400    2.2
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------
TOTAL                                     553,119        961,333     1,208,825        872,164     1,237,086     1,301,400   21.4 %
                                      ------------   ------------  ------------   ------------  ------------   ----------- --------

TOTAL GENERAL REVENUE
   FUND REVENUE                        $5,162,463     $5,602,899    $5,856,932     $6,753,603    $6,059,074     6,094,300  100.0 %
                                      ============   ============  ============   ============  ============   =========== ========



1 See "General Revenue Fund - Statement of Revenue, Expenditure and Accumulated Deficit" commencing on page 35.

     Total General Revenue Fund revenue for fiscal year 2002 decreased by $694.5 million, or 10.3 per cent, from fiscal year 2001 to $6,059.1 million. Total General Revenue Fund revenue for fiscal year 2003 is estimated at $6,094.3 million, an increase of $35.2 million, or 0.6 per cent, from fiscal year 2002 actual revenue.

     TAXATION. Provincial taxes include personal and corporate income taxes, corporate capital taxes and sales, tobacco, fuel and other taxes. Tax revenue is estimated to total $3,057.5 million, or 50.2 per cent, of total General Revenue Fund revenue for fiscal year 2003, an increase of $35.3 million, or
1.2 per cent, from fiscal year 2002 actuals. The increase is due to the increase in tobacco tax rate and higher sales tax revenue, partly offset by decreases related to the continuation of the personal tax reform introduced in the 2000-01 Budget and lower corporate tax revenue.

     NON-RENEWABLE RESOURCES. Non-renewable resource revenue is collected by the Government in respect of the production of crude oil, natural gas, potash, uranium and other minerals. Non-renewable resource revenue is estimated to total $710.8 million, or 11.6 per cent, of General Revenue Fund revenue for fiscal year 2003, a decrease of $192.2 million, or 21.3 per cent, from fiscal year 2002 actuals. The decrease is primarily due to an anticipated reduction in oil and natural gas revenues associated with lower price forecasts.

     TRANSFERS FROM GOVERNMENT ENTITIES AND OTHER REVENUES. Transfers from Government entities and other revenues include dividends from Provincial Crown Entities, motor vehicle fees, charges for services, licences and permits and others. These revenues of the Province are estimated at $1,024.6 million, or
16.8 per cent, of General Revenue Fund revenue for fiscal year 2003, an increase of $127.8 million, or 14.3 per cent, from the prior year actuals. The increase is primarily due to an increase in the Crown Investments Corporation of Saskatchewan ("CIC") dividend transfer.

     Transfers from Crown Entities have been principally from CIC and the Saskatchewan Liquor and Gaming Authority ("SLGA"). The Government determines the timing and level of transfers from CIC to the extent of available income or surplus. The Budget Estimate includes a provision for a CIC transfer of $300.0 million in fiscal year 2003 as compared to $200.0 million in fiscal year 2002. The increase reflects the decision to take a portion of the deferred 2001 dividend. The transfer from the SLGA includes the net income for the year. In fiscal year 2003, this amount is estimated to be $332.0 million.

     TRANSFERS FROM THE FEDERAL GOVERNMENT. Transfers from the Government of Canada consist of payments made to the Province to assist in financing a number of programs. Transfer payments from the federal government amounted to $1,237.1 million in fiscal year 2002. These transfers are estimated to total $1,301.4 million, or 21.4 per cent, of General Revenue Fund revenue in fiscal year 2003, an increase of $64.3 million, or 5.2 per cent, from the prior year actuals.

     One component of federal transfer payments to Saskatchewan is equalization which is made to those provinces that have a below average capacity to raise revenue based on a five-province standard. Equalization payments received by the Government in fiscal year 2002 totalled $492.0 million and are estimated at $530.7 million for fiscal year 2003. The increase is largely due to the forecasted decline in non-renewable resource revenues for fiscal year 2003, partly offset by a decrease in entitlements associated with an expected decline in corporate income tax revenues nationally. The federal government and the provinces completed a review in fiscal year 1999 of the arrangements under which equalization payments are made by the federal government to the provinces. In February, 1999, the federal government announced a five-year renewal of equalization entitlements to fiscal year 2004, effective April 1, 1999.

     Unconditional federal transfer payments made under the Canada Health and Social Transfer ("CHST") arrangements are authorized by the Federal-Provincial Fiscal Arrangements Act, 1977. The CHST is a federal program that provides "block funding" to all provinces in support of health care, post-secondary education and social assistance. There is no link between provincial expenditures and the CHST. The CHST is estimated to amount to $638.3 million for fiscal year 2003, an increase of $29.4 million, or 4.8 per cent, from the 2002 actual amount of $608.9 million. This increase relates to the federal government's announcement on September 11, 2000 to invest $21.1 billion nationally over five years for the financing of provincial social programs through the CHST, beginning in 2001-02.

GENERAL REVENUE FUND EXPENDITURE

     The following table provides a breakdown of the General Revenue Fund expenditure on government programs and services for the five fiscal years ended March 31, 2002, and includes the Budget Estimate for fiscal year 2003.


                                                GENERAL REVENUE FUND EXPENDITURE(1)(2)
                                                         (unaudited)

                                     FISCAL YEAR ENDED MARCH 31                                                          PERCENTAGE
                                                                                                               BUDGET     OF TOTAL
                                                                                                              ESTIMATE   EXPENDITURE
                                      1998           1999          2000           2001           2002           2003        2003
                                  ------------   ------------  ------------   ------------   ------------   ------------ -----------
                                                             (Thousands)
Agriculture, Food and Rural
Revitalization..................   $  203,819     $  328,140    $  334,470     $  217,682     $  396,534     $  291,665       4.6  %
Environment.....................      101,190        169,036       150,959        132,771        180,995        130,876       2.1
Finance ........................      167,423        180,491       186,413        197,911        211,501        227,285       3.6
Servicing the Public Debt.......      754,598        744,724       696,089        664,092        616,811        633,000      10.0
Health..........................    1,677,217      1,774,616     1,955,736      2,075,650      2,199,753      2,342,416      37.1
Highways and Transportation.....      212,888        232,347       235,857        273,307        309,306        292,900       4.6
Justice.........................      148,657        167,328       170,295        167,299        174,185        184,206       2.9
Learning........................      913,877        980,097       992,858      1,070,216      1,093,420      1,074,574      17.0
Social Services.................      568,706        596,445       622,164        622,567        620,509        614,314       9.7
Other Expenditures..............      378,901        401,813       428,612        499,417        534,962        528,019       8.4
                                  ------------   ------------  ------------   ------------   ------------   ------------ --------
TOTAL...........................   $5,127,276     $5,575,037    $5,773,453     $5,920,912     $6,337,976     $6,319,225     100.0 %
                                  ============   ============  ============   ============   ============   ============ ========



(1) See "General Revenue Fund - Statement of Revenue, Expenditure, and Accumulated Deficit" commencing on page 35.

(2) Historical expenditures have been restated to reflect 2003 government organization


     In fiscal year 2003, 70.3 per cent of the General Revenue Fund estimated total expenditure is for transfer payments to individuals (e.g., social assistance) or organizations such as school boards, health boards and municipalities for their operating, pension and capital requirements. Government organizations account for 14.1 per cent of the estimated expenditure, 3.0 per cent is for pension expenses and 2.6 per cent is for government owned assets and infrastructure (primarily highways). The remaining
10.0 per cent of the estimated total expenditure is for interest on the public debt. General Revenue Fund expenditures do not include the cost of servicing the debt incurred by the Government on behalf of Crown entities which are responsible for reimbursing the General Revenue Fund.

     AGRICULTURE, FOOD AND RURAL REVITALIZATION. The department's estimated total expenditure for fiscal year 2003 is $291.7 million, a decrease of $104.9 million, or 26.5 per cent, from fiscal year 2002 actual expenditure. The decrease is mainly attributable to accounting for two years of the one-time Canadian Farm Income Program in fiscal year 2002 and the expiration of one-time programs such as the Farm Land Property Tax Rebate and the Canada-Saskatchewan Adjustment Program, partially offset by increased funding for crop insurance programs.

     ENVIRONMENT. The department's estimated total expenditure for fiscal year 2003 is $130.9 million, a decrease of $50.1 million, or 27.7 per cent, from fiscal year 2002 actual expenditure. The decrease is due mainly to the one-time $40.0 million transfer to the Forest Fire Contingency Fund in fiscal year 2002 and reduced funding for forestry programs.

     FINANCE. The department's estimated total expenditure for fiscal year 2003 is $227.3 million, an increase of $15.8 million, or 7.5 per cent, from fiscal year 2002 actual expenditure due mainly to increased contributions for pension and benefit programs.

     SERVICING THE PUBLIC DEBT. Expenditure for servicing the public debt for fiscal year 2003 is estimated to be $633.0 million, an increase of $16.2 million, or 2.6 per cent, from fiscal year 2002 actual expenditure. The debt servicing expenditure is estimated to account for 10.0 per cent of the total General Revenue Fund expenditure for fiscal year 2003, down from 10.2 per cent in fiscal year 2002.

     HEALTH. The department's estimated total expenditure for fiscal year 2003 is $2,342.0 million, an increase of $142.7 million, or 6.5 per cent, from fiscal year 2002 actual expenditure. The increase is due mainly to incremental funding for services provided by health authorities such as acute, emergency and long-term care services; and provincial-based programs such as physician services and the prescription drug plan.

     HIGHWAYS AND TRANSPORTATION. The department's estimated total expenditure for fiscal year 2003 is $292.9 million, a decrease of $16.4 million, or 5.3 per cent, from fiscal year 2002 actual expenditure.

     JUSTICE. The department's estimated total expenditure for fiscal year 2003 is $184.2 million, an increase of $10.0 million, or 5.8 per cent, from fiscal year 2002 actual expenditure due largely to increased funding for police services.

     LEARNING. The department's estimated total expenditure for fiscal year 2003 is $1,075.0 million, a decrease of $18.8 million, or 1.7 per cent, from fiscal year 2002 actual expenditure. The decrease is mainly due to reduced capital expenditures as a result of financing school and post-secondary capital for fiscal year 2003 ($89.2 million) through the Education Infrastructure Financing Corporation ("EIFC"), partially offset by increased operating grants to schools, colleges and universities and increased contributions to teachers' pensions and benefits.

     SOCIAL SERVICES. The department's estimated total expenditure for fiscal year 2003 is $614.3 million, a decrease of $6.2 million, or 1.0 per cent, from fiscal year 2002 actual expenditure due mainly to reduced demand for funding to income support programs, partially offset by increased funding to family and community programs.

     OTHER EXPENDITURES. The other category includes expenditures for industry and resource development, government relations and aboriginal affairs, departments serving central government functions and the third year of the four-year, $118.5 million Centenary Fund which is allocated for special infrastructure projects.


TRANSFERS TO/FROM THE FISCAL STABILIZATION FUND

     The 2000-01 Budget established the Fiscal Stabilization Fund (the "FSF") to safeguard the fiscal position of the Province from year to year. The FSF was established through legislation with an initial appropriation from the General Revenue Fund of $775.0 million in fiscal year 2001. Transfers from the FSF in fiscal year 2003 are estimated to be $225.0 million leaving an estimated balance of $270.0 million at the end of the year.

     The following table displays transfers to and from the FSF for the five fiscal years ended March 31, 2002. Transfers into the FSF are shown as a positive number and transfers from the FSF are shown as a negative number.





                                         TRANSFERS TO (FROM) THE FISCAL STABILIZATION FUND



                                                     FISCAL YEAR ENDED MARCH 31
                                                                                                               BUDGET
                                                                                                              ESTIMATE
                                    1998          1999           2000          2001           2002              2003
                                 ----------    ----------     ----------    ----------     ----------        ----------
                                                (Thousands)
Fiscal Stabilization Fund          $ N/A          $ N/A          $ N/A       $ 775,000       $(280,000)       $ (225,000)





GENERAL REVENUE FUND INVESTING ACTIVITIES

     Investing activities of the General Revenue Fund include loans to and investments in Crown entities, other organizations, individuals and agricultural land held for resale. Cash required for investing activities for fiscal year 2002 was $62.0 million as compared to $125.3 million provided in fiscal year 2001. Cash provided by investing activities for fiscal year 2003 is estimated at $89.3 million. The changes in 2002 and 2003 are related primarily to changes in loans to Crown corporations and in other loans.

FINANCING AND DEBT MANAGEMENT

     Saskatchewan's financing activities involve the raising of funds through the issue and sale of Province of Saskatchewan securities, changes in deposits held and changes in cash and temporary investments. Funds raised are used to assist in the financing of the capital budgets of, and to provide a temporary credit facility for, Crown corporations as well as for general government purposes (which includes General Revenue Fund operations and other non-Crown corporation agencies). Crown corporations are responsible for reimbursing the General Revenue Fund for the costs of servicing the interest and principal associated with debt borrowed on their behalf. In addition to direct borrowing in the name of the Province, the Government provides loan guarantees for certain purposes such as bonds issued in the name of Crown corporations that are offered for sale to Saskatchewan residents.

     At March 31, 2002, gross debt of the General Revenue Fund amounted to $12,087.0 million as compared to $11,761.1 million at March 31, 2001. Approximately 32 per cent of the gross debt of the General Revenue Fund at March 31, 2002, was reimbursable from and was incurred for Crown corporations. Approximately 68 per cent of the General Revenue Fund gross debt at March 31, 2002, was incurred for general government purposes.

     Approximately 80 per cent of the gross debt of the General Revenue Fund was denominated in Canadian dollars while about 20 per cent was denominated in U.S. dollars at March 31, 2002. Included in the debt denominated in Canadian dollars are certain financing transactions that involved borrowing in foreign currencies and swapping or hedging the liability into Canadian dollars to eliminate the foreign exchange rate risk to the General Revenue Fund. (Foreign exchange adjustments resulted in an increase in Gross Debt of $24.9 million at March 31, 2002, compared to a decrease of $191.3 million at March 31, 2001).

     Securities issued and sold include Province of Saskatchewan promissory notes and debentures. At March 31, 2002, promissory notes and debentures outstanding were $402.0 million and $11,685.0 million, respectively. Promissory notes and debentures outstanding at March 31, 2001, were $633.1 million and $11,128.0 million, respectively.

     During fiscal year 2002, the Government issued and sold $999.5 million in debentures for general government purposes. During the same period, the Government redeemed outstanding debentures issued for general government purposes totalling $585.8 million and decreased promissory notes outstanding for general government purposes by $173.8 million.

     During the year, $330.0 million in debentures were issued and sold for the purposes of Crown corporations. Redemptions of debentures issued for Crown corporations amounted to $211.5 million during fiscal 2002 and promissory notes outstanding for Crown corporations were decreased by $57.3 million.

     The Government's sinking funds totalled $916.9 million at March 31, 2002. Contributions to the Government's sinking funds amounted to $82.0 million in fiscal year 2001.

     The following table sets forth the total debt of the General Revenue Fund (including guarantees) for the five fiscal years ended March 31, 2002.


                                                        TOTAL DEBT [1]



                                                             AT MARCH 31
                                          ------------------------------------------------------------------------------
                                                1998           1999            2000              2001          2002
                                            -----------     -----------     -----------       -----------  -----------
                                                             (Thousands)

PROMISSORY NOTES
   (for the purpose of)
   Crown Corporations[2]                  $    78,384     $    59,275     $    56,922      $   295,134    $    297,795
   General Government Purposes[3]              85,176         160,725         303,078          337,966         164,205
                                          -------------   -------------   -------------    -------------   -------------
TOTAL[4]                                      163,560         220,000         360,000          633,100         402,000
                                          -------------   -------------   -------------    -------------   -------------

DEBENTURES
   (for the purpose of)

   Crown Corporations [2]                   4,416,136       4,054,992       3,880,826        3,553,176      3,683,308

   General Government Purposes [3,4]        8,049,299       7,833,320       7,627,072        7,574,789      8,001,698


TOTAL                                      12,465,435      11,888,312      11,507,898       11,127,965     11,685,006
                                          ------------    -------------   -------------    -------------  -------------
GROSS DEBT                                 12,628,995      12,108,312      11,867,898       11,761,065     12,087,006
                                          ------------    -------------   -------------    -------------  -------------

LESS:  EQUITY IN  SINKING FUNDS
   (for the purpose of)
   Crown Corporations                         812,775         686,251         594,097          369,348        312,913
   General Government Purposes[3]             262,474         339,754         402,480          507,276        604,004
                                          ------------    -------------   -------------    -------------  -------------
TOTAL                                       1,075,249       1,026,005         996,577          876,624        916,917
                                          ------------    -------------   -------------    -------------  -------------
                                           11,553,746      11,082,307      10,871,321       10,884,441     11,170,089

GUARANTEED DEBT                               496,087         426,818         349,040          312,009        260,836
                                          ------------    -------------   -------------    -------------  -------------

TOTAL DEBT                                $12,049,833     $11,509,125     $11,220,361      $11,196,450    $11,430,925
                                          ============    =============   =============    =============  =============


1   Debt repayable in foreign currency has been restated in Canadian dollar equivalents based on the exchange rate in effect on
    March 31 of each year.
2   These enterprises are responsible for reimbursing the General Revenue Fund for the repayment of principal and interest.
3   Debt for General Government Purposes is incurred for the general purposes of, and is repayable out of, the General
    Revenue Fund.
4   Debentures for the purposes of Investment in Agricultural Land, Federal/Municipal, Union Hospital Debt and University
    of Saskatchewan are included in debentures for General Government Purposes rather than in the Other category shown in previous years.
    Prior year figures have been restated accordingly.





     The following table sets forth the allocation of gross debt of the General Revenue Fund for the five fiscal years ended March
31, 2002.



                                                                       GROSS DEBT BY ALLOCATION [1]
                                                     -------------------------------------------------------------------------------

                                                                                        AT MARCH 31
                                                     -------------------------------------------------------------------------------
                                                              1998            1999            2000             2001         2002
                                                          ------------    -----------      ----------       ----------    ----------
CROWN CORPORATIONS
   Agricultural Credit Corporation of Saskatchewan        $   270,208     $   235,551      $   235,551    $     66,951   $    39,351
   Crown Investments Corporation of Saskatchewan              669,602         301,195          276,195         276,195       175,027
   Information Services Corporation of Saskatchewan                 0               0            6,930          20,246        54,336
   Municipal Financing Corporation of Saskatchewan             79,667          79,667           87,491          59,575        24,575
   Saskatchewan Housing Corporation                           202,818         178,845          174,373         157,106       139,959
   Saskatchewan Opportunities Corporation                      88,684         103,495          126,706         152,065       165,201
   Saskatchewan Power Corporation                           1,976,737       1,938,900        1,775,707       1,797,698     2,007,664
   Saskatchewan Property Management Corporation                     0               0                0               0         5,500
   Saskatchewan Telecommunications
      Holding Corporation                                     432,361         486,921          449,155         461,852       463,462
   Saskatchewan Water Corporation                              41,293          51,643           58,790          41,435        42,242
   SaskEnergy Incorporated                                    733,150         738,050          746,850         815,187       803,786
                                                          ------------    ------------     ------------   -------------  -----------

TOTAL CROWN CORPORATIONS                                    4,494,520       4,114,267        3,937,748       3,848,310     3,921,103
                                                          ------------    ------------     ------------   -------------  ----------

GENERAL GOVERMENT PURPOSES [2,3]                            8,134,475       7,994,045        7,930,150       7,912,755     8,165,903
                                                          ------------    ------------     ------------   -------------  -----------

GROSS DEBT                                                $12,628,995     $12,108,312      $11,867,898    $ 11,761,065   $12,087,006
                                                          ============    ============     ============   =============  ===========


     1    Debt repayable in foreign currency has been restated in Canadian dollar equivalents based on the exchange rate in effect on March 31 of each year.

     2    Debt for General Government Purposes is incurred for the general purposes of, and is repayable out of, the General Revenue
          Fund.

     3    Debentures for the purposes of Investment in Agricultural Land, Federal/Municipal, Union Hospital Debt and University of
          Saskatchewan are included in debentures for General Government Purposes rather than in the Other category shown in previous years.





     The following table sets forth the composition of debentures issued and redeemed by the General Revenue Fund for the five fiscal years ended March 31, 2002.



                                          COMPOSITION OF DEBENTURES ISSUED AND REDEEMED[1]
                                                             (unaudited)



                                                        Fiscal Year Ended March 31
                               --------------------------------------------------------------------------
                                     1998          1999         2000         2001         2002
                                   ---------     ---------    ---------    ---------    ---------
                                                             (Millions)

TOTAL DEBENTURES ISSUED            $ 486.2       $  618.1      $ 1,295.4    $ 1,667.2     $ 1,329.5

TOTAL DEBENTURES REDEEMED            944.5        1,356.4        1,580.1      2,238.4         797.3
                                   --------     ----------     -----------  ----------    ---------

INCREASE (DECREASE) IN DEBENTURES  $(458.3)     $  (738.3)     $  (284.7)   $  (571.2)    $   532.2
                                   ========     ==========     ===========  ==========    =========


1 All foreign currency debt has been stated in the equivalent Canadian funds based on the exchange rate in effect on March 31 of each year.


     The following table sets forth the composition of outstanding debentures of the General Revenue Fund for the five fiscal years ended March 31, 2002.


                                               COMPOSITION OF DEBENTURES OUTSTANDING [1]

                                                   Fiscal Year Ended March 31
                               1998          1999         2000         2001        2002
                             ---------     ---------    ---------    ---------   ---------
                                                    (Millions)
DEBENTURES OUTSTANDING

To the Public                $11,011.3     $10,511.1    $10,166.9    $ 9,798.6   $10,465.3
To the Canada Pension Plan     1,452.8       1,376.8      1,340.8      1,329.3     1,219.6
Other Obligations                  1.3           0.4          0.2          0.1         0.1
                             ---------     ---------    ---------    ---------   ---------

TOTAL                        $12,465.4     $11,888.3    $11,507.9    $11,128.0   $11,685.0
                             =========     =========    =========    =========   =========


1 All foreign currency debt has been stated in the equivalent Canadian funds based on the exchange rate in effect on March 31 of each year.


     The Canada Pension Plan ("CPP") is a compulsory national pension plan in which residents of all provinces, except Quebec, participate. Prior to January 1, 1998, surplus contributions to the CPP were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown corporations and the federal government. The rate of interest charged by the CPP was generally lower than the rate available to the Saskatchewan government in the public market for debt of comparable maturity as CPP rates were based on the federal government long term, public market borrowing costs.

     In 1997, the federal government passed legislation which took effect January 1, 1998 and changed the nature of CPP borrowing. The legislation specifies that surplus CPP funds must be invested in a diversified portfolio of securities, at arm's length from government. While provinces continue to have access to CPP funds, they are now required to pay rates comparable to their own cost of borrowing, rather than the federal long term rate.

     The amount of loan capital available to a province continues to be based on the proportion of total contributions from that province. Provincial securities sold to the CPP remain payable 20 years after their respective dates of issue, are not negotiable, transferable or assignable, but may be redeemable in whole or in part, before maturity, under certain circumstances. In addition, these securities are callable in whole or in part, before maturity, at the option of the Province.

     In fiscal years 1997 and 1998, no surplus funds were available for loan from the CPP to the Government of Saskatchewan.

     "Other Obligations" represent monies loaned by the federal government to the Government on the condition that the money would be reloaned to Saskatchewan municipalities under the identical terms and conditions. The Government, therefore, owns securities issued by Saskatchewan municipalities that match the obligations to the federal government.



     The following table summarizes various Provincial Government debt indicators at year end for the five fiscal years ended March
31, 2002.


                                                           DEBT INDICATORS
                                                             (unaudited)

                                                                              AT MARCH 31
                                                       ----------------------------------------------------------------------
                                                           1998           1999           2000           2001         2002
                                                         ---------     ----------    ----------     ----------     ----------
TOTAL DEBT OF THE GENERAL REVENUE FUND

   Per Capita [1]                                        $ 11,757      $ 11,223      $ 10,979       $ 11,022       $11,310
   As a Percentage of Saskatchewan Gross Domestic
      Product [2]                                            41.1%         39.4%         37.1%          33.2%         34.4%

GROSS DEBT OF THE GENERAL REVENUE FUND -
   GENERAL GOVERNMENT PURPOSE PORTION [3]

   Per Capita1                                           $  8,078      $  7,830      $  7,662       $  7,557       $ 7,703
   As a Percentage of General Revenue Fund Revenue          160.4%        143.3%        133.7%         113.7%        128.5%
   As a Percentage of Saskatchewan Gross Domestic
      Product[2]                                             28.3%         27.5%         25.9%          22.8%         23.4%

ANNUAL INTEREST PAYMENTS ON THE GENERAL
  GOVERNMENT PURPOSE PORTION OF GROSS DEBT OF
  THE GENERAL REVENUE FUND

   As a Percentage of General Revenue Fund Revenue          14.6%          13.3%         11.9%           9.8%         10.2%


1   Total debt and gross debt per capita for 1997 through 2001 is calculated by dividing the debt at March 31 by the population of the Province on July 1 of the same calendar year.

2   Total Debt and gross debt as a percentage of Saskatchewan's GDP is calculated by dividing the debt at March 31 by the
    Province's current GDP for the previous calendar year.

3   Gross debt of the General Revenue Fund - General Government Purpose Portion does not include debt incurred by the General
    Revenue Fund on behalf of Crown entities for which the Crown entities are responsible for reimbursing the General Revenue Fund.




     The following table sets forth the debt maturity schedule, by principal amount and currency of payment, of the General Revenue Fund gross debt at March 31, 2002.


                                                     DEBT MATURITY SCHEDULE


FISCAL YEAR                                              CANADIAN        U.S. DOLLAR DEBT                     TOTAL
ENDING MARCH 31                                         DOLLAR DEBT     (CANADIAN DOLLARS)[1]              (CANADIAN DOLLARS)
                                                                            (Thousands)

2003................................................  $     792,601       $          --                    $     792,601
2004................................................        456,433              79,675                          536,108
2005................................................      1,319,447                  --                        1,319,447
2006................................................        950,375                  --                          950,375
2007................................................      1,247,668                  --                        1,247,668
                                                      -------------       -------------                    -------------
1 - 5 YEARS.........................................  $   4,766,524       $      79,675                    $   4,846,199

2007-2011...........................................      2,501,115             309,139                        2,810,254
2012-2016...........................................        947,115             796,750                        1,743,865
2017-2021...........................................        376,888             796,750                        1,173,638
2022-2026...........................................        175,000             478,050                          653,050
2027-2031...........................................        860,000                  --                          860,000
                                                      -------------       -------------                    -------------
1 - 30 YEARS                                          $   9,626,642       $   2,460,364                    $  12,087,006
                                                      =============       =============                    =============


1 Debentures denominated in foreign currencies have been converted to Canadian dollars at the exchange rate in effect at March 31, 2002. (U.S. dollars - $1.5935)

     The following table sets forth the General Revenue Fund debt characteristics at March 31, 2002.


                                     DEBT CHARACTERISTICS
                                          (unaudited)

                                                                          WEIGHTED AVERAGE
                                                            AS A               TERM TO
                                                         PERCENTAGE           MATURITY[1]        WEIGHTED AVERAGE
                                                          OF TOTAL             (YEARS)            INTEREST RATE(1)
                                                         ----------       ----------------       ----------------

Public Debentures[2]....................................    86.6%               8.59                   7.34%
Canada Pension Plan Debentures..........................    10.1%               6.21                  10.59%
Promissory Notes........................................     3.3%               0.11                   2.26%
                                                           -----

GROSS DEBT..............................................   100.0%               9.22 yrs.              7.51%
                                                           =====

-----------------------------------------
1 Weighted by the total principal amount of each loan issue.
2 Includes other debentures.

     Interest on the General Revenue Fund debt amounted to $911.5 million in fiscal year 2002. Of this amount, $319.5 million ($11.1 million short term and $308.4 million long term) was reimbursed by the Crown corporations. The non-reimbursable portion of gross interest expense was $592.0 million.

     Debt guaranteed by the General Revenue Fund amounted to $260.8 million at March 31, 2002, compared to $312.0 million at March 31, 2001. This decrease in the level of guaranteed debt was due primarily to a decrease of $14.9 million in NewGrade Energy Inc. ("NewGrade") guaranteed debt outstanding due to debt reduction ($78.1 million debt outstanding at March 31, 2002) and a decrease of $27.6 million in Saskferco Products Inc. ("Saskferco") guaranteed debt outstanding due primarily to debt reduction ($115.2 million debt outstanding at March 31, 2002).

     The following table sets forth this guaranteed debt for the five fiscal years ended March 31, 2002.


                                GUARANTEED DEBT

                                                                                     AT MARCH 31
                                                            -----------------------------------------------------------
                                                               1998        1999         2000         2001        2002
                                                            ----------  ----------   ----------   ----------  ---------
                                                                                     (Millions)


Guaranteed Debt...........................................  $   496.1    $   426.8   $    349.0   $    312.0   $   260.8

     Guaranteed debt is reported net of loss provisions (2002 - $1.8 million; 2001 - $1.0 million; 2000 - $0.8 million; 1999 - $0.3 million; 1998 - $0.6 million).

     The major decrease in guaranteed debt between March 31, 1997, and March 31, 2001, is due to the maturity of Telebonds ($33.8 million), the financial restructuring of, and subsequent debt reduction by, NewGrade ($103.8 million) and the reduction of Saskferco debt ($93.9 million).

     Authority for the Government to guarantee the debt of others must be provided in specific legislation since no general statutory authority exists. The Financial Administration Act, 1993 provides that no department, board, commission or agent of the Government shall provide a guarantee or a program of guarantees of loans or other liabilities by which guarantee or program of guarantees the Government of Saskatchewan would be liable to make any payment with respect to the loans or liabilities, unless the guarantee or program of guarantees, as the case may be, has received the prior approval of the Minister of Finance. Certain Crown corporations located within the Province are separately authorized to provide guarantees of the debt of others. Such guarantees are not contingent liabilities of the General Revenue Fund, and the amounts so guaranteed are not included in the above table or in the financial statements of the General Revenue Fund.

     The Government of Saskatchewan provided Royal Trust with a guarantee and indemnity in 1983 respecting the liability and obligations of CIC MIC pursuant to each of two lease agreements of CIC Mining Corporation (previously the Potash Corporation of Saskatchewan Mining Limited) for the purchase of mining equipment. The Government has been released from all such guarantees but remains contingently liable for indemnity related to damages caused by the equipment and provisions governing the payment of taxes for the period during which its guarantees to Royal Trust were in place.


DEBT RECORD

     The Government has always paid the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to meet its guarantee, all promptly when due in the lawful currency of the country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.


OTHER PUBLIC SECTOR DEBT

     The General Revenue Fund financial statements do not disclose the debt of all public entities located within the Province. Responsibility for a variety of provincial functions and powers has been transferred to local government bodies, including district health boards, municipalities, school boards and certain other local authorities. District health boards may raise money for their purposes through certain service charges. The boards have power to borrow money up to a prescribed amount above which the approval of the Minister of Health is required. Other local bodies raise money for their purposes, in the case of municipalities by way of direct levy on persons or property within their jurisdiction or, in other cases, by requisition on municipalities, and may have power to borrow money, subject to the approval of the Saskatchewan Municipal Board. The Saskatchewan Municipal Board is an autonomous regulatory body established by Provincial statute with broad powers to regulate local government activity.

     Notwithstanding that significant financial assistance for operating and capital expenditures is made available to local government bodies by appropriation of the Legislative Assembly, the activities of local government bodies, including borrowing, are conducted independently of the Government. The Government is not directly or contingently liable for debt incurred by these bodies (with the exception of certain debt of certain district health boards), and, relative to the gross debt of the General Revenue Fund and the GDP of the Province, debt incurred by these bodies is not significant.

           GENERAL REVENUE FUND SUPPLEMENTARY FINANCIAL INFORMATION
                                                                           PAGE

  I. General Revenue Fund Statement of Financial Assets,
     Liabilities and Accumulated Deficit................................... 33

 II. General Revenue Fund Statement of Revenue, Expenditure
     and Accumulated Deficit............................................... 35

III. General Revenue Fund Statement of Investing Activities................ 37

 IV. General Revenue Fund Statement of Cash Flow........................... 39

  V. General Revenue Fund Notes to the Financial Statements................ 40


     The information contained in the following tables and notes, except for information marked as unaudited, has been derived from the financial statements of the General Revenue Fund, which have been examined by the Provincial Auditor for the five years ended March 31, 2002.



                                                       GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                              General Revenue Fund Statement of Financial Assets, Liabilities and Accumulated Deficit[ 1-7]

                                                                                      AT MARCH 31
                                                     ---------------------------------------------------------------------------
                                                          1998            1999            2000            2001           2002
                                                        --------        --------        ---------       ---------      ---------
                                                                                      (Thousands)
FINANCIAL ASSETS

   Cash and temporary investments                     $   256,260     $   335,048     $   452,222     $   361,328      $   130,194
   Prepaid expenditures                                     2,096           2,046           2,185           2,137            3,131
   Accounts receivable                                    303,108         304,167         395,342         432,412          479,403
   Agricultural land held for resale                      117,044         115,509         113,940         112,653          111,370
   Deferred charges                                        46,915          36,074          33,251          57,161           47,290
   Deferred foreign exchange loss                         139,849         217,824         162,074         234,326          227,577
   Loans to Crown corporations                          3,681,745       3,428,016       3,343,651       3,478,962        3,608,190
   Other loans                                             48,254          30,894          35,062          37,675          101,322
   Equity investment in Crown Investments
      Corporation of Saskatchewan                       1,447,452       1,362,452       1,362,452       1,362,452        1,242,452
                                                      -----------     -----------     -----------     -----------     ------------
TOTAL FINANCIAL ASSETS                                  6,042,723       5,832,030       5,900,179       6,079,106        4,950,929
                                                      -----------     -----------     -----------     -----------     ------------
LIABILITIES

   Accounts payable and accrued liabilities               926,509         919,148         784,249         740,897          651,106
   Deposits held                                          671,243         912,071       1,242,391       1,391,145        1,064,992
   Unearned revenue                                        71,116          70,533          70,768          73,482           74,503
   Debt (net of sinking fund equity)                   11,553,746      11,082,307      10,871,321      10,884,441       11,170,089
                                                      -----------     -----------     -----------     -----------     ------------
TOTAL LIABILITIES                                      13,222,614      12,984,059      12,968,729      13,089,965       12,960,690
                                                      -----------     -----------     -----------     -----------     ------------
ACCUMULATED DEFICIT                                   $(7,179,891)    $(7,152,029)    $(7,068,550)    $(7,010,859)    $(7,009,761)
                                                      ===========     ===========     ===========     ===========     ============



1 The Government also prepares summary financial statements. The Government's summary financial statements provide a full accounting of the financial affairs and resources of all entities for which the Government is responsible. The financial transactions of the General Revenue Fund and provincial Crown corporations, agencies, boards, and commissions are included in the Government's summary financial statements. The Government's summary financial statements are included in this document commencing at page 62.
2 In his opinion on the 1998, 1999, 2000, 2001 and 2002 General Revenue Fund financial statements, the Provincial Auditor directs the reader to refer to the Government's summary financial statements to understand and assess the Government's management of public financial affairs and resources as a whole.
3 The General Revenue Fund's financial statements for 1998 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the failure to record pension liabilities, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $3,672.0 million, and expenditure would increase and surplus for the year would decrease by $142.0 million.
4 The General Revenue Fund's financial statements for 1999 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 1999:
   a. It is the auditor's opinion that pension liabilities should be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $3,749.0 million and expenditure would increase and surplus for the year would decrease by $77.0 million.
   b. The Fund has recorded the entire estimated cost of a two year agricultural income disaster assistance program as an expenditure for the year ended March 31, 1999. It is the auditor's opinion that the Fund should only record the estimated cost of the program for the 1998 calendar year. Had the Fund recorded this amount, the financial assets and surplus for the year would increase by $70.0 million and expenditure and accumulated deficit would decrease by $70.0 million.
5 The General Revenue Fund's financial statements for 2000 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 2000:
   a. It is the auditor's opinion that pension liabilities should be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $3,801.0 million and expenditure would increase and surplus for the year would decrease by $52.0 million.
   b. The estimated total cost for an agricultural disaster assistance program for the 1998 and 1999 calendar years is $175.0 million. The Fund recorded $35.0 million (1999 - $140.0 million) as an expenditure for the year ended March 31, 2000. It is the auditor's opinion that the Fund should have recorded $105.0 million (1999 - $70.0 million) as an expenditure for the year ended March 31, 2000. Had the Fund recorded this amount, the surplus for the year would decrease by $70.0 million and expenditure would increase by $70.0 million.

6 The General Revenue Fund's financial statements for 2001 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:
   a. It is the auditor's opinion that pension liabilities should be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $3,913.0 million and expenditure would increase and surplus for the year would decrease by $112.0 million.
   b. The financial statements show a liability of $775.0 million owed to the Fiscal Stabilization Fund and an expenditure of $775.0 million.
        It is the auditor's opinion that, instead of recording an expenditure of $775.0 million, the financial statements should record an asset of $775.0 million owed from the Fiscal Stabilization Fund. Had this been done, financial assets and surplus for the year would increase by $775.0 million and expenditure and the accumulated deficit would decrease by $775.0 million.
7 The General Revenue Fund's financial statements for 2002 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

   a. It is the auditor's opinion that pension liabilities should be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $3,952.0 million and expenditure would increase and surplus for the year would decrease by $39.0 million.

   b. The financial statements show a liability of $495.0 million owed to the Fiscal Stabilization Fund and revenue of $280.0 million from the Fiscal Stabilization Fund. It is the auditor's opinion that, instead of recording revenue of $280.0 million, the financial statements should show an asset of $495.0 million owed from the Fiscal Stabilization Fund. Had this been done, financial assets would increase and accumulated deficit would decrease by $495.0 million, and revenue and surplus for the year would decrease by $280.0 million.






                           (see accompanying notes)


                                             GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                           General Revenue Fund Statement of Revenue, Expenditure and Accumulated Deficit[1]

                                                                                   FOR THE YEAR ENDED MARCH 31
                                                    -----------------------------------------------------------------------------
                                                             1998            1999            2000            2001         2002
                                                         ----------       ---------      ----------       ----------    ---------
                                                                                        (Thousands)
REVENUE

Taxation

   Corporation capital                                $    267,792    $    232,618    $    293,351    $    342,242     $   363,204
   Corporation income                                      217,116         200,079         277,226         333,299         145,338
   Fuel                                                    376,933         354,597         369,010         345,136         353,765
   Individual income                                     1,327,582       1,448,043       1,446,169       1,255,409       1,196,410
   Sales                                                   753,043         742,846         660,314         736,563         770,984
   Tobacco                                                 123,631         122,681         123,866         122,012         120,049
   Other                                                    48,526          53,287          52,903          67,573          72,429
                                                      ------------    ------------    ------------    ------------     -----------
Total Taxes                                              3,114,623       3,154,151       3,222,839       3,202,234       3,022,179
                                                      ------------    ------------    ------------    ------------     -----------
Non-renewable Resources
   Natural gas                                              44,050          65,944          91,784         239,305         129,067
   Oil                                                     488,712         304,501         640,097         799,049         555,337
   Potash                                                  189,487         202,464         169,452         199,296         179,658
   Other                                                    59,211          49,307          41,817          55,064          38,982
                                                      ------------    ------------    ------------    ------------     -----------
Total Non-renewable Resources                              781,460         622,216         943,150       1,292,714         903,044
                                                      ------------    ------------    ------------    ------------     -----------

Transfers from Government Entities
   Crown Investments Corporation of Saskatchewan            50,000         100,000         125,000               0         200,000
      - Special Dividend                                         0         100,000               0               0               0
   Liquor and Gaming Authority - Net Income                350,000         330,000               0         316,412         315,710
   Liquor and Gaming Authority - Retained Earnings               0               0               0         699,800               0
   Other enterprises and funds                              17,794          21,828          35,516          39,175          45,627
                                                      ------------    ------------    ------------    ------------      ----------
Total Transfers from Government Entities                   417,794         551,828         160,516       1,055,387         561,337
                                                      ------------    ------------    ------------    ------------      ----------

Other Own-source Revenue
   Fines, forfeits and penalties                            12,658          12,803          11,701          12,732          14,331
   Interest, premium, discount and exchange                 30,986          35,381          34,914          55,458          40,684
   Motor vehicle fees                                       98,754         108,076         113,300         113,844         117,898
   Other licences and permits                               37,894          36,789          46,446          42,011          41,100
   Sales, services and service fees                         88,802          92,030          89,327          73,735          75,094
   Transfers from other governments                          5,798           8,942          12,077          15,970          15,790
   Other                                                    20,575          19,350          13,837          17,354          30,531
                                                      ------------    ------------    ------------    ------------      ----------
Total Other Own-source Revenue                             295,467         313,371         321,602         331,104         335,428
                                                      ------------    ------------    ------------    ------------      ----------
TOTAL OWN-SOURCE REVENUE                                 4,609,344       4,641,566       4,648,107       5,881,439       4,821,988
                                                      ------------    ------------    ------------    ------------      ----------
Transfers from the Federal Government
   Canada Health and Social Transfer                       446,361         427,748         556,282         552,378         608,908
   Equalization                                              8,258         441,944         541,598         175,247         492,017
   Other                                                    98,500          91,641         110,945         144,539         136,161
                                                      ------------    ------------    ------------    ------------      ----------
TOTAL TRANSFERS FROM THE FEDERAL GOVERNMENT                553,119         961,333       1,208,825         872,164       1,237,086
                                                      ------------    ------------    ------------    ------------      ----------
TOTAL REVENUE                                         $  5,162,463    $  5,602,899    $  5,856,932    $  6,753,603      $6,059,074


                           (see accompanying notes)

                                                                 35



                                             GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                     General Revenue Fund Statement of Revenue, Expenditure and Accumulated Deficit (concluded)

                                                                                   FOR THE YEAR ENDED MARCH 31
                                                    -----------------------------------------------------------------------------
                                                             1998            1999            2000            2001         2002
                                                         ----------       ---------      ----------       ----------    ---------
                                                                                        (Thousands)

EXPENDITURE

EXECUTIVE BRANCH OF GOVERNMENT
   Agriculture and Food                                   $ 203,819       $ 329,258       $ 337,797       $ 221,481     $   400,420
   Centenary Capital Fund                                         0              0                0          29,954          29,919
   Culture, Youth and Recreation                                  0              0                0           6,318          23,346
   Economic and Co-operative Development                     43,160          47,186          45,655          72,529          70,144
   Education                                                543,663         559,420         568,596         581,635         621,082
   Energy and Mines                                          16,100          17,617          17,332          18,880          29,924
   Environment and Resource Management                       97,823         165,469         147,392         125,356         137,428
      Forest Fire Contingency                                     0               0               0           3,848          40,000
   Executive Council                                          7,394           6,840           7,136           7,227           7,462
   Finance                                                  167,159         180,206         186,139         197,911         211,501
   Health                                                 1,677,217       1,774,616       1,955,736       2,025,833       2,199,753
      Transition Fund                                             0               0               0          49,817               0
   Highways and Transportation                              212,888         232,347         235,857         273,307         309,306
   Indian and Metis Affairs Secretariat                      26,086               0               0               0               0
   Intergovernmental and Aboriginal Affairs                   4,919          33,474          29,153          34,653          51,928
   Justice                                                  197,078         221,470         228,748         232,207         237,086
   Labour                                                     9,226          10,803          11,151          12,637          13,117
   Municipal Affairs, Culture and Housing                   181,647         168,248         178,357         181,060         170,550
   Post-Secondary Education and Skills Training             386,133         439,084         463,250         528,407         508,942
   Public Service Commission                                  8,255           8,918           8,570           8,165           8,945
   Rural Revitalization Office                                    0               0               0               0             597
   Saskatchewan Municipal Board                                 964           1,057             988             901             956
   Saskatchewan Property Management Corporation              18,854          28,104          34,851          22,017          24,502
   Saskatchewan Research Council                              7,956           7,956           8,012           9,172           8,306
   Saskatchewan Water Corporation                             4,888           4,896           4,893           9,444           8,722
   Social Services                                          535,968         569,239         577,886         578,574         579,956
   Women's Secretariat                                        1,385           1,521           1,193           1,150           1,178

LEGISLATIVE BRANCH OF GOVERNMENT
   Chief Electoral Officer                                        0             915           6,757           1,187             841
   Conflict of Interest Commissioner                              0               0              79              90              91
   Information and Privacy Commissioner                           0               0              55              85              84
   Legislative Assembly                                      15,851          17,355          15,070          15,737          17,239
   Ombudsman and Children's Advocate                              0               0           2,269           2,540           2,704
   Provincial Auditor                                         4,220           4,314           4,442           4,698           5,136
                                                        ------------    ------------    ------------    ------------      ----------
TOTAL OPERATING EXPENDITURE                               4,372,653       4,830,313       5,077,364       5,256,820       5,721,165
                                                        ------------    ------------    ------------    ------------      ----------
OPERATING SURPLUS                                           789,810         772,586         779,568       1,496,783         337,909

FINANCE - SERVICING THE DEBT                               (754,598)       (744,724)       (696,089)       (664,092)       (616,811)

TRANSFER TO THE FISCAL STABILIZATION FUND                         0               0               0        (775,000)        280,000
                                                        ------------    ------------    ------------    ------------      ----------
SURPLUS FOR THE YEAR                                    $    35,212   $      27,862   $      83,479    $     57,691      $    1,098

ACCUMULATED DEFICIT, BEGINNING OF YEAR                   (7,215,103)     (7,179,891)     (7,152,029)     (7,068,550)     (7,010,859)

ACCUMULATED DEFICIT, END OF YEAR                        $(7,179,891)  $  (7,152,029)  $  (7,068,550)   $ (7,010,859)    $(7,009,761)

1   See Notes 1-7 commencing on page 33.



                           (see accompanying notes)


                                             GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                                       General Revenue Fund Statement of Investing Activities[1]

                                                                                   FOR THE YEAR ENDED MARCH 31
                                                    -----------------------------------------------------------------------------
                                                             1998            1999            2000            2001         2002
                                                         ----------       ---------      ----------       ----------    ---------
                                                                                        (Thousands)

RECEIPTS

LOANS

   Agricultural Credit Corporation of Saskatchewan      $        0       $ 34,657        $       0     $   168,600     $   33,000
   Crown Investments Corporation of Saskatchewan            88,832        368,407           25,000               0        101,168
   Municipal Financing Corporation of Saskatchewan               0              0                0          27,916         35,000
   Saskatchewan Housing Corporation                         61,001         30,473           46,140          27,603         41,647
   Saskatchewan Opportunities Corporation                   24,749            189           26,789               0              0
   Saskatchewan Power Corporation                          152,335         95,156          128,715          54,703              0
   Saskatchewan Telecommunications
      Holding Corporation                                   22,153         64,700           33,196          89,693              0
   Saskatchewan Water Corporation                            1,537            530              559          17,355            628
   SaskEnergy Incorporated                                  54,400         50,000                0         272,934         71,401
   Other                                                   148,961         35,849           10,507          13,198         13,173
                                                       -----------     ----------        ---------     -----------     ----------
TOTAL LOAN RECEIPTS                                        553,968        679,961          270,906         672,002        296,017
                                                       -----------     ----------        ---------     -----------     ----------
SINKING FUNDS' CONTRIBUTIONS RECEIVED
   FROM CROWN CORPORATIONS                                 234,667        234,964           27,430          24,583         23,364
                                                       -----------     ----------        ---------     -----------     ----------
OTHER INVESTING ACTIVITIES

   Equity Investment in Crown Investments
      Corporation of Saskatchewan                                0         85,000                0               0          120,000
   Other                                                       956          1,485            1,488           1,357            1,253
                                                       -----------     ----------        ---------     -----------       ----------
TOTAL OTHER INVESTING ACTIVITIES                               956         86,485        $   1,488     $     1,357       $  121,253
                                                       -----------     ----------        ---------     -----------       ----------
TOTAL RECEIPTS                                          $  789,591     $1,001,410        $ 299,824     $   697,942       $  440,634
                                                       ===========     ==========        =========     ===========       ==========


                                                      (see accompanying notes)


                                             GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                                 General Revenue Fund Statement of Investing Activities (concluded)

                                                                            FOR THE YEAR ENDED MARCH 31
                                                           -------------------------------------------------------------------------
                                                               1998            1999            2000            2001            2002
                                                           -----------      ---------       ----------      ---------        -------
                                                                                           (Thousands)
DISBURSEMENTS

LOANS


   Agricultural Credit Corporation of Saskatchewan.....    $      0       $       0       $       0       $       0       $  5,400
   Information Services Corporation of Saskatchewan....           0               0           6,930          13,316         34,090
   Municipal Financing Corporation of Saskatchewan.....           0               0           7,824               0              0
   Saskatchewan Housing Corporation....................           0           6,500          41,668          10,336         24,500
   Saskatchewan Opportunities Corporation..............      45,000          15,000          50,000          25,359         13,136
   Saskatchewan Power Corporation......................           0               0               0               0        200,000
   Saskatchewan Property Management Corporation........           0               0               0               0          5,500
   Saskatchewan Telecommunications
      Holding Corporation..............................      14,700         110,000           1,000          90,000              0
   Saskatchewan Water Corporation......................           0          10,880           7,706               0          1,435
   SaskEnergy Incorporated.............................      55,000          54,900           8,800         341,271         60,000
   Other...............................................      16,014          20,836          15,538          15,032         76,464

TOTAL LOAN DISBURSEMENTS...............................     130,714         218,116         139,466         495,314        420,525

SINKING FUNDS' CONTRIBUTIONS...........................     275,932         277,395          73,157          77,252         82,041

OTHER INVESTING ACTIVITIES.............................          26              54              65              71             30

TOTAL DISBURSEMENTS....................................    $406,672       $ 495,565       $ 212,688       $ 572,637       $502,596

NET RECEIPTS (DISBURSEMENTS)...........................    $382,919       $ 505,845       $  87,136       $ 125,305       $(61,962)
------------------------------------------------------- ============================================================================
1  See Notes 1-7 commencing on page 33.


                                                      (see accompanying notes)

                                                                 38

                                             GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN

                                            General Revenue Fund Statement of Cash Flow [1]

                                                                                FOR THE YEAR ENDED MARCH 31
                                                        -------------------------------------------------------------------------
                                                           1998           1999           2000             2001            2002
                                                        ----------     -----------    -----------      -----------     ----------
                                                                                      (Thousands)
OPERATING ACTIVITIES

Surplus for the year.................................   $ 35,212       $ 27,862        $ 83,479        $ 57,691        $  1,098

Add (deduct) non-cash items
   Amortization of foreign exchange gains and losses.      3,954          9,173           5,973          14,095          17,196
   Loss on loans and investments.....................        524          2,148           1,009            (779)           (296)
Net change in non-cash operating activities..........     (8,305)         1,877        (223,155)       (101,570)       (126,884)
Earnings retained in sinking funds ..................    (24,094)       (27,082)        (22,955)        (36,256)        (35,216)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES           7,291         13,978        (155,649)        (66,819)       (144,102)


INVESTING ACTIVITIES

Loan Advances........................................ $ (130,714)    $ (218,116)     $ (139,466)     $ (495,314)    $  (420,525)
Loan Repayments......................................    553,968        679,961         270,906         672,002         296,017
Sinking funds' contributions received
   from Crown corporations...........................    234,667        234,964          27,430          24,583          23,364
Contributions made to sinking funds..................   (275,932)      (277,395)        (73,157)        (77,252)        (82,041)
Other................................................        930         86,431           1,423           1,286         121,223

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES         382,919        505,845          87,136         125,305         (61,962)


FINANCING ACTIVITIES
   Proceeds from debt................................    486,153        674,517       1,435,488       1,940,265       1,329,476
   Repayment of debt.................................   (969,444)    (1,356,380)     (1,580,121)     (2,238,399)     (1,028,393)
   Increase (Decrease) in deposits held..............     11,653        240,828         330,320         148,754        (326,153)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES        (471,638)      (441,035)        185,687        (149,380)        (25,070)


   INCREASE (DECREASE) IN CASH AND
      TEMPORARY INVESTMENTS..........................    (81,428)        78,788         117,174         (90,894)       (231,134)
Cash and temporary investments
   beginning of year.................................    337,688        256,260         335,048         452,222         361,328

CASH AND TEMPORARY INVESTMENTS,
   END OF YEAR....................................... $  256,260     $  335,048      $  452,222      $  361,328     $   130,194
-----------------------------------------------------===========================================================================
1   See Notes 1-7 commencing on page 33.

                           (see accompanying notes)

                  GOVERNMENT OF THE PROVINCE OF SASKATCHEWAN
            GENERAL REVENUE FUND NOTES TO THE FINANCIAL STATEMENTS
                       For the Year Ended March 31, 2002


1.   SIGNIFICANT ACCOUNTING POLICIES

     These financial statements are prepared in accordance with the generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, with the following exceptions:
o transfers to and from the Fiscal Stabilization Fund are included in the determination of surplus for the year; and,
o pension liabilities are not recorded in the financial statements. The General Revenue Fund accounts for pension obligations on a cash basis.

     The significant accounting policies are summarized below.

a)  REPORTING ENTITY

     The General Revenue Fund is the general fund which receives all revenues unless otherwise specified by law. Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

     Other government entities such as special purpose funds, Crown corporations, and other agencies, report separately in other financial statements. Only financial transactions to or from these other entities are included in the General Revenue Fund. The net expenditures/recoveries for revolving funds' operations are charged to expenditure.

     The Government's summary financial statements which include the financial activities of the General Revenue Fund and other government entities are provided separately.

b)     BASIS OF ACCOUNTING

     The accrual basis of accounting is used and specifically expressed as follows:

REVENUE

     Except for corporate and personal income taxes which are recorded when received from the federal government, revenues are recorded on the accrual basis.

     Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

EXPENDITURE

     Expenditures are recorded on the accrual basis except for pension costs which are recorded on the cash basis, and include the cost of tangible capital assets and inventories received during the year.

     Government transfers are recognized as expenditures in the period during which the transfer is authorized and any eligibility criteria are met.

ASSETS

     Financial assets are those assets on hand at the end of an accounting period which could provide resources to discharge existing liabilities or finance future operations.

     Temporary investments are recorded at the lower of cost or market.

     Agricultural land held for resale is valued at the lower of cost or net realizable value, on an aggregate basis.

        Deferred charges include issue costs and net discounts or premiums incurred on the issue of long term debt. They are recorded at cost and amortized on a straight line basis over the remaining life of the debt issue.

        Deferred foreign exchange loss includes unrealized foreign exchange gains and losses resulting from conversion of debt and sinking funds' investments, held for general government purposes in a foreign currency, to the Canadian dollar equivalent at March 31. Unrealized foreign exchange gains and losses are amortized on a straight line basis over the remaining life of the debt issue. Realized foreign exchange gains or losses, resulting from transactions for general government purposes, are included in servicing the debt.

     Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing. Short term loans to Crown corporations are recorded at par; all other loans are recorded at cost. Interest received on these loans is netted against interest paid on money borrowed for these loans.

     Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

     Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

     Tangible capital assets and inventories, except for agricultural land held for resale, are recorded as an expenditure in the period acquired.

LIABILITIES

     Reported liabilities include obligations to outside organizations and individuals as a result of transactions and events occurring prior to year end. They are the result of financial obligations to repay borrowings or to pay for goods and services acquired prior to year end, and of revenue, where goods or services will be delivered in the future.

     Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

     Debt is issued for general government purposes and for Crown corporations. All debt is recorded at par.

     Premiums, discounts, and issue costs incurred on debt issued for general government purposes are recorded as deferred charges and amortized on a straight line basis over the remaining life of the debt issue.

     Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made on debt incurred on their behalf. Premiums and discounts on long term investments within the sinking fund are amortized by the type of security on a constant yield basis.

     Debt issues and sinking funds' investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

     Interest, discounts, premiums and commissions on money borrowed for Crown corporations and others are netted against reimbursements by these entities.

     Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expenditure in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

2.   MEASUREMENT UNCERTAINTY

     Uncertainty in the determination of the amount at which an item is recognized in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount.

     Measurement uncertainty exists in these financial statements in the accrual of non-renewable resource royalties, and the federal government's Equalization and the Canada Health and Social Transfer. The uncertainty arises from factors such as price and production sensitivities in the royalty structures, and the effect on transfers from the federal government of changes in economic and demographic conditions in the Province and the country. Management considers that it is reasonably possible that changes in future conditions in the near term could require a material change in the amounts recognized. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

3.   CASH AND TEMPORARY INVESTMENTS

     The market value of cash and temporary investments is $130.2 million (2001 - $361.6 million). Temporary investments are generally for less than 30 days, and have an average effective interest rate of 2.02 per cent.

4.   AGRICULTURAL LAND HELD FOR RESALE

     The estimated net realizable value of the agricultural land held for resale at March 31, 2002 is $196.9 million (2001 - $202.2 million).

5.   TANGIBLE CAPITAL ASSETS

     Tangible capital assets are recorded as an expenditure in the year acquired and are not included in the Statement of Financial Assets, Liabilities, and Accumulated Deficit. These assets are a key component in the delivery of government programs and provide on-going value to the public.

     Tangible capital assets are valued at cost. All costs directly attributable to the acquisition, construction, development or betterment of the tangible capital assets are included.

     Amortization is calculated using the straight line method based on the estimated useful life of each asset.

     During the current year, tangible capital assets costing $153.8 million (2001 - $117.3 million) were acquired. The net book value of $1,333.0 million (2001 - $1,271.1 million) represents the cost of tangible capital assets less an estimate of the portion of the assets used in the delivery of services.

     The following table includes assets held for use and does not include assets acquired by right or heritage assets and certain assets available for public use.

     The Saskatchewan Property Management Corporation (SPMC) also acquires tangible capital assets for use in day to day operations. SPMC manages most of the buildings and land used in the provision of services to the public. These assets are reported separately in the financial statements of SPMC.

                                                          (Thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                    2002                                                              2001
                             ------------------------------------------------------------------------------------   ----------
                                                                                    Office
                             Highways     Machinery &    Computer     Computer    Funiture &                         Total
                             & Bridges(*)  Equipment     Hardware     Software     Equipment    Other     Total  (Restated)
--------------------------------------------------------------------------------------------------------------------------------
                             15 years -                                                      3 years -
 Estimated useful life       Indefinite    10 years      3 years      3 years   5-10 years  Indefinite
                             ----------    --------      -------      -------   ----------  ----------
Opening cost.............. $ 2,367,204     $ 15,902     $ 27,009     $ 4,588   $ 10,166     $14,925     $2,439,794 $2,361,945
Additions.................     132,315        1,682        8,109       6,521      2,098       3,053        153,778    117,340
Disposals.................     (28,280)      (1,659)      (7,853)       (679)       (99)          0        (38,570)   (39,491)
--------------------------------------------------------------------------------------------------------------------------------
Closing cost of tangible
   capital assets.........   2,471,239       15,925       27,265      10,430     12,165      17,978      2,555,002  2,439,794
--------------------------------------------------------------------------------------------------------------------------------
Opening accumulated
   amortization...........   1,136,158        7,532       15,137       2,550      3,136       4,155      1,168,668  1,120,052
Annual amortization.......      72,228        1,716       10,404       3,492      1,441       2,235         91,516     86,689
Write-downs...............           0            0            0           0          0           0              0          0
Disposals.................     (28,280)      (1,263)      (7,853)       (679)       (98)          0        (38,173)    38,073)
--------------------------------------------------------------------------------------------------------------------------------
Closing accumulated
  amortization...........    1,180,106        7,985       17,688       5,363      4,479       6,390      1,222,011  1,168,668
--------------------------------------------------------------------------------------------------------------------------------
Net Book Value of
 Tangible Capital Assets.. $ 1,291,133     $  7,940     $  9,577     $ 5,067   $  7,686     $11,588     $1,332,991 $1,271,126
=================================================================================================================================
=================================================================================================================================
*During the year, the value of highways and bridges was established. Discounted replacement cost was used to estimate the cost of highways acquired prior to 1994-95 and bridges acquired prior to 1998-99.

6.   RISK MANAGEMENT OF PUBLIC DEBT

     Funds are borrowed in both domestic and foreign capital markets by issuing Province of Saskatchewan securities. This borrowing activity finances general government operations and the activities of Crown corporations. These transactions result in exposure to four types of risk - interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

     To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained. Where market conditions dictate that other forms of debt are more attractive, opportunities are identified to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract whose value is based on the value of another asset or index.

     Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominately fixed rates of interest rather than at floating rates of interest. Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. At March 31, 2002, 85.6 per cent (2001 - 81.6 per cent) of the principal value of debt issues effectively carried a fixed rate of interest.

     Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of a cross currency swap. At March 31, 2002, 79.6 per cent (2001 - 79.3 per cent) of the principal value of debt issues was effectively denominated in Canadian dollars.

     Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties with good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2002, 100 per cent (2001 - 100 per cent) of counterparties held a credit rating of A or higher, as defined by Standard and Poor's.

     Liquidity risk is a risk that financial commitments will not be met over the short term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long term debt issues and maintaining adequate cash reserves and short term borrowing programs as contingent sources of liquidity.

7.   PENSION LIABILITIES

     The Government sponsors several defined benefit and defined contribution pension plans.

     Pension fund assets of government sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

DEFINED BENEFIT PENSION PLANS

     Defined benefit pension plans provide benefits based on length of service and pensionable earnings. A typical defined benefit pension plan provides pensions equal to 2 per cent of a member's average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their pension plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

     The two main plans are the Teachers' Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Members of the Legislative Assembly Superannuation Plan (MLA), Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.

     Actuarial valuations are performed at least triennially. These valuations are extrapolated by an actuary when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long term rates and short term forecasts. Estimates vary based on the individual plan. The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long term rates of return for the individual plans.

     The TSP provides inflation protection equal to 80 per cent of the annual increase in the Consumer Price Index. Other plans provide inflation indexing at the discretion of the Lieutenant Governor in Council.

     The Government is required to match member current service contributions for all plans except Judges and the PSSP. Separate pension funds are maintained for all plans except the PSSP. PSSP member contributions are deposited into the General Revenue Fund. All pension obligations arising under the PSSP are paid from the General Revenue Fund.


     Information on the defined benefit pension plans follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                                     2002                            2001
                                                            ----------------------------------------------------  ----------
                                                                      TSP         PSSP       Others       Total      Total
----------------------------------------------------------------------------------------------------------------------------
Plan status...............................................           closed       closed     closed(1)      n/a         n/a
Member contribution rate, percentage of salary............             7.85       7 - 9(2)    5 - 9(2)      n/a         n/a
Number of active members..................................            5,269       2,069         86         7,424      8,461
Average age of active members, years......................             50.6        52.1         55.0        51.1       49.9
Former members entitled to deferred pension benefits......            6,675         124           10       6,809      7,162
Number of superannuates and surviving spouses.............            9,533       5,701        2,015      17,249     16,629
Member contributions (thousands of dollars)...............         $ 22,000     $ 6,278      $   359    $ 28,637   $ 29,627
Government contributions (thousands of dollars)...........           56,000           0        4,807      60,807     54,803
Benefits paid (thousands of dollars)......................          224,326      92,586        6,569     323,481    306,930
----------------------------------------------------------------------------------------------------------------------------
1   Judges is open to new membership, all other plans are closed.
2   Contribution rate varies based on age upon joining the plan.

     The assumptions used to determine the actuarial value of the accrued benefit obligation and pension fund assets for TSP and PSSP are as follows:
--------------------------------------------------------------------------
                                                       TSP         PSSP
                                                     ----------------------
Rate of compensation increase........................  3.5%         3.0%
Expected long term rate of return on plan assets.....  7.5%          n/a
Discount rate........................................  7.5%        6.25%
Inflation rate.......................................  3.0%         3.0%
---------------------------------------------------------------------------

Based on the latest actuarial valuation, extrapolated to March 31, 2002, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

                                                       (THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------
                                             2002                                                                   2001
                                         ----------------------------------------------------------------------   ----------
                             Actuarial      Accrued        Pension                   Unamortized
                             Valuation      Benefit         Fund         Net         Estimation       Pension      Pension
Plan Name                       Date       Obligation       Assets    Obligation    Adjustments(1)  Liabilities  Liabilities
----------------------------------------------------------------------------------------------------------------------------
TSP(2)..............      June 30, 2001   $ 3,682,000   $ 1,802,000  $ 1,880,000     $ 658,408      $2,538,408    2,561,028
PSSP................      Sept. 30, 1999    1,524,110             0    1,524,110      (183,174)      1,340,936    1,284,808
Others..............      Various             218,224       136,163       82,061        (8,922)         73,139       66,811
---------------------------------------------------------------------------------------------------------------------------
Total...............                      $ 5,424,334   $ 1,938,163  $ 3,486,171     $ 466,312       $3,952,483   $3,912,647
============================================================================================================================
============================================================================================================================
1 Amortized to income over 1 to 13 years, the estimated average remaining service life of active plan members at the time the estimation adjustment arises. The net estimation adjustment gains during the year totalled $245.8 million.

2 The TSP accrued benefit obligation includes a liability of $78 million (2001-$67.0 million) relating to the TSP disability provision.


     At March 31, 2002, the market value of plan investments was $1.9 billion (2001 - $2.0 billion). Of this amount, 43.7 per cent (2001 - 42.4 per cent), was invested in fixed income securities and 50.7 per cent (2001 - 52.7 per cent) in equity investments.

     The TSP's actual rate of return on plan assets was 4.9 per cent (2001 -
4.5 per cent).

DEFINED CONTRIBUTION PENSION PLANS

     Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary.

     The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution pension plan. Employers are required to match employee current service contributions to this plan. The General Revenue Fund has fully funded its share. The General Revenue Fund also contributes to the Saskatchewan Teachers' Retirement Plan (STRP), sponsored by the Saskatchewan Teachers' Federation.


     Information on the defined contribution pension plans to which the General Revenue Fund contributes follows:

---------------------------------------------------------------------------------------------------------------
                                                                      2002                              2001
                                                             ----------------------------------------  --------
                                                                PEPP          STRP       Total         Total
Plan status............................................         open            n/a       n/a           n/a
Member contribution rate, percentage of salary.........         5 - 5.75(1)     n/a       n/a           n/a
Employer contribution rate, percentage of salary.......         5 - 5.75(1)     n/a       n/a           n/a
Number of active members, all employers................           29,207        n/a    29,207        27,888
GENERAL REVENUE FUND PARTICIPATION:
Number of active members...............................           14,560        n/a    14,560        14,303
Number of inactive members.............................            6,732        n/a     6,732         6,054
Member contributions (thousands of dollars)............         $ 25,501        n/a  $ 25,501      $ 24,065
Government contributions (thousands of dollars)........           25,637    $ 25,644   51,281        47,607
---------------------------------------------------------------------------------------------------------------
1   Contribution rate varies based on employee group.


PENSION EXPENDITURE

Pensions are accounted for on a cash basis. The pension liabilities are not recorded in the financial statements.


                                                        (THOUSANDS)
                                                   2002             2001
-------------------------------------------------------------------------
Defined benefit plans.........................$ 147,115        $ 140,535

Defined contribution pension plans............   51,281           47,607
-------------------------------------------------------------------------
Total pension expenditure.....................$ 198,396        $ 188,142
=========================================================================


8.   RESERVES

     The accumulated deficit of $7,009.8 million consists of an unallocated deficit component of $7,021.7 million and the Environmental Protection Reserve of $11.9 million. The Environmental Protection Reserve was created to provide contingency funding to mitigate unforeseen environmental problems related to uranium milling. The reserve is maintained at its March 31, 1992 balance.

9.   DEBT SERVICING COSTS


                                                        (THOUSANDS)
                                                   2002             2001
-------------------------------------------------------------------------
Total interest costs.... .....................$ 911,470        $1,020,168
Less interest reimbursed from Crown
  corporations and others..................... (319,507)         (378,116)
Other costs...................................   24,848            22,040
-------------------------------------------------------------------------
Total Debt Servicing Costs....................$ 616,811        $ 664,092
=========================================================================

10.  OPERATING EXPENDITURE BY FUNCTION AND BY OBJECT

     Operating expenditure by function is reported as follows:


                                                          (THOUSANDS)
                                                      2002            2001
--------------------------------------------------------------------------
Agriculture......................................$ 401,154       $.219,235
Community development............................  167,418         147,507
Economic development.............................  109,899         115,000
Education........................................1,089,924       1,069,811
Environment and natural resources................  177,213         132,766
Health...........................................2,199,753       2,075,650
Protection of persons and property...............  244,762         240,299
Social services and assistance...................  686,970         683,648
Transportation...................................  336,628         299,199
Other............................................  307,444         273,705
--------------------------------------------------------------------------
Total Operating Expenditure.....................$5,721,165      $5,256,820
==========================================================================


     Operating expenditure by object is reported as follows:



                                                       (THOUSANDS)
                                                   2002            2001
-------------------------------------------------------------------------
Personal services..............................$ 514,460      $ 478,425
Travel..........................................  37,291         35,172
Transfers:
   Government entities.........................2,080,135      1,849,311
   Other.......................................2,383,798      2,236,593
Supplier payments..............................  510,067        471,030
Other..........................................  195,414        186,289
-------------------------------------------------------------------------
Total Operating Expenditure...................$5,721,165     $5,256,820
=========================================================================



11.  CONTINGENCIES

(a)  GUARANTEED DEBT

     At March 31, 2002, $260.8 million (2001 - $312.0 million) in loans were guaranteed by the Minister of Finance.

(b)  LAWSUITS

     Up to $42.5 million may be paid, depending on the outcome of lawsuits in progress.

(c)  INDIAN AND NORTHERN AFFAIRS CANADA

     The Government pays for certain social services provided to status Indians and submits claims to the federal government for the cost of these services. The Government believes these costs are the responsibility of the federal government and believes they are fully reimbursable. However, the federal government denies responsibility for a portion of these costs.

     The Government is unable to determine whether or not the outstanding amounts will be reimbursed. The Government will account for any recovery resulting from the resolution of this contingency at the time of settlement. No provision for such a recovery has been made in these financial statements.

12.  COMMITMENTS

     Major financial commitments include:

     o Treaty land entitlement agreement commitments valued at approximately $67.1 million over nine years; rural municipality and school division tax loss compensation of approximately $14.0 million as land achieves reserve status over the course of the agreements;

     o Research and development projects for new agriculture technology and opportunities in the agri-food industry, $13.1 million over five years;

     o Weyerhaeuser Canada Ltd. agreement for road maintenance and construction, term indefinite, five year estimate of commitment, $23.5 million;

     o Mistik Management agreement for road reconstruction, $1.6 million over two years;

     o    Capital grant projects, over the next three years, $90.3 million;

     o    Contracts for highway improvement, $36.8 million;

     o    Computer service agreements, $32.5 million over five years;

     o Projects to expand innovation and enhance the competitive ability of the Saskatchewan economy, $10.0 million over four years; and,

     o An agreement with the Saskatchewan Medical Association for $7.8 million for recruitment, retention and continuing medical education initiatives for physicians.

     Included are commitments for agriculture $13.1 million, education $51.1 million, health $51.0 million, transportation $61.9 million, community development $81.1 million, economic development $10.0 million, social services and assistance $6.5 million and other $22.0 million.

13.  RELATED PARTY TRANSACTIONS

     Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

     Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms. These transactions include:

     o payments to related parties of approximately $102.8 million (2001 - $97.6 million) to Saskatchewan Property Management Corporation and $17.3 million (2001 - $18.6 million) to Saskatchewan
          Telecommunications Holding Corporation;

     o taxation and non-renewable resource revenue received from related parties during 2001-02 of approximately $57.5 million (2001 - $56.0 million). In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

     Other transactions with related parties and amounts due to or from them are described separately in these financial statements.

14.  TRUST FUNDS

     Trust funds are property held and administered on behalf of beneficiaries. Trust assets are not owned by the Government and the Government has no equity in the funds. Therefore, trust funds are not included in the reporting entity.

     Fund balances held and administered by the General Revenue Fund at March 31, 2002, were as follows:


                                                         (THOUSANDS)
                                                    2002             2001
--------------------------------------------------------------------------
Superannuation funds and pension plans[1]......$5,901,771      $5,821,892
Public Trustee's Trust Account.................   139,542         135,357
Other trusts...................................    37,346          35,957
--------------------------------------------------------------------------
Total .........................................$6,078,659      $5,993,206
==========================================================================



1 The balance reflects the latest financial statements of the funds and plans closest to March 31, 2002.


15.  COMPARATIVE FIGURES

     Certain of the 2001 figures have been reclassified to conform with the current year presentation. With regard to expenditures, the figures are reported on the same basis as the Estimates for the prior year.

16.  DEBT REDUCTION ACCOUNT

     This account was established pursuant to The Balanced Budget Act. The Debt Reduction Account is an accounting of the accumulated surpluses of the General Revenue Fund commencing April 1, 1995.


                                                          (THOUSANDS)
                                                    BUDGET         ACTUAL
--------------------------------------------------------------------------
Debt Reduction Account, beginning of year........$ 629,642       $ 629,642
Reduction in Accumulated Deficit for the year....    2,776           1,098
--------------------------------------------------------------------------
Debt Reduction Account, End of Year..............$ 632,418       $ 630,740
==========================================================================

                      DETAIL OF GENERAL REVENUE FUND DEBT
                       As at March 31, 2002 (unaudited)

A.   Term Debt Issued to the Public

                                        Interest                     $ Amount
Date of Issue       Date of Maturity    Rate %         Currency     Outstanding
-------------       ----------------    --------       --------    -------------

July 15/97          July 15/02          4              Canadian       28,347,300
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 1998).

July 29/92          July 29/02          8.75           Canadian       47,700,000
(The original 5,000,000,000 6.04% Japanese Yen loan has been converted by forward contract to Canadian dollars resulting in an all-in-cost of 8 3/4%;
Non Callable)

September 30/92     September 30/02     8.21           Canadian       49,613,664
(The original 5,000,000,000 6% Japanese Yen loan has been converted by forward contract to Canadian dollars resulting in an all-in-cost of 8.21%; Non
Callable)

February 12/93      February 12/03      9.055          Canadian      154,107,820
(The original 200,000,000 Deutschemark (102,258,400 Euro) issue carried interest at 11% paid annually for two years and a floating interest rate paid semi-annually for the remaining term of the debentures. Principal and interest payments have been converted by forward contract to Canadian dollars with an all-in-cost of 9.055%; Non Callable; sinking fund)

July 20/93          July 15/03          6.625          Canadian      191,850,000
                                                       U.S.           50,000,000
(The General Revenue Fund $150,000,000 U.S. share of this issue has been swapped into $191,850,000 Canadian dollars with an effective interest rate of 8.32%; Non Callable; annual sinking fund)

July 15/98          July 15/03          5              Canadian       73,382,700
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 1999)

August 31/93        August 31/03        8.2            Canadian       31,040,865
(The original 2,500,000,000 5.2% Japanese Yen loan has been swapped into Canadian dollars with an effective interest rate of 8.2%; Non Callable)

March 1/01          March 1/04          5 - 6.8        Canadian       50,000,000
(If not redeemed by the holder on March 1, 2004, this note matures on March 1, 2011. This note pays interest at 5% to March 1, 2004 and 6.8% thereafter.)

May 10/94           May 10/04           8.82           Canadian       67,116,600
(The original 5,000,000,000 4.48% Japanese Yen loan has been swapped into Canadian dollars with an effective interest rate of 8.82%; Non Callable)

June 22/99          June 17/04          5.5 - 5.75     Canadian       25,000,000
(If not redeemed by the holder on June 17, 2004, this note matures on June 17, 2019. This note pays interest at 5 1/2% to June 17, 2004 and 5 3/4% thereafter.)

July 15/99          July 15/04          5              Canadian      144,103,100
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2000.)

July 26/94          July 15/04          Var.           Canadian      553,094,588
(The original $400,000,000 8% U.S. debentures have been swapped into Canadian dollars; $200,000,000 at 9.83%; $127,587,285 at 4.98% and $72,412,715 at
4.982%; Non Callable; annual sinking fund)

August 16/94        August 16/04        9.5            Canadian      300,000,000
(Non Callable; annual sinking fund)

December 30/86      December 30/04      9.625          Canadian      100,000,000
(Non Callable)

February 17/00      January 25/05       6.1 - 6.25     Canadian       25,000,000
(If not redeemed by the holder on January 25, 2005, this note matures on January 25, 2030. This note pays interest at 6.1% to January 25, 2005 and 6
1/4% thereafter; annual sinking fund.)

January 16/02       April 1/05          4.205          Canadian       50,000,000
(The original floating rate debt pays interest at the three month BA rate plus 0.09%. This has been swapped into a fixed rate obligation at 4.205%.)

                                        Interest                     $ Amount
Date of Issue       Date of Maturity    Rate %         Currency     Outstanding
-------------       ----------------    --------       --------    -------------


July 15/00          July 15/05          5.75           Canadian      486,944,700
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2001.)

December 19/95      December 19/05      7.5            Canadian      300,000,000
(Non Callable; annual sinking fund)

March 24/99         March 5/06          5 - 5.6        Canadian       60,000,000
(If not redeemed by the holder on March 5, 2006, this note matures on March 5, 2029. This note pays interest at 5% to March 5, 2006 and 5.6% thereafter.)

October 27/00       June 1/06           6              Canadian      250,000,000
(Non Callable)

July 15/01          July 15/06          4.25           Canadian       49,305,700
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2002.)

August 23/96        August 23/06        7.846          Canadian      63,684,000
(The original 5,000,000,000 3.451% Japanese Yen loan has been converted by forward contract to Canadian dollars resulting in an all-in cost of 7.846%;
Non Callable)

November 1/01       December 1/06       4.75           Canadian      300,000,000
(Non Callable)

January 25/00       January 25/07       6.35           Canadian       30,000,000
(Extendible at the option of the holder to January 25, 2030; annual sinking fund.)

January 25/00       January 25/07       5.49 - 6.35    Canadian      170,000,000
(Extendible at the option of the holder to January 25, 2030. This note, which pays interest at 6.2% to January 25, 2007 and 6.35% thereafter, has been swapped into an obligation paying 5.49% to January 25, 2007, and 6.35% thereafter; this issue was reopened on January 17, 2002 and an additional $50,000,000 notes were sold; annual sinking fund.)

March 9/00          March 9/07          6.25           Canadian      250,000,000
(Non Callable)

May 15/97           May 15/07           6.65           Canadian       30,000,000
(Non Callable; annual sinking fund)

January 31/02       September 6/07      5              Canadian      400,000,000
($200,000,000 of this 5% debenture issue has been swapped to a floating rate obligation paying 3 month BA rate plus 0.025%; Non Callable.)

March 2/83          March 1/08          9              Canadian       50,000,000
(Non Callable)

March 15/93         March 15/08         7.125          U.S.          194,000,000
(Non Callable; annual sinking fund)

November 28/97      May 28/08           5.5            Canadian       20,000,000
(Non Callable; annual sinking fund)

February 26/98      June 2/08           5.5            Canadian      400,000,000
(Non Callable; annual sinking fund)

February 13/02      February 13/09      5.05           Canadian       30,000,000
(Extendible at the option of the holder to February 13, 2032; this note pays interest at 5.05% to February 13, 2009 at 6.3% thereafter.)

November 12/99      November 12/09      6.5            Canadian      250,000,000
(Non Callable; annual sinking fund)

January 18/90       January 18/10       10             Canadian      300,000,000
(Non Callable; annual sinking fund)

                                        Interest                     $ Amount
Date of Issue       Date of Maturity    Rate %         Currency     Outstanding
-------------       ----------------    --------       --------    -------------

September 1/00      September 1/10      6.15           Canadian      550,000,000
(Non Callable; annual sinking fund)

February 2/93       February 1/13       8              Canadian      292,060,000
                                                       U.S.          200,000,000

($200,000,000 of the U.S. $400,000,000 debenture issue has been swapped to Canadian dollars with an effective interest rate of 7 1/4%; Non Callable; annual sinking fund)

July 20/93          July 15/13          7.375          U.S.          300,000,000
(Non Callable; annual sinking fund)

March 14/91         April 10/14         10.25          Canadian      583,916,000
(Non Callable; annual sinking fund)

December 1/65       December 1/15       5.125          Canadian        1,513,376
(Payable in blended semi-annual payments of principal and interest totalling $76,399.60. Prepayable in whole or in part any time prior to December 1, 2015, without penalty)

September 17/96     September 17/16     7.93           Canadian       17,184,000
(Non Callable Serial Note)

December 20/90      December 15/20      9.375          U.S.          300,000,000
(Non Callable; annual sinking fund)

February 26/91      February 15/21      9.125          U.S.          200,000,000
(Non Callable; annual sinking fund)

February 4/92       February 4/22       9.6            Canadian      255,000,000
(Non Callable; annual sinking fund)

July 21/92          July 15/22          8.5            U.S.          300,000,000
(Non Callable; annual sinking fund)

May 30/95           May 30/25           8.75           Canadian      175,000,000
(Non Callable; annual sinking fund)

December 4/98       March 5/29          5.75           Canadian      350,000,000
(Non Callable; annual sinking fund)

December 10/01      September 5/31      6.4            Canadian      450,000,000
(Non Callable)

Various debentures issued to finance union hospital debt                   2,702

B.   Debentures Issued to Minister of Finance of Canada

       Date of Issue                   Date of Maturity          Interest Rate       Amount Outstanding
---------------------------        ---------------------         -------------       ------------------

Re:  Canada Pension Plan(1)
April 1982-March 1983              April 2002-March 2003              14.67          $   110,084,000
April 1983-March 1984              April 2003-March 2004              11.60              109,328,000
April 1984-March 1985              April 2004-March 2005              13.37              104,274,000
April 1985-March 1986              April 2005-March 2006              11.48              112,507,000
April 1986-March 1987              April 2006-March 2007               9.61              133,709,000
April 1987-March 1988              April 2007-March 2008               9.61               88,333,000
April 1988-March 1989              April 2008-March 2009              10.08               93,932,000
April 1989-March 1990              April 2009-March 2010(2)            9.90              101,867,000
April 1990-March 1991              April 2010-March 2011(2)           10.85               90,318,000
April 1991-March 1992              April 2011-March 2012(2)            9.92               90,664,000
April 1992-March 1993              April 2012-March 2013(2)            9.37               62,705,000
April 1999-March 2000              April 2019-March 2020(2)            6.34               46,335,000
April 2000-March 2001              April 2020-March 2021(2)            6.54               75,553,000
                                                                                     ---------------
                                                                                     $ 1,219,609,000

Re:  The Municipal Development Loan Fund
1965-1967                                2005-2007                     5.38%         $        18,087

Re:  Agricultural Service Centres Loan Agreement
1984-1985                                2003-2004                    12.28%         $        48,249
                                                                                     ---------------
TOTAL                                                                                $ 1,219,675,336

-----------------------------------

1 All debentures issued to the CPP have a 20-year maturity, are callable at the option of the Province and are redeemable in certain circumstances. The interest rates have been prepared on a weighted average basis.

2 Subject in part to annual sinking funds; equity in sinking funds at March 31, 2002, $45,539,277.


SUMMARY


Payable in Canadian Funds:
  Term Debt Issued to the Public.............................  $ 8,004,967,000
  Debentures Issued to Minister of Finance of Canada.........    1,219,675,000
Payable in Foreign Currencies
  Term Debt Issued to the Public
  (converted to Canadian Dollars)............................    2,460,364,000
Term Debt Outstanding........................................   11,685,006,000
Promissory Notes Outstanding.................................      402,000,000
Gross Debt...................................................  $12,087,006,000

                              CROWN CORPORATIONS

INTRODUCTION

     Saskatchewan's Crown corporations are involved in a broad range of activities including the provision of electricity, natural gas, telecommunications, financial services and other goods and services. Certain Crown corporations are commercial enterprises intended to be self-sustaining while others receive an annual appropriation to cover costs of administration and other expenses.

     Traditionally, the capital requirements of the Government's enterprises have been financed, with few exceptions, through direct obligations of, or advances by, the General Revenue Fund ("GRF"). Provincial legislation governing certain Crown corporations provides for the issuance of securities by these enterprises, with or without a guarantee of the Province. Pursuant to The Financial Administration Act, 1993, all borrowings by Provincial Crown corporations must be approved by the Minister of Finance for Saskatchewan.

     Loans and advances to, and investments in, Crown corporations are carried in the financial statements of the GRF at cost. Loans and equity investments are written down to their estimated net realizable value.

     For administrative purposes, Saskatchewan's Crown corporations are categorized into two separate groups. Most Crown corporations with commercial operations are under the purview of, and report to, Crown Investments Corporation of Saskatchewan, as discussed below. All other Crown corporations report directly to the Treasury Board, which is a committee of the Executive Council. Some corporations have dual reporting requirements.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN ("CIC")

     INTRODUCTION. CIC is a Provincial Crown corporation without share capital, established and operating under authority of The Crown Corporations Act, 1993, wholly owned by the Government of Saskatchewan. CIC is responsible for certain Provincial investments including Crown corporations and financial and operating investments. Crown corporations are designated as being under the purview of CIC by legislation or Order-in-Council. As at December 31, 2001, there were eleven corporations so designated.

     FISCAL YEAR 2001 HIGHLIGHTS - NON-CONSOLIDATED BASIS. CIC, as a legal entity, makes investments, borrows money, receives dividends and interest income and pays interest, grants and other expenses. The results of these transactions are reflected in CIC's Non-Consolidated Financial Statements which, unlike the financial statements of the GRF, are based on the calendar year.

     Non-consolidated net earnings in 2001 were $110.2 million compared to $204.1 million in 2000. The $93.9 million decrease was largely due to lower dividend revenue and higher grants to subsidiaries, partly offset by higher interest earned on short term investments and lower net interest and operating expenses.

     Revenues for the year were $141.1 million, a decrease of $91.3 million from 2000. The decrease was primarily the result of lower dividends from subsidiary Crown corporations, partly offset by higher interest revenue.

     In addition to the $2.7 million of dividends declared from CIC's investment in Cameco Corporation, the following dividends were declared to CIC from Crown corporations under its purview.

                                                                     Millions
                                                                     --------

Saskatchewan Power Corporation.......................................$   16.0
Saskatchewan Telecommunications Holding Corporation..................    91.3
SaskEnergy Incorporated..............................................       -
Saskatchewan Government Insurance....................................     9.2
                                                                      -------
                                                                      $ 116.5
                                                                      =======

Dividends declared to CIC from CIC Crown corporations in 2000 totalled $222.4 million.

Expenses of $17.8 million in 2001 were down $5.6 million from the previous year, mainly due to reduced net interest expense. Interest expense of $6.9 million declined combined with a $5.0 million contribution to the sinking fund and sinking fund earnings $5.1 million due to repayment of maturing long term debt in 2001, combined with sinking fund earnings. Debt at year-end was $22.6 million, a reduction of $25.3 million or 53 per cent from 2000.

     CIC did not have any asset write-downs in either 2000 or 2001.

     FISCAL YEAR 2001 HIGHLIGHTS - CONSOLIDATED BASIS. The financial statements of CIC are consolidated with the Crown corporations under its purview and other investments to provide the Legislature with financial information relating to the aggregate results of these corporations. The corporations provide a wide variety of services and sell various commodities in both domestic and international markets. The diversified nature of the corporations within the consolidated group is such that the operating results are affected by events and conditions occurring throughout the world.

     For the year ended December 31, 2001, CIC reported consolidated net earnings of $132.2 million on total revenues of $3.4 billion, compared to consolidated net earnings of $271.9 million (restated) on total revenues of $3.2 billion in 2000. During 2001, CIC adopted the Canadian Instituted of Chartered Accountants' new recommendation for foreign currency translation. Excluding losses from non-recurring items of $75.7 million (2000 - $19.1 million), earnings from ongoing operations were $207.8 million (2000 - $252.8 million). The decrease mainly reflects lower income at SaskPower due to lower hydroelectric generation which was replaced by higher cost supply sources; decreased revenue at Meadow Lake Pulp Limited Partnership ("MLPLP") due to a downturn in world pulp commodity markets in 2001; and lower earnings on SGI's investment portfolio. Offsetting these decreases were increases at NewGrade due to record high oil differentials and increased throughputs and increased activity in diversified operations and increased contribution, cellular and internet services at SaskTel. Non-recurring items in 2001 consisted primarily of losses on natural gas commodity sales by SaskEnergy ($61.3 million) and the write-down of potato storage assets ($14.3 million). Non-recurring items in 2000 consisted of gains on the sale of shares in Austar United Communications Limited ($13.7 million), a non-cash gain on the divestiture of Regional Cable TV (Western) Inc. ($7.7 million), and a gain on the deemed disposition of Soft Tracks Enterprises Ltd. ($1.7 million), partially offset by a $3.6 million loss on the sale of Western Canadian Beef Packers Inc. ("WCBP").

     As CIC has strengthened its financial position by reducing its non-consolidated debt to a self-supporting level, higher dividends to the GRF have been possible. CIC has been able to increase its regular GRF dividend from $50.0 million in 1995, 1996, and 1997 to $100.0 million in 1998 and $125.0 million in 1999. Also, proceeds from the 1998 sale of the Husky Upgrader enabled CIC to declare a special dividend of $100.0 million to the GRF, and the repayment of $85.0 million in equity advances from the GRF. The shareholder deferred the declaration of CIC's $150.0 million dividend to the GRF for 2000. For 2001, CIC declared a regular dividend of $200.0 million. In 2002, CIC expects to declare a $300.0 million dividend to the GRF, including a $100.0 million portion of the dividend deferred for 2000. In 2002, CIC also paid $181.3 million as an equity repayment related to the sale in February 2002 of its remaining interest in Cameco Corporation.

     During 2001, capital expenditures made by CIC and the Crown corporations under its purview totaled $541.1 million compared to $434.4 million spent in 2000. Taxes and resource payments made by the corporations were $103.5 million in 2001 compared to $80.8 million in 2000. Total consolidated assets administered by CIC were $8.2 billion as at December 31, 2001, up from a total of $7.5 billion as at December 31, 2000 (restated).

     In October 1999, the Government replaced the existing 45-Day Rate Review process for Crown monopoly utility rates with a new process. On November 18, 1999, the Minister of Crown Investments Corporation issued a Ministerial Order establishing the Saskatchewan Interim Rate Review Panel ("SIRRP") as a ministerial advisory committee, pending the development and implementation of a permanent review process. On July 26, 2000, the Saskatchewan Rate Review Panel ("SRRP") was established and its mandate is patterned on SIRRP. This mandate is to conduct a review and provide an opinion on the fairness and reasonableness of proposed Crown corporation monopoly rate changes, referred to the Panel by the Minister of Crown Investments Corporation, considering the interests of the customer, the Crown corporation, and the public.

     In June 2001, SRRP's recommendation for a 24.4 per cent rate increase for natural gas consumption rates from 16.69 cents per cubic metre to 23.38 cents per cubic metre was approved by Cabinet in the face of a significant spike in the market price of natural gas. The rate increase was mitigated for customers by Cabinet's direction to SaskEnergy to absorb $75.9 million in costs that would otherwise have been passed on to consumers.

     In October of 2001, Cabinet approved a decrease in natural gas consumption rates from 23.38 cents per cubic metre to 20.14 cents per cubic metre effective November 1, 2001.

     In December of 2001, Cabinet approved SRRP's recommendation that SaskPower receive a 4.54 per cent system-wide average increase effective January 1, 2002 to recover higher costs associated with fuel, operations, maintenance and administration, as well as to rebalance rates to align customer rates more closely with the associated cost of service.

     CIC administers eleven subsidiary Crown corporations, and one wholly owned subsidiary incorporated under The Business Corporations Act
(Saskatchewan). CIC also holds major investments in four different entities. Following is a brief commentary on CIC's major holdings.

ACTIVE CROWN CORPORATIONS

     As at December 31, 2001, the following eleven active Crown corporations were under CIC's purview: Information Services Corporation of Saskatchewan, Saskatchewan Development Fund Corporation, SGGF Management Corporation, SGI, Saskatchewan Opportunities Corporation, SaskPower, SaskTel (Holding Corporation), Saskatchewan Telecommunications (a subsidiary of SaskTel), STC, Saskatchewan Water Corporation, and SaskEnergy. Of these corporations, SaskPower, SaskTel and SaskEnergy are the most significant in terms of assets, liabilities and operating income generated.

     SASKATCHEWAN POWER CORPORATION. SaskPower provides electrical energy and related services including the generation, purchase, transmission, distribution and sale of electricity and related products and services.

     SaskPower's net earnings were $29.1 million in 2001 compared to $108.1 million in 2000. Net earnings decreased mainly due to higher fuel and purchased power costs ($84.0 million higher than 2000) as a result of lower hydroelectric generation which was replaced by higher cost supply sources, and lower export sales.

     Total revenues increased to $1.126 billion in 2001 from $1.101 billion in 2000 largely due to load growth and an average 2 per cent rate adjustment on April 1, 2001, partially offset by lower export revenues. Operating expenses of $1.097 billion in 2001 increased from $993.2 million in 2000 due to rising fuel and purchased power costs and increased finance charges. SaskPower's net debt rose to $1.9 billion in 2001 (2000 - $1.6 billion). Finance charges increased to $181.2 million in 2001 from $156.0 million in 2000. During 2001, SaskPower declared a dividend to CIC of $16.0 million (2000 - $69.1 million).

     Capital spending of $363.8 million in 2001 (2000 - $210.0 million) was for new generation projects (Queen Elizabeth Power Station repowering, Cory Cogeneration Station project and wind generation facilities), customer connections and improving and extending the life of existing generation plants and transmission and distribution infrastructure.

     SaskPower continued to invest in the upgrade of the Queen Elizabeth Power Station, contributing $98.0 million in 2001 (2000 - $22.0 million). The project was completed in June 2002. SaskPower International, a wholly owned subsidiary of SaskPower, invested $63.0 million in 2001 (2000 - $16 million) in the construction of the Cory Cogeneration Station, a joint venture with ATCO Power Canada Ltd. of Alberta to develop, own and operate a 228 megawatt cogeneration and combined-cycle facility at the Potash Corporation of Saskatchewan's Cory mine site near Saskatoon. The overall project cost is estimated to be $262.0 million and is expected to be operational in early 2003. SaskPower International acquired a 30 per cent ownership interest in ATCO's Muskeg River Mine Cogeneration Project, a 170 megawatt, $231.0 million cogeneration facility in Alberta also expected to be operational in early 2003.

     In December of 2001, SaskPower received approval for a 4.54 per cent system-wide average increase effective January 1, 2002 to recover higher costs associated with fuel, operations, maintenance and administration, as well as to rebalance rates to align customer rates more closely with the associated cost of service.

     On November 1, 2001, Saskatchewan opened its electrical transmission system and offered transmission services under an Open Access Transmission Tariff ("OATT"). Under the OATT, SaskPower provides non-discriminatory access to its transmission system and gains improved reciprocal access to transmission capacity of other jurisdictions for export purposes.

     In 2001, SaskPower received approval to develop a $12.0 million, 5.9 megawatt wind power facility to supply the green energy requirements of the Provincial Government and SaskPower's head office. In 2001, SaskPower invested $2.0 million on construction of the wind generation facilities. The facility was commissioned in October 2002.


     SASKATCHEWAN TELECOMMUNICATIONS HOLDING CORPORATION. SaskTel is the leading full service communications company in Saskatchewan, providing competitive voice, data, dial and high speed Internet, wireless, data storage and web-hosting applications, text and messaging services over a fiber optic based fully digital network. The Corporation's major asset is a wholly owned subsidiary, Saskatchewan Telecommunications, which has been the principal supplier of telecommunications in Saskatchewan for over 90 years. The Corporation also maintains investments in companies that provide directory publishing, remote security monitoring, system design, project management, engineering consulting, software sales, multimedia, cable television, transaction clearing house, wireless point of sale, broadband Internet streaming, Internet pawnshop transaction tracking, advertising services, and telecommunication to business customers in British Columbia, Alberta, Ontario and Quebec. Through interconnection agreements with the Canadian telecommunication industry - primarily Bell Canada - the Corporation is part of the national and global communications network.

     SaskTel's consolidated net earnings in 2001 were $101.5 million compared to $93.3 million in 2000. Cost savings from the Operational Efficiency Program and increased contribution, cellular and Internet revenues contributed to the increase in net income. These increases were offset by a reduction in gains on sale of investments, a continued reduction in long distance revenues, and reduced earnings from investments.

     Revenues of $852.8 million in 2001 increased from $777.7 million in 2000. Revenues were higher mainly due to increased activity in diversified operations and increased contribution, cellular and Internet revenues. Competitive pricing, combined with strong customer focus, has enabled SaskTel to retain about 91 per cent of the Saskatchewan long distance market.

     Operating expenses of $700.0 million in 2001 increased from $667.3 million in 2000. Debt was $450.2 million in 2001 compared to $414.0 million in 2000. Interest charges increased marginally to $42.0 million in 2001 from $41.5 million in 2000.

     SaskTel did not sell any of its investments in 2001. In 2000, SaskTel recorded a gain of $13.7 million on its sale of shares in Austar United Communications Limited and a $7.7 million non-cash gain on an exchange of Regional Cable TV (Western) Inc. shares for shares in its parent company Regional Cablesystems Inc. In 2001, SaskTel invested approximately $12.3 million in long term investments and $23.1 million in the acquisition of businesses. SaskTel acquired 100% of RSL Com Canada Inc. and its subsidiaries for $16.7 million. RSL owns and operates a telecommunications business in Canada and provides long distance services, Internet and data services to customers located in British Columbia, Alberta, Ontario, and Quebec. Effective January 1, 2002, RSL's name was changed to Navigata Communications Inc.

     Capital spending was $125.9 million (2000 - $107.6 million). The increase reflects continued focus on growth initiatives and reduced spending on maintaining or sustaining legacy services. SaskTel Wireline invested approximately $63.9 million (2000 - $49.3 million) for growth initiatives and $31.8 million (2000 - $44.9 million) for sustaining capital assets. SaskTel Wireless invested approximately $13.8 million for digital cellular network development, expansion and coverage improvements, and approximately $8.5 million for general capital expenditures, primarily information technology projects.

     During 2001, SaskTel declared a dividend of $91.3 million to CIC (2000 - $87.3 million).

     Effective January 1, 2001, the Canadian Radio-television and Telecommunications Commission ("CRTC") replaced the existing regionally based contribution mechanism with a national, revenue-based subsidy. The new system is designed to ensure that rural and remote areas of Canada will continue to receive affordable, high-quality telecom services. This change increased the contribution revenues and created a new contribution expenditure for the Corporation, resulting in a net positive impact of $14.0 million for SaskTel in 2001. The CRTC has initiated a public proceeding to establish the regulatory regime that will apply to SaskTel and other major incumbent telephone companies in 2002 and beyond. As required by the CRTC, SaskTel has filed a local rate proposal for the 2002 - 2005 price cap period.


     SASKENERGY INCORPORATED. SaskEnergy operates a natural gas distribution utility that provides natural gas and related services to residential, farm, commercial and industrial customers in Saskatchewan. In addition, TransGas is SaskEnergy's wholly owned natural gas transmission and storage subsidiary.

     SaskEnergy's consolidated loss in 2001 was $15.4 million compared to net income of $44.4 million in 2000. The loss incurred by the natural gas distribution utility was $65.0 million. The net income for TransGas was $49.7 million.

     Consolidated net income in 2001 was $45.9 million before a loss of $61.3 million from commodity sales. The loss on commodity sales in 2001 occurred when the Government of Saskatchewan directed SaskEnergy to absorb the $75.9 million deficit balance in the Gas Cost Variance Account ("GCVA"). The GCVA was established to accumulate the differences between the forecast cost of gas sold and the actual cost of gas sold. The purpose of the GCVA is to ensure that customers ultimately pay only actual costs for the commodity. According to current accounting methods, the change in the balance of the GCVA from the previous year-end either increases or decreases earnings.

     The balance of $9.5 million in the GCVA as at December 31, 2001 (also included in the cost of gas sold) was approved by Cabinet to be refunded to customers in 2002 as part of an approved rate reduction effective November 1, 2001.

     Net revenues of $291.6 million were up from the $279.9 million earned in the previous year primarily due to higher net sales from gas marketing ($21.0 million) partially offset by lower delivery and transportation revenue of $15.0 million.

     Expenses were $245.6 million in 2001 compared to $241.3 million in 2000. Increased operating expenses and depreciation were offset by lower interest costs due on debt that was refinanced at lower interest rates.

     Capital spending of $57.9 million in 2001 (2000 - $57.9 million) was primarily for new customer connections to the natural gas distribution utility network and renewal of the existing infrastructure.

     Given the significant increase in the market price of natural gas, in June 2001, Cabinet approved a 24.4 per cent rate increase for natural gas commodity rates.

     Due to comparatively lower natural gas prices in the latter part of 2001, Cabinet approved a decrease in natural gas consumption rates from 23.38 cents per cubic metre to 20.14 cents per cubic metre effective November 1, 2001.

     During 2001, SaskEnergy did not declare a dividend to CIC because of the loss noted above.


MAJOR INVESTMENTS

     CIC has invested as a commercial partner in a number of enterprises. The most significant of these are discussed below.

     NEWGRADE ENERGY INC. ("NEWGRADE"). NewGrade operates a heavy oil upgrading plant in Regina. NewGrade's outstanding voting shares are owned 50 per cent by the Government of Saskatchewan through CIC and 50 per cent by Consumers' Co-operative Refineries Limited ("CCRL"), a wholly owned subsidiary of Federated Co-operatives Limited of Saskatoon. The plant is currently operating above design capacity with the ability to produce an output of approximately 3.23 million cubic metres of upgraded crude oil in any year in which the complex undergoes a one-month maintenance shutdown.

     NewGrade recorded a net profit for its fiscal year ending October 31, 2001, which contributed $51.0 million to CIC's consolidated earnings for the year ended December 31, 2001, (2000 - $23.1 million). NewGrade's earnings increased largely due to substantially improved crude oil price differentials compared to the previous year.

     In 2001, NewGrade recorded its best earnings since 1988 which were sufficient to fully pay off the outstanding balance in the company's operating line of credit and return $39.1 million in previously advanced cash deficiency funding and related interest costs to the shareholders in late December ($23.3 million to CIC and $15.8 million to CCRL).

     NewGrade's total government-guaranteed debt at March 31, 2002 was U.S. $86.4 million. These amounts were guaranteed 56.7 per cent directly by the Government of Saskatchewan and 43.3 per cent by the Government of Canada but indemnified by CIC.

     SASKFERCO PRODUCTS INC. ("SASKFERCO"). Saskferco is a nitrogen-based fertilizer plant located near Belle Plaine with its head office in Regina. Saskferco completed a self-financed $35.8 million expansion of its plant in September 1997 that has increased its average annual urea production capacity by 180,000 tonnes to 930,000 tonnes and reduced average ammonia production by 104,000 tonnes to 73,000 tonnes. The nitrogen fertilizers produced by Saskferco service the agricultural markets in Canada and the northern United States, as well as offshore. CIC Industrial Interests Inc. ("CIC III") owns 49 per cent of Saskferco, Cargill Limited (Canada) owns 50 per cent, and Citibank Canada owns 1 per cent.

     Saskferco recorded a net profit for calendar 2001. This increased CIC's consolidated earnings for the year ended December 31, 2001 by $3.2 million (2000 - $3.1 million). The earnings remained at levels similar to 2000 due to continued low urea and ammonia prices in 2001 resulting from North American oversupply.

     Medium Term Notes issued by Saskferco with a principal amount of U.S. $148 million as at March 31, 2002, are guaranteed by the GRF (principal was subsequently reduced to U.S. $129.0 million on May 31, 2002). The project agreements provide that cash flow will be allocated on a priority basis to the reduction of guaranteed debt. As a result of surplus cash from operations, Saskferco has established a debt retirement fund specifically for the Medium Term Notes. The fund had a balance of $120.7 million as of March 31, 2002. The GRF receives commercially-based guarantee fees based on guaranteed debt outstanding.

     In addition to guaranteeing the debt noted above, the GRF may, in certain circumstances, be obligated to provide additional financial support by way of a loan to Saskferco, in an amount not to exceed the lesser of $30.0 million or 15 per cent of the amount of guaranteed debt outstanding. Any such loan that may be necessary is to be repayable by Saskferco to the GRF on a priority basis and will bear interest at a chartered bank's prime rate plus 1 per cent per annum. CIC does not currently expect that this additional financing will be required.

     MEADOW LAKE PULP LIMITED PARTNERSHIP ("MLPLP"). MLPLP operates one of the world's first zero-effluent chemi-thermomechanical pulp ("CTMP") mills. The mill uses 100.0 per cent aspen as the fibre source, producing up to 300,000 tonnes per annum of hydrogen peroxide bleached CTMP. CIC Pulp Ltd., a wholly owned share capital subsidiary of CIC III, owns 50 per cent of MLPLP, with Millar Western Forest Products Ltd. holding the remaining 50 per cent. The state-of-the-art, environmentally friendly mill is located near Meadow Lake. Its wood pulp is sold in Canada, the United States and off-shore.

     CIC's share of MLPLP's loss for the year ended December 31, 2001 was $15 million (2000 - $17.7 million earnings).

     Due to the low pulp prices in 1997, MLPLP experienced cash flow difficulties, necessitating partner guarantees totaling $10.0 million for additional short term operating financing. As a result of the continuation of the low pulp prices in 1998, the partners were required to fully honour the amounts guaranteed by them for the additional short term operating financing. In addition, CIC agreed to fund all cash flow deficiencies of MLPLP beyond cash available under its Bank Operating Loan Agreement, until August 1999. CIC also gave assurances that arrangements would be made to reduce MLPLP's long term bank loan from U.S. $85.0 million to an amount deemed reasonable by the lender by August 1999. The bank agreed to extend the August 1999 maturity date to May 2000 on the condition that CIC continue to fund all cash flow deficiencies of MLPLP to May 2000 and that MLPLP pay down the bank term loan to U.S. $75 million. This loan was paid down to that amount by August 31, 1999. During 2000, the bank agreed to extend the May 2000 maturity date to July 31, 2001 on the same terms. On July 31, 2001, MLPLP entered into new financial arrangements with a different term lender. CIC is guaranteeing the new $80.0 million term facility. The facility has a five year term with a balloon payment of $40.0 million at the end of the term. MLPLP also entered into a new operating line arrangement with a bank which has no recourse to CIC. Pulp prices fell through-out most of 2001. Continued weak pricing for pulp in 2002 has resulted in CIC making $6.0 million (to September 30, 2002) in principal payments under the guarantee. CIC made an additional $2.0 million payment under the guarantee in October 2002. MLPLP is making all of the required interest payments.

     HARO FINANCIAL CORPORATION ("HARO"). HARO is a Regina-based company created to acquire an ownership interest in Crown Life Insurance Company ("Crown Life"). CIC III owns 68 million non-voting, common shares of HARO at a cost of $68.0 million. As at CIC III's fiscal year ended December 31, 2001, it also had a loan to HARO totaling $171.1 million. At December 31, 2001, HARO held a 65.21 per cent ownership interest in Crown Life and Extendicare held
34.79 per cent.

     On May 26, 1998, Crown Life announced that it had entered into an agreement to sell its Canadian insurance business (other than its Canadian reinsurance business), its U.S. group life and health insurance business, substantially all of its non-Canadian reinsurance business, and its insurance business in certain other jurisdictions in which Crown Life is licensed to The Canada Life Assurance Company ("Canada Life"). Canada Life administers the remaining Crown Life insurance business under an administrative services agreement. Canada Life may either (a) acquire the balance of the insurance business at a later date after the satisfaction of certain conditions or (b) elect or, under certain conditions, be obligated to purchase the outstanding common shares of Crown Life. The Canada Life transaction closed on January 1, 1999.

     During the year 2000 Harvard Developments Inc. converted its 5 per cent equity ownership in HARO by way of Class D preferred shares into Crown Life common shares. Denro Group Limited converted its 1 per cent equity ownership in HARO by way of Class D preferred shares into Crown Life common shares. As a result, CIC III owns 100 per cent of the equity interest in HARO. Late in 2000, Crown Life repurchased all other common shares not owned by HARO and Extendicare Inc., for $123 per share.

     Crown Life's common shares were delisted from the Toronto Stock Exchange ("TSE") on January 31, 2001. The Crown Life Class 1 preferred shares were redeemed in the amount of $91.3 million ($25.00 per share) on December 31, 2001. The preferred shares were no longer required for Crown Life's regulatory capital base. The shares were issued in 1984 and were widely held by the public.

     As at December 31, 2001, Crown Life had $1.3 billion in total assets under management, primarily mortgage loans (23 per cent), real estate (21 per cent) and bonds (41 per cent).

     Most of the remaining assets will be liquidated with proceeds used to extinguish liabilities and most of the balance distributed to shareholders over time. CIC expects to recover at least the balance of its investment in HARO within four years. A Terms of Reference document with the two shareholders is currently being finalized. This document deals with management of the residual assets after the anticipated second close with Canada Life on December 31, 2003.

     Crown Life is a defendant in a number of lawsuits that were commenced in prior years. Several involve the sale allegedly on a "vanishing premium" basis of participating whole life insurance policies. Many life insurers are defendants in similar lawsuits brought by purchasers of such policies. The Company is vigorously contesting all lawsuits and although the outcome is uncertain, progress has been made. One major case, a jury trial involving a Texas broker was settled in Crown Life's favour in 2002.

     Crown Capital Partners Inc. ("CCPI"), a wholly owned subsidiary of Crown Life with management contracts for (a) Crown Fund, a $60.0 million Crown Life venture capital fund; (b) Crown Venture Fund, a $2.5 million labour sponsored fund; and, (c) Saskatchewan Government Growth Fund Management Corporation ("SGGF") was sold 100% to Crown Life management on July 1, 2002.

     Crown Life's ratio of equity to liabilities was 2.3:1 at December 31, 2001 (2000 - 1.7:1) and net income for 2001 was $40.1 million (2000 - $35.2 million).

OTHER INVESTMENTS

     CIC held shares in one major publicly traded corporation discussed below.

     CAMECO CORPORATION ("CAMECO"). Cameco is one of the world's largest, low-cost uranium mining and processing companies. Its head office is in Saskatoon. Its uranium products are used to generate electricity in nuclear plants around the world. It also has a significant presence in gold exploration and mining, and purchased a 15 per cent interest in a major supplier of electricity to the Province of Ontario in 2001. CIC assumed the former Saskatchewan Mining Development Corporation's ("SMDC") ownership in Cameco after SMDC's wind-up in 1993. Various share transactions reduced CIC's ownership to 5.4 million shares, representing a 9.7 per cent interest at December 31, 2001.

     In February 2002, CIC sold its remaining interest in Cameco for net proceeds of $226.4 million and a gain on sale of $111.5 million. In March and April of 2002, CIC repaid a total of $181.3 million in equity advances to the GRF.

     In 2001, CIC received $2.7 million in dividends from Cameco.

     INVESTMENT PORTFOLIO. In addition, CIC manages a portfolio of small and medium sized loans and a small property portfolio. The combined value of those portfolios at December 31, 2001 was $16.0 million.

MAJOR WHOLLY OWNED SUBSIDIARY

     CIC INDUSTRIAL INTERESTS INC. ("CIC III"). CIC III, a share capital corporation incorporated under The Business Corporations Act (Saskatchewan), is a wholly owned subsidiary of CIC. CIC III was created as a vehicle to own certain investments in entities of a commercial nature which involved some degree of private ownership. CIC III's major loans and investments include HARO, MLPLP through CIC Pulp Ltd., and Saskferco.

     CIC III reported a loss of $15.7 million in 2001 compared to earnings of $22.0 million in 2000. Loss from ongoing operations was $12.2 million (2000 - $30.5 million). Losses from equity investments of $27.0 million (2000 - $17.9 million earnings) accounted for the majority of the decrease. The $44.9 million decline primarily reflects the loss from CIC III's investment in MLPLP of $15.0 million in 2001 compared to earnings of $17.7 million in 2000, and $16.6 million in losses from Saskatchewan Valley Potato Corporation ("SVPC") (2000 - $0.8 million), including a write-down of $14.3 million of certain production assets due to recurring losses from potato operations. Interest, rental and other revenue totaled $14.8 million in 2001 (2000 - $12.6 million). The $2.2 million increase was mainly due to HARO's partial repayment of its outstanding loan.

                                                                      Millions
                                                                      --------

Saskferco Products Inc...............................................$    3.2
CIC Pulp Ltd. ("MLPLP")..............................................   (15.0)
Saskatchewan Valley Potato Corporation ("SVPC")......................   (16.6)
Other................................................................     1.4
                                                                     --------
                                                                     $  (27.0)
                                                                     ========

     Expenses were $3.5 million (2000 - $5.0 million). This $1.5 million decrease was primarily due to lower rental and other expenses.

     CIC's non-interest bearing advances to CIC III decreased by $61.3 million to $153.3 million as at December 31, 2001 (2000 - $214.6 million).

     CIC III's total assets decreased by $80.5 million to $551.5 million at December 31, 2001. During 2001, CIC III provided equity for the following investments: $15 million in Premium Brands Inc.; $4.5 million in Regina Motion Picture Video & Sound Ltd.; $0.7 million in Western Life Sciences Venture Fund; $0.2 million in FarmGro Organic Foods Inc.; and, advanced $0.3 million to CIC OSB Products Inc. as part of a $27.5 million commitment to build a state of the art oriented strand board plant in northern Saskatchewan. CIC III provided the following loans: $0.8 million to XL Foods Inc. and $2.2 million to SVPC for its operating line of credit ($3.0 million total available credit).


                                           CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN

                                            Consolidated Statement of Financial Position

                                                                                   AT DECEMBER 31
                                                   -----------------------------------------------------------------------------
                                                       1997             1998            1999            2000            2001
                                                   ------------     ------------    ------------    ------------    ------------
                                                                                     (Thousands)
ASSETS
Current............................................$  792,450       $  922,505       $  915,064      $1,117,005       $1,465,200
Long term investments...............................1,147,256        1,120,673        1,039,309       1,060,324        1,102,408
Capital assets......................................5,212,612        5,059,987        5,069,180       5,091,674        5,263,945
Other assets........................................  296,102          397,516          296,701         230,542          328,693
                                                   ------------     ------------    ------------    ------------    ------------
TOTAL ASSETS.......................................$7,448,420       $7,500,681       $7,320,254      $7,499,545       $8,160,246
                                                   ============     ============    ============    ============    ============
LIABILITIES AND PROVINCE'S EQUITY
Current............................................$  969,479       $1,067,787       $  977,204      $  964,310       $1,262,521
Long term debt..................................... 3,249,337        3,072,081        2,901,077       2,930,992        3,303,993
Deferred revenue and other liabilities.............   440,689          469,928          502,758         518,680          576,016
Province of Saskatchewan's Equity...............    2,788,915        2,890,885        2,939,215       3,085,563        3,017,716
                                                   ------------     ------------    ------------    ------------    ------------
TOTAL LIABILITIES AND PROVINCE'S EQUITY....        $7,448,420       $7,500,681       $7,320,254      $7,499,545       $8,160,246
                                                   ============     ============    ============    ============    ============

                                           CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN

                                            Consolidated Statement of Financial Position

                                                                                   AT DECEMBER 31
                                                   -----------------------------------------------------------------------------
                                                       1997             1998            1999            2000            2001
                                                   ------------     ------------    ------------    ------------    ------------
                                                                                     (Thousands)

REVENUE
Sales of products and services.....................$2,800,401       $2,546,987      $2,733,787      $3,125,322       $3,324,329
Investment.........................................    82,539           99,707          49,849          65,115           53,277
Other..............................................    32,629           37,672          34,425          39,236           37,819

TOTAL REVENUE......................................$2,915,569       $2,684,366      $2,818,061      $3,229,673       $3,415,425

EXPENSES
Operating costs other than
   those listed below..............................$1,765,849       $1,625,248      $1,901,171      $2,190,925       $2,386,676
Interest...........................................   376,876          367,080         317,415         314,376          316,622
Amortization of capital assets.....................   406,175          371,156         379,917         390,747          400,790
Saskatchewan taxes and resource payments.              89,422           83,857          67,611          80,834          103,520

TOTAL EXPENSES.....................................$2,638,322       $2,447,341      $2,666,114      $2,976,882       $3,207,608

Earnings before the following......................   277,247          237,025         151,947         252,791          207,817
Non-recurring items................................    16,398          107,445          63,883          19,143          (75,664)
NET EARNINGS....................................... $ 293,645        $ 344,470       $ 215,830       $ 271,934        $ 132,153

                           (see accompanying notes)

                                      60

                 CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN

                        NOTES TO FINANCIAL INFORMATION

1. The foregoing financial information is unaudited but has been derived from the audited consolidated financial statements of Crown Investments Corporation of Saskatchewan. The foregoing narrative description is unaudited.

2. The 2000 financial statements have been restated to reflect the adoption, during 2001, of the Canadian Institute of Chartered Accountants new recommendation for foreign currency translation. Under the new method, unrealized translation gains and losses on foreign currency denominated monetary items are no longer deferred and amortized, but expensed in the current year.

3. Certain of the 2000 comparative figures have been reclassified to conform with the current year's presentation. Figures for 1997 through 1999 have not been similarly reclassified.

                      This page left blank intentionally

            GOVERNMENT OF SASKATCHEWAN SUMMARY FINANCIAL STATEMENTS


     The 2001-02 Public Accounts includes the Government's summary financial statements. The Government's summary financial statements provide a full accounting of the financial affairs and resources of all entities for which the Government is responsible. The financial transactions of the General Revenue Fund, provincial Crown corporations, agencies, boards and commissions are included in the Government's summary financial statements.

     The Government's summary financial statements for the year ended March 31, 2002, are reproduced in whole commencing on page 64.

GOVERNMENT OF SASKATCHEWAN
RESPONSIBILITY FOR SUMMARY FINANCIAL STATEMENTS

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to get reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements following the Government's stated accounting policies and using the Government's best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations, agencies, and other funds to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. His report states the scope of his audit and opinion and appears on the following page.

Treasury Board approves the Summary Financial Statements. The Minister of Finance tables the statements in the Legislative Assembly as part of the Public Accounts. The Legislative Assembly refers the Public Accounts to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.






/s/ Eric Cline                   Eric Cline
------------------------------   Minister of Finance
    Eric Cline


/s/ Ron Styles                   Ron Styles
------------------------------   Deputy Minister of Finance
    Ron Styles


/s/ Terry Paton                  Terry Paton
------------------------------   Provincial Comptroller
    Terry Paton


Regina, Saskatchewan
June 2002

AUDITOR'S REPORT

To the Members of the Legislative Assembly of Saskatchewan


I have audited the summary statement of financial assets, liabilities, and accumulated deficit of the Government of Saskatchewan as at March 31, 2002 and the summary statements of revenue, expenditure, and accumulated deficit and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these summary financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for governments.




Regina, Saskatchewan                                     Fred Wendel, CMA, CA
June 4, 2002                                             Provincial Auditor

GOVERNMENT OF SASKATCHEWAN
SUMMARY STATEMENT OF FINANCIAL ASSETS, LIABILITIES, AND ACCUMULATED DEFICIT As at March 31, 2002


                                                          (thousands of dollars)
--------------------------------------------------------------------------------------
                                                                 2002           2001
Schedule                                                                   (Restated)
--------------------------------------------------------------------------------------

FINANCIAL ASSETS
    Cash and temporary investments (note 2)................$   673,326    $   884,053
    Prepaid expenditures...................................     27,128         23,387
1   Accounts receivable....................................    708,155        660,989
    Inventories held for resale............................      6,534          6,587
    Land held for resale (note 3)..........................    124,231        128,894
    Deferred charges.......................................     58,528         65,947
    Deferred foreign exchange loss.........................    227,577        234,326
2   Loans and mortgages receivable.........................    112,176        142,229
3   Investment in government enterprises...................  2,247,746      2,280,313
4   Other investments......................................    640,957        722,849
--------------------------------------------------------------------------------------
TOTAL FINANCIAL ASSETS                                       4,826,358      5,149,574
--------------------------------------------------------------------------------------

LIABILITIES
   5     Accounts payable and accrued liabilities..........  1,085,525      1,156,684
   6     Other liabilities.................................     99,049         60,404
         Unearned revenue..................................    229,675        212,378
7,8 & 9  Public debt (note 6)..............................  8,167,690      8,032,557
         Pension liabilities (note 7)......................  3,952,483      3,912,647
--------------------------------------------------------------------------------------
TOTAL LIABILITIES                                           13,534,422     13,374,670
--------------------------------------------------------------------------------------
ACCUMULATED DEFICIT                                        $(8,708,064)   $ (8,225,096)
======================================================================================
(See accompanying notes)
       Tangible capital assets (note 4)
       Contingencies and commitments (notes 12 and 13)
10     Guaranteed debt

GOVERNMENT OF SASKATCHEWAN
SUMMARY STATEMENT OF REVENUE, EXPENDITURE, AND ACCUMULATED DEFICIT For the Year Ended March 31, 2002


                                                                            (thousands of dollars)
--------------------------------------------------------------------------------------------------
                                                                       2002                  2001
Schedule                                                                                (Restated)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

REVENUE
  11    Taxation................................................$ 3,023,328            $3,203,256
  11    Non-renewable resources.................................    903,044             1,292,714
  11    Other own-source revenue................................  1,070,147               923,743
  11    Transfers from the federal government...................  1,517,880             1,028,823
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                     6,514,399             6,448,536
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

EXPENDITURE
        Agriculture..............................................   837,288               321,524
        Community development....................................   203,769               176,106
        Debt charges (note 9)....................................   890,784               947,229
        Economic development.....................................   140,963               150,793
        Education................................................   987,197             1,018,884
        Environment and natural resources .......................   156,393               148,558
        Health................................................... 2,423,522             2,223,259
        Protection of persons and property.......................   298,852               265,584
        Social services and assistance...........................   783,623               782,481
        Transportation...........................................   337,282               302,904
        Other....................................................   363,755               292,401
--------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE (NOTE 10)                                       7,423,428             6,629,723
--------------------------------------------------------------------------------------------------
        Deficit from government service organizations............  (909,029)             (181,187)
   3    Income from government enterprises.......................   426,061               642,386
--------------------------------------------------------------------------------------------------
(DEFICIT) SURPLUS.............................................     (482,968)              461,199
Accumulated deficit, beginning of year, as restated (note 15)....(8,225,096)            (8,686,295)
--------------------------------------------------------------------------------------------------
ACCUMULATED DEFICIT, END OF YEAR (NOTE 8)                       $(8,708,064)           $(8,225,096)
==================================================================================================
(See accompanying notes)

GOVERNMENT OF SASKATCHEWAN
SUMMARY STATEMENT OF CASH FLOW
For the Year Ended March 31, 2002


                                                                               (thousands of dollars)
-----------------------------------------------------------------------------------------------------
                                                                                2002            2001
Schedule                                                                                   (Restated)
-----------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
        (Deficit) Surplus for the year...................................$  (482,968)     $  461,199
        Add (deduct) non-cash items
   3       Income from government enterprises............................   (426,061)       (642,386)
           Amortization of foreign exchange gains and losses.............     17,196          14,095
  12       Gain on other investments.....................................   (114,396)        (69,950)
           (Reduction of) provision for loan/mortgage losses.............     (7,232)          2,513
        Dividends received from other investments........................      1,255             761
   3    Dividends received from government enterprises...................    458,628       1,261,281
  13    Net change in non-cash operating activities......................    (97,297)       (163,504)
-----------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES                            (650,875)        864,009
-----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
        Disposal of land held for resale .................................     4,663           2,086
        Net decrease in loans and mortgages receivable....................    37,285          14,937
        Acquisition of other investments..................................   (61,062)        (87,053)
        Disposition of other investments..................................   256,096          75,525
-----------------------------------------------------------------------------------------------------
CASH PROVIDED BY INVESTING ACTIVITIES                                        236,982           5,495
-----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
        Proceeds from public debt.........................................   977,510       1,423,242
        Repayment of public debt..........................................  (852,825)     (1,653,850)
        Increase (decrease) in pension and other liabilities..............    78,481        (549,530)
-----------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                             203,166        (780,138)
-----------------------------------------------------------------------------------------------------

            (Decrease) increase in cash and temporary investments .....     (210,727)         89,366
Cash and temporary investments, beginning of year.........................   884,053         794,687
-----------------------------------------------------------------------------------------------------
CASH AND TEMPORARY INVESTMENTS, END OF YEAR                               $  673,326      $  884,053
=====================================================================================================
(See accompanying notes)


GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
For the Year Ended March 31, 2002

1. SIGNIFICANT ACCOUNTING POLICIES

These Summary Financial Statements are prepared in accordance with generally accepted accounting principles for senior governments, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants. The significant accounting policies are summarized below.

a) REPORTING ENTITY

These financial statements report the financial activities of organizations which are accountable for the administration of their financial affairs and resources either to a Minister of the Government or directly to the Legislative Assembly and which are owned or controlled by the Government.

Trusts administered by the Government are excluded from the reporting entity.

A listing of organizations included in the reporting entity is provided in schedule 14. Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

b) METHOD OF CONSOLIDATION

The accounts of all government organizations, except those designated as government enterprises, are consolidated after adjustment to a basis consistent with the accounting policies described in note 1(c). These organizations are referred to as government service organizations. Significant inter-organization accounts and transactions are eliminated.

Government enterprises are defined as self-sufficient organizations that have the financial and operating authority to sell goods and services to individuals and non-government organizations as their principal activity.


Government enterprises are recorded using the modified equity method. The Government's investment in government enterprises, which is initially recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise without adjustment to conform with the accounting policies described in note 1(c). With the exception of dividends declared by March 31, inter-organization accounts and transactions are not eliminated.

Financial results of government organizations whose fiscal year-ends are not March 31 are adjusted for transactions having a significant impact on the consolidated operating results.

c) BASIS OF ACCOUNTING

The accrual basis of accounting is used and specifically expressed as follows:

REVENUE

Revenues are recorded on the accrual basis except for receipts from the federal government for corporate and personal income taxes, which are recorded on the cash basis. Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

EXPENDITURE

Expenditures are recorded on the accrual basis and include the cost of tangible capital assets and inventories of supplies acquired during the year. Government transfers are recognized as expenditures in the period during which the transfer is authorized and any eligibility criteria are met.

ASSETS

Financial assets are those assets on hand at the end of an accounting period which could provide resources to discharge existing liabilities or finance future operations.

TEMPORARY INVESTMENTS are recorded at cost which approximates market value.

INVENTORIES HELD FOR RESALE are recorded at the lower of cost and net realizable value. INVENTORIES OF SUPPLIES are recorded as an expenditure in the period acquired.

LAND HELD FOR RESALE is valued at the lower of cost or net realizable value, on an aggregate basis.

DEFERRED CHARGES include issue costs and net discounts or premiums incurred on the issue of public debt. They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

DEFERRED FOREIGN EXCHANGE LOSS includes net unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31. Realized foreign exchange gains and losses are included in the surplus or deficit for the year. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

LOANS AND MORTGAGES RECEIVABLE are initially recorded at cost. Where there has been a loss in value that is other than a temporary decline, the loan or mortgage is written down to recognize the loss. Interest is recognized on the accrual basis except where collection is uncertain. Interest is then recorded on the cash basis.

OTHER INVESTMENTS are made up of: equity investments; portfolio investments; bonds, debentures and other advances; and property holdings. Equity investments include government business partnerships. Other investments are accounted for by various methods as described below and are written down to their fair value when there is evidence of a permanent decline in value.

Equity investments exist when the Government holds shares of private or public companies and exercises significant influence but has less than a controlling interest or when the Government has shared control, as in government business partnerships. These investments are accounted for by the modified equity method. Using this method, the carrying value of the investment is adjusted for the Government's share of the investee's net earnings or losses and is reduced by dividends and partnership distributions received from these investments.

Government business partnerships are equity investments where there is a contractual arrangement between the Government and one or more partners outside the reporting entity and where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership. These partnerships are self-sufficient organizations that have the financial and operating authority to sell goods and services to individuals and non-government organizations as their principal activity. Government business partnerships are recorded using the modified equity method.

Portfolio investments exist when the Government holds shares of private or public companies and the Government does not exercise significant influence. Portfolio investments are recorded at cost, and dividends from these shares are recorded as income when receivable.

Bonds, debentures and other advances are recorded at amortized cost.

TANGIBLE CAPITAL ASSETS held by government service organizations are recorded as an expenditure in the period acquired. Capital assets held by government enterprises, as disclosed in schedule 3, are generally recorded at cost and amortized on a straight-line basis over the estimated productive life of each asset.

LIABILITIES

Reported liabilities include obligations to outside organizations and individuals as a result of transactions and events occurring prior to year-end. They are the result of financial obligations to repay borrowing or to pay for goods and services acquired prior to year-end and of revenue, where goods or services will be delivered in the future.

UNEARNED REVENUE is revenue that will be earned in a subsequent fiscal year and includes: revenue for Crown mineral leases; fees, permits and licences; and restricted funding from the federal government and other organizations.

PUBLIC DEBT consists of promissory notes, debentures and bank indebtedness of government service organizations which are recorded net of amounts reimbursable from government enterprises. Total public debt includes public debt and debt of government enterprises, as disclosed in schedule 3.

Public debt is recorded at par. Premiums, discounts and issue costs are recorded as deferred charges and are amortized on a straight-line basis over the remaining life of the debt issue.

Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. Premiums and discounts on long-term investments within these sinking funds are amortized by the type of security on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

PENSION LIABILITIES are calculated using the projected benefit method prorated on services. Pension fund assets are valued at market related values. Changes in the pension liabilities as a result of estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Gains or losses as a result of plan amendments are recognized in the period of the plan amendment.

GUARANTEED DEBT includes guarantees of the Government made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government's best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expenditure in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

2. CASH AND TEMPORARY INVESTMENTS

Temporary investments are generally for less than 30 days and have an average effective interest rate of 2.02 per cent.

3. LAND HELD FOR RESALE

The estimated net realizable value of the Government's land held for resale at March 31, 2002 is $209.8 million (2001 - $218.4 million).

4. TANGIBLE CAPITAL ASSETS

The Government has a significant investment in tangible capital assets that have a useful life of greater than one year. These assets are a key component in the delivery of government programs and provide on-going value to the public.

For government service organizations, tangible capital assets are recorded as an expenditure in the period acquired and are not included in the Statement of Financial Assets, Liabilities, and Accumulated Deficit. In the current year, government service organizations acquired tangible capital assets in the amount of $344.6 million (2001 restated - $294.6 million).

The following table includes the tangible capital assets held by government service organizations and does not include assets acquired by right or heritage assets. These assets are disclosed at cost and are generally amortized on a straight-line basis over the estimated useful life of the asset.

                                                                                                             (thousands of dollars)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       2002                                                 2001
                            ------------------------------------------------------------------------------------------- -----------
                                            Infra-              Machinery &             Capital                               Total
                                  Land  structure(1) Buildings    Equipment  Vehicles    Leases    Other(2)        Total  (Restated)
----------------------------------------------------------------------------------------------------------------------- -----------
                            Indefinite  15 years -      3 - 50       2 - 40      2-20               1 - 50
Estimated useful life                   Indefinite       years        years     years    Varies      years
----------------------------------------------------------------------------------------------------------------------- -----------
Opening cost................   $77,920  $2,803,896  $2,224,791     $795,175   $70,975   $69,495   $232,119   $6,274,371  $6,072,417
Reclassification(3).........         7           -      50,002        2,752       109       (50)   (52,820)           -           -
Additions...................     1,277     133,051      48,139       64,513     7,517     3,952     86,107      344,556     294,605
Write-downs.................         -           -     (29,396)      (1,263)      (21)        -       (417)     (31,097)    (39,828)
Disposals...................    (1,585)    (28,280)     (6,539)     (21,840)   (7,383)   (2,700)    (1,873)     (70,200)    (52,823)
----------------------------------------------------------------------------------------------------------------------- -----------
Closing cost................    77,619   2,908,667   2,286,997      839,337    71,197    70,697    263,116    6,517,630   6,274,371
----------------------------------------------------------------------------------------------------------------------- -----------
Opening accumulated
   amortization.............         -   1,272,050     735,780      543,117    43,152    43,419     69,904    2,707,422   2,539,274
Reclassification(3).........         -           -         289         (852)       85      (128)       606            -           -
Annual amortization.........         -      79,653      74,687       59,724     5,330     3,922     17,353      240,669     247,785
Write-downs.................         -           -     (15,896)        (345)        -         -         (1)     (16,242)    (32,728)
Disposals...................         -     (28,280)     (5,879)     (19,497)   (5,551)   (2,687)    (1,587)     (63,481)    (46,909)
----------------------------------------------------------------------------------------------------------------------- -----------
Closing accumulated
   amortization.............         -   1,323,423     788,981      582,147    43,016    44,526     86,275    2,868,368   2,707,422
----------------------------------------------------------------------------------------------------------------------- -----------
Net Book Value of Tangible     $77,619  $1,585,244  $1,498,016     $257,190   $28,181   $26,171   $176,841   $3,649,262  $3,566,949
   Capital Assets...........
======================================================================================================================= ===========

1 The value of infrastructure, which consists of highways, bridges, and water control and irrigation projects, is disclosed for the first time in 2001-02. Accordingly, the March 2001 figures have been restated to include these assets (net book value $1,531.8 million).

2 Includes construction in progress, computer software, furniture and office equipment, aircraft and other tangible capital assets.

3 Includes the reclassification of construction in progress completed during the period.



GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

5. MEASUREMENT UNCERTAINTY

Uncertainty in the determination of the amount at which an item is recognized in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accrual of pension obligations, non-renewable resources royalties, site restoration obligations, accident claims obligations and the federal government's Equalization and Canada Health and Social Transfer payments, and in the valuation of loans where repayment is contingent upon an organization's cash flows. The uncertainty arises from factors such as the effect on accrued pension obligations of actual experience compared to actuarial estimations and assumptions; the effect on accrued royalties of price and production sensitivities in the royalty structures; the effect on site restoration obligations of actual experience compared to historical estimations and assumptions; the effect on accrued accident claims obligations of actual experience compared to actuarial estimations and assumptions; the effect on transfers from the federal government of changes in economic and demographic conditions in the Province and the country; and the effect of commodity prices on cash flows. Management considers that it is reasonably possible that changes in future conditions, in the near term occurring within one fiscal year, could require a material change in the amounts recognized.

6. RISK MANAGEMENT OF PUBLIC DEBT

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities. As a result of these transactions, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt. Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract whose value is based on the value of another asset or index.

INTEREST RATE RISK is the risk that the Government's debt charges will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest. The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. At March 31, 2002, 85.3 per cent (2001 - 81.4 per cent) of the principal value of the Government's debt issues effectively carried a rate of interest that was fixed for greater than a one-year period.

FOREIGN EXCHANGE RATE RISK is the risk that the Government's debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps. At March 31, 2002, 81.5 per cent (2001 - 79.6 per cent) of the principal value of the Government's debt issues was effectively denominated in Canadian dollars.

CREDIT RISK is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties with good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2002, 100 per cent (2001 - 100 per cent) of the Government's counterparties held a Standard and Poor's credit rating of A or better.

LIQUIDITY RISK is the risk that the Government will not be able to meet its financial commitments over the short-term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

Schedule 9 provides more detailed information on the Government's use of derivative financial instruments.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

7. RETIREMENT BENEFITS

The Government sponsors several defined benefit and defined contribution pension plans.

PENSION LIABILITIES

DEFINED BENEFIT PENSION PLANS provide benefits based on length of service and pensionable earnings. A typical defined benefit pension plan provides pensions equal to 2 per cent of a member's average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their pension plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially. These valuations are extrapolated by an actuary when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long- term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

DEFINED CONTRIBUTION PLANS provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government matches employee current service contributions.


Pension fund assets of government sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

a)  GOVERNMENT SERVICE ORGANIZATIONS

DEFINED BENEFIT PENSION PLANS

The two main plans of government service organizations are the Teachers' Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Members of the Legislative Assembly Superannuation Plan
(MLA), Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.

The TSP provides inflation protection equal to 80 per cent of the annual increase in the Consumer Price Index. Other plans provide inflation indexing at the discretion of the Lieutenant Governor in Council.

The Government is required to match member current service contributions for all plans except Judges and the PSSP. Separate pension funds are maintained for all plans except the PSSP. PSSP member contributions are deposited into the General Revenue Fund. All pension obligations arising under the PSSP are paid from the General Revenue Fund.

Information on the defined benefit pension plans of government service organizations follows:

                                                                               2002                                2001
                                                              ---------------------------------------------    --------
                                                                    TSP       PSSP     Others         Total       Total
------------------------------------------------------------  ---------  ---------  ---------  --------------  --------
Plan status.................................................     closed     closed     closed(1)        n/a         n/a
Member contribution rate, percentage of salary..............       7.85      7 - 9(2)   5 - 9(2)        n/a         n/a
Number of active members....................................      5,269      2,069         86         7,424       8,461
Average age of active members, years........................       50.6       52.1         55          51.1        49.9
Former members entitled to deferred pension benefits........      6,675        124         10         6,809       7,162
Number of superannuates and surviving spouses...............      9,533      5,701      2,015        17,249      16,629
Member contributions (thousands of dollars).................   $ 22,000    $ 6,278     $  359      $ 28,637    $ 29,627
Government contributions (thousands of dollars).............     56,000          -      4,807        60,807      54,803
Benefits paid (thousands of dollars)........................    224,326     92,586      6,569       323,481     306,930
------------------------------------------------------------  ---------  ---------  ---------  --------------  --------

1 Judges is open to new membership, all other plans are closed.
2 Contribution rate varies based on age upon joining the plan.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

The assumptions used to determine the actuarial value of the accrued benefit obligation and pension fund assets for TSP and PSSP are as follows:

-------------------------------------------------------------------------------
                                                          TSP           PSSP
                                                    ---------------------------

Rate of compensation increase.......................     3.5%             3%
Expected long-term rate of return on plan assets....     7.5%            N/A
Discount rate.......................................     7.5%          6.25%
Inflation rate......................................       3%             3%
-------------------------------------------------------------------------------


Based on the latest actuarial valuation, extrapolated to March 31, 2002, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

                                                                                                      (thousands of dollars)
---------------------------------------------------------------------------------------------------------  -----------------
                                                                    2002                                               2001
                           ------------------------------------------------------------------------------    ---------------
                  Actuarial         Accrued        Pension                     Unamortized       Recorded           Recorded
                  Valuation         Benefit           Fund            Net       Estimation        Pension            Pension
Plan Name              Date      Obligation         Assets     Obligation      Adjustments(1) Liabilities        Liabilities
---------------------------------------------------------------------------------------------------------  -----------------
TSP(2)...........Jun. 30/01      $3,682,000     $1,802,000     $1,880,000      $  658,408     $2,538,408         $2,561,028
PSSP.............     Sept.       1,524,110              -      1,524,110        (183,174)      1,340,936         1,284,808
                      30/99
Others...........   Various         218,224        136,163         82,061          (8,922)         73,139            66,811
---------------------------------------------------------------------------------------------------------  -----------------
 Total                           $5,424,334     $1,938,163     $3,486,171$     $  466,312     $3,952,483         $3,912,647
=========================================================================================================  =================

1 Amortized to income over 1 to 13 years, the estimated average remaining service life of active plan members at the time the estimation adjustment arises. The net estimation adjustment gains (losses) during the year are $245.8 million.
2 The TSP accrued benefit obligation includes a liability of $78 million (2001 - $67 million) relating to the TSP disability provision.

At March 31, 2002, the market value of plan investments was $1.9 billion (2001
- $2.0 billion). Of this amount, 43.7 per cent (2001 - 42.4 per cent) was invested in fixed income securities and 50.7 per cent (2001 - 52.7 per cent) in equity investments.

The TSP's actual rate of return on plan assets was 4.9 per cent (2001 - 4.5 per cent).

DEFINED CONTRIBUTION PENSION PLANS

The two main multi-employer defined contribution pension plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital). The Government matches employee current service contributions to these plans. The Government also contributes to the Saskatchewan Teachers' Retirement Plan (STRP), sponsored by the Saskatchewan Teachers' Federation. The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution pension plans of government service organizations follows:

                                                                                 2002                                   2001
                                                       --------------------------------------------------------- -----------
                                                                         Government
                                                                          Sponsored
                                                       ----------------------------
                                                                 PEPP       Capital          STRP          Total       Total
------------------------------------------------------ --------------  ------------  ------------ --------------------------
Plan status...........................................           open          open           n/a            n/a         n/a
Member contribution rate, percentage of salary........       5 - 5.75(1)    5 - 5.5(1)        n/a            n/a         n/a
Government contribution rate, percentage of salary....       5 - 5.75(1)    5.5 - 6(1)        n/a            n/a         n/a
GOVERNMENT SERVICE ORGANIZATION PARTICIPATION:
Number of active members..............................         20,573           614           n/a         21,187      20,123
Number of inactive members............................          8,710            15           n/a          8,725       7,977
Member contributions (thousands of dollars)...........       $ 34,584       $ 1,527           n/a       $ 36,111    $ 33,643
Government contributions (thousands of dollars).......         34,622         1,627      $ 25,644         61,893      56,948
------------------------------------------------------ --------------  ------------  ------------ --------------------------

1 Contribution rate varies based on employee group.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

PENSION EXPENDITURE

Pension expenditure for government service organizations is allocated to education expenditure and other expenditure. Pension interest expenditure is reported in debt charges. The total pension expenditure of government service organizations includes the following:


                                                       (thousands of dollars)
-----------------------------------------------------------------------------
                                                        2002             2001
-----------------------------------------------------------------------------
DEFINED BENEFIT PENSION PLANS:
  Current period benefit cost........................ 73,114           77,828
  Amortization of estimation adjustments.............(89,196)         (23,241)
-----------------------------------------------------------------------------
                                                     (16,082)          54,587
  Employee contributions.............................(28,637)         (29,627)
-----------------------------------------------------------------------------
                                                     (44,719)          24,960
  Cost of financing unfunded pension obligation
  (pension interest expenditure).....................231,670          227,176
-----------------------------------------------------------------------------
  Total pension expenditure, defined benefit plans...186,951          252,136

DEFINED CONTRIBUTION PENSION PLANS:
  Total pension expenditure, defined
  contribution plans................................. 61,893           56,948
-----------------------------------------------------------------------------
Total pension expenditure                             248,844          309,084
=============================================================================

 b) GOVERNMENT ENTERPRISES

DEFINED BENEFIT PENSION PLANS

The two main defined benefit pension plans of government enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other pension plans include Saskatchewan Government Insurance Superannuation Plan, Liquor Board Superannuation Plan, and the Workers' Compensation Board Superannuation Plan.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit pension plans of government enterprises follows:

                                                                                  2002                                    2001
                                                         -------------------------------------------------------   -----------
                                                              SaskPower      SaskTel        Others         Total         Total
----------------------------------------------------------------------- ------------  ------------  -------------  -----------
Plan status..............................................        closed       closed        closed           n/a           n/a
Member contribution rate, percentage of salary...........          6 -9(1)     7 - 9(2)    6.5 - 9(2)        n/a           n/a
Number of active members.................................           661          818           170         1,649         1,721
Number of former members, superannuates  and
  surviving spouses......................................         1,713        1,570           484         3,767         3,750
Member contributions (thousands of dollars)..............       $ 1,908      $ 2,703        $  440       $ 5,051      $  5,239
Government contributions (thousands of dollars)..........           479            -         2,140         2,619         2,515
Benefits paid (thousands of dollars).....................        38,455       38,719         7,021        84,195        88,340
----------------------------------------------------------------------- ------------  ------------  -------------  -----------

1 Contribution rate varies based on age upon joining the plan and employee group.
2 Contribution rate varies based on age upon joining the plan.

The assumptions used to determine the amounts under the defined benefit pension plans are as follows:

---------------------------------------------------------------------------

Rate of compensation increase................................    2.8% - 4%
Expected long-term rate of return on plan assets............. 6.25% - 7.6%
Discount rate................................................ 6.25% - 6.8%
Inflation rate...............................................    2.8% - 3%
---------------------------------------------------------------------------

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

Based on the latest actuarial valuations extrapolated to December 31, 2001, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

                                                                                           (thousands of dollars)
                                                            2002                                     2001
                         ----------------------------------------------------------------------------------------
                         Actuarial    Accrued Benefit             Pension           Pension               Pension
                         Valuation         Obligation                Fund         (Surplus)             (Surplus)
Plan Name                     Date                                 Assets         Liability             Liability
-----------------------------------------------------------------------------------------------------------------
SaskPower...... September 30, 2001         $ 640,650          $  698,321       $   (57,671)           $ (102,041)
SaskTel........  December 31, 1998           695,134             749,193           (54,059)             (155,055)
Others.........            Various           112,584              98,250            14,334                15,229
-----------------------------------------------------------------------------------------------------------------
Total                                      $1,448,368         $ 1,545,764      $   (97,396)           $ (241,867)
=================================================================================================================

At December 31, 2001, the market value of plan investments was $1.5 billion (2000 - $1.6 billion). Of this amount, 45.6 per cent (2000 - 43.5 per cent) was invested in fixed income securities and 45.6 per cent (2000 - 45.6 per cent) in equity investments.

DEFINED CONTRIBUTION PENSION PLANS

Information on the defined contribution pension plans of government enterprises follows:


                                                                           2002                            2001
                                                          ------------------------------------------------------
                                                              PEPP          Capital          Total         Total
----------------------------------------------------------------------------------------------------------------
Plan status...............................................    open             open            n/a           n/a
Member contribution rate, percentage of salary............   4 - 6(1)       5 - 5.5            n/a           n/a
Number of active members..................................   7,783            2,006          9,789         9,507
Number of inactive members................................   2,523               61          2,584         2,460
Member contributions (thousands of dollars)............... $15,839          $ 4,203        $20,042       $19,079
Government contributions (thousands of dollars)...........  19,986            4,089         24,075        22,860
----------------------------------------------------------------------------------------------------------------

1 Contribution rate varies based on employee group.

PENSION EXPENSE

Pension expense and pension interest expense for government enterprises are included in income from government enterprises. The pension expense (income) for the year for the defined benefit plans totalled $(28,154) million (2001 - $(21,395) million) and $24,075 million (2001 - $22,860 million) for the defined contribution plans.

OTHER FUTURE BENEFIT PLANS

Other future benefit plans of government enterprises include defined benefit severance plans for management employees, union employees and the supplementary superannuation plan. The present value of accrued benefits is $40 million (2001 - $37.2 million) and the accrued benefit liability is $20.9 million (2001 - $18.7 million).

8. RESERVES

The accumulated deficit of $8,708.1 million consists of an unallocated deficit component of $8,720.0 million and the Environmental Protection Reserve of $11.9 million. The Environmental Protection Reserve was created to provide contingency funding to mitigate unforeseen environmental problems related to uranium milling. The reserve is maintained at its March 31, 1992 balance.

9. DEBT CHARGES

                                                               (thousands of dollars)
                                                                2002             2001
--------------------------------------------------------------------  ---------------
Total interest costs...................................   $1,126,774       $1,217,719
Less interest reimbursed from government enterprises...     (260,838)        (292,530)
Other costs............................................       24,848           22,040
--------------------------------------------------------------------  ---------------
Total Debt Charges                                        $  890,784       $ 947,229
====================================================================  ===============

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

10. EXPENDITURE BY OBJECT


                                                        (thousands of dollars)
                                                         2002             2001
                                                                    (Restated)
--------------------------------------------  ---------------  ---------------
Transfers...................................      $ 2,880,497      $ 2,475,557
Salaries and benefits.......................        1,948,000        1,850,836
Operating costs.............................          984,982          875,061
Debt charges................................          890,784          947,229
Tangible capital asset acquisitions.........          344,556          294,605
Other.......................................          374,609          186,435
--------------------------------------------  ---------------  ---------------
Total Expenditure                                 $ 7,423,428      $ 6,629,723
============================================  ===============  ===============

11. COMPARISON OF PLANNED TO ACTUAL RESULTS

                                                                                                           (thousands of dollars)
                                                                                           2002                             2001
                                                                                                                      (Restated)
                                                                                      ------------------------     -------------
                                                                                       Planned          Actual            Actual
------------------------------------------------------------------------------------- -------- ---------------     -------------
Surplus of the General Revenue Fund..................................................  $ 2,776      $    1,098        $   57,691
Income from government enterprises................................................... ========         426,061           642,386
(Deficit) Surplus of other government service organizations..........................                 (297,248)        1,096,426
Dividends received from government organizations included in the surplus figures
    above............................................................................                 (658,628)       (1,261,281)
Adjustments to conform to the basis of accounting described in note 1(c).............                   45,749           (74,023)
------------------------------------------------------------------------------------- -------- ---------------     -------------
(Deficit) Surplus                                                                                   $ (482,968)       $  461,199
===================================================================================== ======== ==================  =============

The planned and actual figures are before elimination of inter-organization transactions.

12. CONTINGENCIES

a) GUARANTEED DEBT

At March 31, 2002, $323.1 million (2001- $386.7 million) in loans were guaranteed by the Government. Schedule 10 provides a listing of guaranteed debt.

b) LAWSUITS

Up to $49.5 million may be paid depending on the outcome of lawsuits in progress.

c) INDIAN AND NORTHERN AFFAIRS CANADA

The Government pays for certain social services provided to status Indians and submits claims to the federal government for the cost of these services. The Government believes these costs are the responsibility of the federal government and that these costs are fully reimbursable. However, the federal government denies responsibility for a portion of these costs.

The Government is unable to determine whether the outstanding amounts will be reimbursed. The Government will account for any recovery resulting from the resolution of this contingency at the time of settlement. No provision for such a recovery has been made in these financial statements.

d) OTHER

Other contingencies of $3.1 million may be paid depending on the outcome of future events.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

13. COMMITMENTS

Significant financial commitments include:

o forward purchase commitments of $1,729.7 million for coal contracted for future minimum deliveries valued at current prices;

o forward purchase commitments of approximately $3,000 million for power over the next 25 years;

o treaty land entitlement agreement commitments valued at approximately $67.1 million;

o other commitments of $838.4 million which include commitments of $23.3 million for agriculture, $13.6 million for community development, $82.8 million for economic development, $70.1 million for education, $51.0 million for health, $123.4 million for social services and assistance, and $61.9 million for transportation; and

o    capital and operating lease obligations as follows:

                                                     (thousands of dollars)
-----------------------------------------  ---------------  ---------------
                                                 Operating          Capital
-----------------------------------------  ---------------  ---------------
Future minimum lease payments
2002-03..................................        $  62,703          $15,835
2003-04..................................           61,057           16,779
2004-05..................................           52,772           15,458
2005-06..................................           43,279           13,934
2006-07..................................           34,132           11,482
Thereafter...............................           44,679           54,590
-----------------------------------------  ---------------  ---------------
                                                   298,622          128,078
Less: Interest and executory costs                       -          (44,575)
-----------------------------------------  ---------------  ---------------
Total Lease Obligations                          $ 298,622          $83,503
=========================================  ===============  ===============

Total operating lease obligations include $201.4 million for government service organizations and $97.2 million for government enterprises.

Total capital lease obligations include $47.8 million for government service organizations (schedule 5) and $35.7 million for government enterprises.

14. TRUST FUNDS

Trust funds are property held and administered on behalf of beneficiaries. Trust assets are not owned by the Government and the Government has no equity in the funds. Therefore, trust funds are not included in the reporting entity.

Fund balances held and administered by the Government at March 31, 2002, are as follows:

                                                   (thousands of dollars)
                                                        2002         2001
----------------------------------------------  ------------  -----------
Superannuation funds and pension plans(1).....    $8,098,203   $8,086,125
Public Trustee's Trust Account................       139,542      135,357
Other trusts..................................        30,161       39,543
Total Trust Funds                                 $8,267,906   $8,261,025
==============================================  ============  ===========

1 The balance reflects the latest financial statements of the funds and plans closest to March 31, 2002.

GOVERNMENT OF SASKATCHEWAN
NOTES TO THE SUMMARY FINANCIAL STATEMENTS

15. COMPARATIVE FIGURES

Certain of the 2001 comparative figures have been reclassified to conform with the current year's presentation. In addition, the following changes in accounting policy required restatement of the 2001 comparative figures.

PROPERTY HOLDINGS

During 2001-02, certain property holdings were reclassified from other investments to tangible capital assets. The Government's policy is to record tangible capital assets as an expenditure in the period acquired. The effect of this change in policy in the current year is an increase in expenditure of $14 million. The Government has retroactively restated comparative figures to record this change in accounting policy.

GOVERNMENT ENTERPRISES

a)   Foreign Currency Translation

     During 2001-02, certain government enterprises adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) for foreign currency translation. Prior to 2001-02, government enterprises deferred and amortized unrealized foreign exchange gains and losses on long-term monetary items. The new recommendations of the CICA require that unrealized foreign exchange gains and losses be included in income of the current period. The effect of this change in policy in the current year is a decrease in income from government enterprises of $37 million. The Government has retroactively restated comparative figures to record this change in accounting policy.

b)   Future Benefits Administration Costs

     During 2001-02, the Workers' Compensation Board (Saskatchewan) (WCB) changed its policy of accounting for the estimated future costs of administering benefit claims incurred. Prior to 2001-02, these costs were accounted for as reserves. WCB now records the estimated future costs as a liability. The effect of this change in policy in the current year is a decrease in income from government enterprises of $3 million. The Government has retroactively restated comparative figures to record this change in accounting policy.

The net effect of the restatements is as follows:

                                                                                                     (thousands of dollars)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                        Increase (Decrease)
                                                    -----------------------------------------------------------------------
                                                                     March 31, 2001                         March 31, 2000
                                                    -------------------------------------------------   -------------------
                                                            Surplus                                             Accumulated
                                                       for the year           Assets      Liabilities               Deficit
--------------------------------------------------  ---------------  --------------- ----------------   -------------------
As previously reported............................        $ 506,354      $ 5,456,120     $ 13,374,670          $ 8,424,904
     Property Holdings............................         (23,465)        (128,482)                -              105,017
     Government Enterprises
       Foreign Currency Translation...............         (21,282)        (146,868)                -              125,586
       Future Benefits Administration Costs.......            (408)         (31,196)                -               30,788
--------------------------------------------------  ---------------  --------------- ----------------   -------------------
As restated                                               $ 461,199      $ 5,149,574     $ 13,374,670          $ 8,686,295
==================================================  ===============  =============== ================   ===================

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS
For the Year Ended March 31, 2002

SCHEDULE 1 - ACCOUNTS RECEIVABLE

                                                                (thousands of dollars)
--------------------------------------------------------------------------------------
                                                                     2002        2001
--------------------------------------------------------------------------------------
Taxation.......................................................$ 154,429    $142,254
Non-renewable resources........................................  123,838     119,715
Transfers from the federal government..........................   54,426      64,506
Leases and farm loans..........................................   10,858      12,543
Accrued interest...............................................    5,321       4,484
Insurance premiums due from AGRICULTURAL producers.............    2,917       6,498
Other..........................................................  356,366     310,989
--------------------------------------------------------------------------------------
TOTAL ACCOUNTS RECEIVABLE                                      $ 708,155    $660,989
======================================================================================


SCHEDULE 2 - LOANS AND MORTGAGES RECEIVABLE
                                                                (thousands of dollars)
--------------------------------------------------------------------------------------
                                                                     2002        2001
--------------------------------------------------------------------------------------
AGRICULTURAL LOANS
Capital loan program...........................................$   63,967   $ 79,552
Production loan program........................................     1,781      2,526
Short-term hog loan program....................................     1,361      6,030
Counselling and Assistance for Farmers program.................     1,349      1,832
Livestock cash advance program.................................       980      1,517
Other..........................................................       391        749
--------------------------------------------------------------------------------------
                                                                   69,829     92,206
    Provision for losses.......................................   (24,208)   (37,336)
--------------------------------------------------------------------------------------
                                                                   45,621     54,870
--------------------------------------------------------------------------------------
STUDENT LOANS..................................................    37,536      9,348
    Provision for losses.......................................   (11,996)    (6,430)
--------------------------------------------------------------------------------------
                                                                   25,540      2,918
--------------------------------------------------------------------------------------
OTHER LOANS....................................................    63,959     70,604
    Provision for losses.......................................   (27,312)   (26,954)
--------------------------------------------------------------------------------------
                                                                   36,647     43,650
--------------------------------------------------------------------------------------
MORTGAGES
Housing .......................................................     4,368      4,505
Cornwall Centre................................................         -     36,050
Other..........................................................         -        236
--------------------------------------------------------------------------------------
                                                                    4,368     40,791
--------------------------------------------------------------------------------------
TOTAL LOANS AND MORTGAGES RECEIVABLE                           $  112,176   $142,229
======================================================================================
See page 81 for additional information.


Government of Saskatchewan
Schedules to the Summary Financial Statements

Schedule 2 (continued) - Loans and Mortgages Receivable

Capital loan program

Loans are repayable over terms not exceeding twenty-five years and bear interest at rates between 6.0 per cent and 13.5 per cent. Security on individual loans varies and may include mortgages on real property, security agreements and guarantees. The program operates under The Agricultural Credit Corporation of Saskatchewan Act.

Production loan program

Production loans were disbursed in 1986 bearing interest at 6.0 per cent repayable in equal principal instalments over a term of three years. Amounts in arrears are at prime plus 2 per cent. Program amendments allowed borrowers to reschedule their outstanding loans at an average rate of 9.0 per cent. The loans are secured by promissory notes and, where applicable, by guarantees and general security agreements. The program operates under The Agricultural Credit Corporation of Saskatchewan Act.

Short-term hog loan program

Loan applications were accepted under this program between January 15, 1999 and July 5, 1999 for hogs marketed between November 1, 1998 and May 29, 1999. The loans are repayable, at floating interest rates, in full by March 31, 2003. Penalty interest is charged at prime plus 2 per cent. The program operates under The Farm Financial Stability Act.

Counselling and Assistance for Farmers program

Effective August 1, 1992, the Government no longer issued new guarantees under this program. Existing guarantees were renewed until March 31, 1995, at which time the program was terminated. The majority of loans are in default, have judgements obtained on them and bear interest at 5 per cent. The loans are secured by way of an assignment of security from the original lender. The program operates under The Farm Financial Stability Act.

Livestock cash advance program

Effective August 1, 1993, clients with livestock cash advances began repaying their loans, bearing interest at the bank prime rate plus 2 per cent, over a maximum five-year period. Program amendments allowed borrowers to reschedule their outstanding loans at an average rate of 9.0 per cent. The loans are secured by promissory notes and, where applicable, by guarantees. The program operates under The Agricultural Credit Corporation of Saskatchewan Act.

Student loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985. Loans are interest-free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Minister of Post-Secondary Education and Skills Training. Special incentive loan remission grants, student bursaries, scholarships, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

A Risk Sharing Student Loans Agreement between the Government and a bank was signed in March 1996. This Agreement covers loans approved between August 1, 1996 and July 31, 2001. The Government retained responsibility for loan approval. Loans approved are lender-financed, disbursed, managed and collected by the bank. The Government pays a risk premium of 5.0 per cent to the bank when loans become repayable.

In June 2001, the Government entered into an agreement with the federal government to integrate the federal and provincial student loans programs. This agreement is effective for loans approved on or after August 1, 2001 and establishes the Government as financier of the program. The Government approves applications for both provincial and federal loans. Disbursement, administration and collection of loans is contracted to external agencies.

Housing mortgages

Housing mortgages were provided pursuant to provisions of Section 15 of The Saskatchewan Housing Corporation Act. The mortgages are repayable, at various interest rates, over terms not exceeding thirty-five years. Security on the mortgages may include promissory notes or charges against residential property.

Cornwall Centre mortgages

The Government held two mortgages due jointly from Cadillac Fairview Corporation Limited and 1381052 ONTARIO INC. Both mortgages matured December 1, 2001.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3 - INVESTMENT IN GOVERNMENT ENTERPRISES (PART 1)


-----------------------------------------------------------------------------------------------------------------------------
                                                                                 SASKATCHEWAN
                                                                                     TELECOM-   SASKATCHEWAN
                                                                  SASKATCHEWAN    MUNICATIONS         LIQUOR    SASKATCHEWAN
                                                     SASKENERGY          POWER        HOLDING     AND GAMING          GAMING
                                                   INCORPORATED    CORPORATION    CORPORATION      AUTHORITY     CORPORATION
                                                  Dec. 31, 2001   Dec. 31, 2001 Dec. 31, 2001  Mar. 31, 2002   Mar. 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and temporary investments
    Due from government organizations...............$                                                32,348
    Other...........................................        (678)      202,730         42,026          2,999          16,781
Accounts receivable
    Due from government organizations...............
    Other ..........................................     145,711       141,826        101,882         19,192             889
Inventories.........................................                   104,501         10,177         14,300             177
Prepaid expenses....................................      41,817        15,668         13,269          2,301             580
Long-term investments
    In the Province ................................
    Other...........................................      12,832        14,155         79,199
Capital assets......................................   1,018,687     3,071,338        910,884         32,733          50,782
Other assets
    Due from government organizations...............                     4,000
    Other...........................................     142,355        37,128         87,450            381
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                           1,360,724     3,591,346      1,244,887        104,254          69,209
-----------------------------------------------------------------------------------------------------------------------------
Liabilities
Accounts payable and accrued liabilities
    Due to government organizations.................      13,344        55,846          7,594
    Other...........................................     115,927       178,016         97,226         10,900           7,442
Dividends payable to government organizations.......                     6,557         20,490         66,297          26,380
Debt
    Owing to government organizations...............     836,947     1,820,174        434,651
    Other...........................................       4,816        91,070         15,562                         35,387
Unearned revenue
    Received from government organizations..........       2,375
    Other...........................................      94,815       299,971         27,791
Unpaid insurance claims.............................
Other liabilities...................................                                      446         24,438
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                      1,068,224     2,451,634        603,760        101,635          69,209
-----------------------------------------------------------------------------------------------------------------------------
Net Assets (Liabilities)                            $    292,500     1,139,712        641,127          2,619               -
=============================================================================================================================
Revenue
Revenue from operations.............................$    590,027     1,114,268        811,885        645,376          69,667
Transfers from government organizations.............      12,053        17,422         31,576
-----------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                            602,080     1,131,690        843,461        645,376          69,667
-----------------------------------------------------------------------------------------------------------------------------
Expenses
Expenses from operations............................     540,291       871,918        686,763        327,990          43,287
Transfers to government organizations...............      77,166       230,620         55,202
-----------------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES(3)                                        617,457     1,102,538        741,965        327,990          43,287
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before non-recurring items............     (15,377)       29,152        101,496        317,386          26,380
Non-recurring items.................................
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        (15,377)       29,152        101,496        317,386          26,380
Retained earnings (deficit) - beginning of year
  as previously reported............................     236,346       587,813        406,626
Restatement of prior years (note 15)................                  (121,220)       (25,648)           943
Dividends to government organizations...............                   (16,026)       (91,347)      (315,710)        (26,380)
-----------------------------------------------------------------------------------------------------------------------------
Retained earnings (deficit) - end of year...........     220,969       479,719        391,127          2,619               -
Equity advances/share capital.......................      71,531       659,993        250,000
-----------------------------------------------------------------------------------------------------------------------------
NET ASSETS (DEFICIENCY)                             $    292,500     1,139,712        641,127          2,619               -
=============================================================================================================================
See page 84 for additional information.
1  Adjustments include:
     - reclassifying dividends paid by March 31, 2002;
     - reclassifying cross currency swaps of Saskatchewan Power Corporation; and
     - reversing the loss recognized by Municipal Financing Corporation for a premium paid on an exchange of debt with the General
       Revenue Fund and amortizing this same loss over the term of the original debt issues.
2  Net assets are restricted as disclosed in the narrative portion of this schedule on the pages following.
3  Total expenses include debt charges, net of sinking fund earnings, of
   $290.7 million (2001 restated - $283.6 million), of which $249.0 million
   (2001 - $251.2 million) in interest was paid to government organizations.


SCHEDULE 3 - INVESTMENT IN GOVERNMENT ENTERPRISES (PART 2)

-----------------------------------------------------------------------------------------------------------------

                                                         MUNICIPAL                                      WORKERS'
                                                         FINANCING   SASKATCHEWAN  SASKATCHEWAN     COMPENSATION
                                                    CORPORATION OF     GOVERNMENT          AUTO            BOARD
                                                      SASKATCHEWAN      INSURANCE          FUND    (SASKATCHEWAN)(2)
                                                     Dec. 31, 2001  Dec. 31, 2001 Dec. 31, 2001    Dec. 31, 2001
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and temporary investments
    Due from government organizations...............
    Other...........................................        18,674         30,098        68,164            7,858
Accounts receivable
    Due from government organizations...............                                      6,473            8,959
    Other ..........................................         1,146         55,508        77,285           23,267
Inventories.........................................
Prepaid expenses....................................                       44,546        16,695
Long-term investments
    In the Province ................................                        6,176        10,339            7,406
    Other...........................................        26,080        256,169       651,690          804,288
Capital assets......................................                       13,381        41,276           19,438
Other assets
    Due from government organizations...............
    Other...........................................                        4,601
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                45,900        410,479       871,922          871,216
-----------------------------------------------------------------------------------------------------------------
Liabilities
Accounts payable and accrued liabilities
    Due to government organizations.................         1,171         11,739        23,271            7,799
    Other...........................................            18         13,326        18,259           19,949
Dividends payable to government organizations.......                         575
Debt
    Owing to government organizations...............        31,365
    Other...........................................         2,500
Unearned revenue
    Received from government organizations..........
    Other...........................................                      113,408       200,944
Unpaid insurance claims.............................                      172,924       627,479          700,463
Other liabilities...................................                        4,660                         93,030
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                           35,054        316,632       869,953          821,241
-----------------------------------------------------------------------------------------------------------------
Net Assets (Liabilities)                                    10,846         93,847         1,969           49,975
=================================================================================================================
Revenue
Revenue from operations.............................         3,802        207,490       506,929          208,269
Transfers from government organizations.............                                      3,282           11,461
-----------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                3,802        207,490       510,211          219,730
-----------------------------------------------------------------------------------------------------------------
Expenses
Expenses from operations............................           328        188,832       468,734          267,752
Transfers to government organizations...............         5,967          8,475        22,637            7,799
-----------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES(3)                                            6,295        197,307       491,371          275,551
-----------------------------------------------------------------------------------------------------------------
Income (loss) bef
ore non-recurring items............        (2,493)        10,183        18,840          (55,821)
Non-recurring items.................................
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                           (2,493)        10,183        18,840          (55,821)
Retained earnings (deficit) - beginning of year,
  as previously reported............................        13,339         37,829       (16,871)         136,992
Restatement of prior years (note 15)................                                                     (31,196)
Dividends to government organizations...............                       (9,165)
-----------------------------------------------------------------------------------------------------------------
Retained earnings (deficit) - end of year...........        10,846         38,847         1,969           49,975
Equity advances/share capital.......................                       55,000
-----------------------------------------------------------------------------------------------------------------
NET ASSETS (DEFICIENCY)                                     10,846         93,847         1,969           49,975
=================================================================================================================
See page 84 for additional information.
1  Adjustments include:
 - reclassifying dividends paid by March 31, 2002;
 - reclassifying cross currency swaps of Saskatchewan Power Corporation; and
 - reversing the loss recognized by Municipal Financing Corporation for a premium paid on an exchange of debt with the General
   Revenue Fund and amortizing this same loss over the term of the original debt issues.
2  Net assets are restricted as disclosed in the narrative portion of this schedule on the pages following.
3  Total expenses include debt charges, net of sinking fund earnings, of
   $290.7 million (2001 restated - $283.6 million), of which $249.0 million
   (2001 - $251.2 million) in interest was paid to government organizations.


GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3 - INVESTMENT IN GOVERNMENT ENTERPRISES (PART 3)

                                                                                               (thousands of dollars)
------------------------------------------------------------------------------------------------------------------------
                                                      SASKATCHEWAN
                                                        GOVERNMENT
                                                       GROWTH FUND
                                                        MANAGEMENT                             TOTAL              Total
                                                       CORPORATION    ADJUSTMENTS(1)            2002               2001
                                                     Dec. 31, 2001                                            (Restated)
------------------------------------------------------------------------------------------------------------------------
Assets
Cash and temporary investments
    Due from government organizations................                                    $    32,348        $    12,925
    Other............................................          653        (27,596)           361,709            213,358
Accounts receivable
    Due from government organizations................                                         15,432              4,473
    Other ...........................................        2,129                           568,835            577,802
Inventories..........................................                                        129,155            132,218
Prepaid expenses.....................................                                        134,876             71,536
Long-term investments
    In the Province .................................                                         23,921             19,958
    Other............................................        1,557                         1,845,970          1,742,077
Capital assets.......................................            6                         5,158,525          4,930,650
Other assets
    Due from government organizations................                                          4,000              2,000
    Other............................................      (11,899)                          260,016            203,309
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 4,345        (39,495)         8,534,787          7,910,306
------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Accounts payable and accrued liabilities
    Due to government organizations........................                                  120,764            117,489
    Other..................................................    239                           461,302            498,957
Dividends payable to government organizations..............               (27,596)            92,703             68,721
Debt
    Owing to government organizations......................               (22,944)         3,100,193          2,764,062
    Other..................................................                                  149,335             33,051
Unearned revenue
    Received from government organizations.................                                    2,375              2,323
    Other..................................................                                  736,929            691,200
Unpaid insurance claims....................................                                1,500,866          1,343,440
Other liabilities..........................................                                  122,574            110,750
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                              239        (50,540)         6,287,041          5,629,993
------------------------------------------------------------------------------------------------------------------------
NET ASSETS (LIABILITIES)                                     4,106         11,045        $ 2,247,746        $ 2,280,313
========================================================================================================================
REVENUE
Revenue from operations....................................  3,982                       $ 4,161,695        $ 3,982,812
Transfers from government organizations....................                                   75,794             76,399
------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                3,982              -          4,237,489          4,059,211
------------------------------------------------------------------------------------------------------------------------
EXPENSES
Expenses from operations...................................  6,719            948          3,403,562          3,005,815
Transfers to government organizations......................                                  407,866            398,084
------------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES(3)                                            6,719            948          3,811,428          3,403,899
------------------------------------------------------------------------------------------------------------------------
Income (loss) before non-recurring items................... (2,737)          (948)           426,061            655,312
Non-recurring items........................................                                        -            (12,926)
------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                           (2,737)          (948)           426,061            642,386
Retained earnings (deficit) - beginning of year,
  as previously reported...................................  6,842         12,929          1,421,845          2,019,050
Restatement of prior years (note 15).......................                  (943)          (178,064)          (156,374)
Dividends to government organizations......................                                 (458,628)        (1,261,281)
------------------------------------------------------------------------------------------------------------------------
Retained earnings (deficit) - end of year..................  4,105         11,038          1,211,214          1,243,781
Equity advances/share capital..............................      1              7          1,036,532          1,036,532
------------------------------------------------------------------------------------------------------------------------
NET ASSETS (DEFICIENCY)                                      4,106         11,045   $      2,247,746   $      2,280,313
========================================================================================================================
See page 84 for additional information.
1  Adjustments include:
 - reclassifying dividends paid by March 31, 2002;
 - reclassifying cross currency swaps of Saskatchewan Power Corporation; and
 - reversing the loss recognized by Municipal Financing Corporation for a premium paid on an exchange of debt with the General
   Revenue Fund and amortizing this same loss over the term of the original debt issues.
2  Net assets are restricted as disclosed in the narrative portion of this schedule on the pages following.
3  Total expenses include debt charges, net of sinking fund earnings, of
   $290.7 million (2001 restated - $283.6 million), of which $249.0 million
   (2001 - $251.2 million) in interest was paid to government organizations.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3 (CONTINUED) - INVESTMENT IN GOVERNMENT ENTERPRISES

SASKENERGY INCORPORATED (SASKENERGY)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

SASKATCHEWAN POWER CORPORATION (SASKPOWER)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

SASKATCHEWAN TELECOMMUNICATIONS HOLDING CORPORATION (SASKTEL)

SaskTel markets and supplies a range of voice, data, Internet, wireless, text and image products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

SASKATCHEWAN LIQUOR AND GAMING AUTHORITY (SLGA)

SLGA's main functions are to control the manufacture and distribution of beverage alcohol throughout the Province, to oversee the licencing of all establishments selling alcohol in the Province and to maintain the integrity of all licenced gaming while ensuring maximum benefit to Saskatchewan charities.

SASKATCHEWAN GAMING CORPORATION (SGC)

SGC's mandate is to manage and operate Casino Regina.

MUNICIPAL FINANCING CORPORATION OF SASKATCHEWAN (MFC)

MFC's objective is to assist municipalities in financing their capital requirements.

SASKATCHEWAN GOVERNMENT INSURANCE (SGI) & SASKATCHEWAN AUTO FUND (AUTO FUND)

SGI's competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the Province's compulsory vehicle insurance program, is administered by SGI on behalf of the Government. Any net assets of the Auto Fund are held on behalf of Saskatchewan's motoring public and are not used for the payment of dividends to the General Revenue Fund.

WORKERS' COMPENSATION BOARD (SASKATCHEWAN) (WCB)

WCB provides workers' compensation insurance to Saskatchewan workers and employers. Any net assets of the WCB cannot be used for the payment of dividends to the General Revenue Fund.

SASKATCHEWAN GOVERNMENT GROWTH FUND MANAGEMENT CORPORATION (SGGF)

SGGF participates in the federal government's Immigrant Investor Program to acquire lower cost capital for commercial investment in Saskatchewan. Investment funds are raised through eight subsidiary fund companies and are managed by Crown Capital Partners Inc., a fund manager.

In March 1999, the Immigrant Investor Program ended. However, with a significant number of subscribers yet to complete their subscription requirements, the funds will require management by SGGF for at least the next six years.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4 - OTHER INVESTMENTS

                                                                                      (thousands of dollars)
------------------------------------------------------------------------------------------------------------
                                                        Partnership Interest /         2002             2001
                                                        Voting Percentage                         (Restated)
------------------------------------------------------------------------------------------------------------

EQUITY INVESTMENTS
GOVERNMENT BUSINESS PARTNERSHIPS
Centennial Foods Partnership
  partnership interest........................          35.0%                          $19,614      $19,939
NewGrade Energy Inc.
  100 (2001 - 100) Class Y participating
  common shares...............................          50.0%                           14,931       (4,804)
Foragen Technologies Limited Partnership
  partnership interest........................          33.3%                            2,275        3,000
Meadow Lake Pulp Limited Partnership
  partnership interest........................          50.0%                          (48,266)     (33,629)

OTHER EQUITY INVESTMENTS
Saskferco Products Inc.
  68,449,080 (2001 - 68,449,080) Class B
  common shares...............................          49.0%                          109,303     106,079
Other.........................................                                          40,463      32,088
------------------------------------------------------------------------------------------------------------
                                                                                       138,320     122,673
------------------------------------------------------------------------------------------------------------

PORTFOLIO INVESTMENTS
HARO Financial Corporation
  68,000,000 (2001 - 68,000,000) Class B
  non-voting common shares....................                                          68,000      68,000
Cameco Corporation
   0 (2001 - 5,423,123) common shares.........                                              --     114,898
Other.........................................                                          38,177      16,878
------------------------------------------------------------------------------------------------------------
                                                                                       106,177     199,776
------------------------------------------------------------------------------------------------------------

BONDS, DEBENTURES AND OTHER ADVANCES
HARO Financial Corporation....................                                         171,141     162,666
Meadow Lake Pulp Limited Partnership..........                                         150,361     148,361
NewGrade Energy Inc...........................                                           8,490      21,679
Other.........................................                                          61,440      58,856
------------------------------------------------------------------------------------------------------------
                                                                                       391,432     391,562
------------------------------------------------------------------------------------------------------------

PROPERTY HOLDINGS                                                                        5,028       8,838
------------------------------------------------------------------------------------------------------------
TOTAL OTHER INVESTMENTS                                                             $  640,957    $722,849
============================================================================================================


See pages 86-88 for additional information.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4 (CONTINUED) - OTHER INVESTMENTS

CENTENNIAL FOODS PARTNERSHIP (CENTENNIAL)

The Government, through its wholly-owned subsidiary CIC Foods Inc., owns a 35 per cent interest in Centennial.

NEWGRADE ENERGY INC. (NEWGRADE)

The Government owns 50 per cent (2001 - 50 per cent) of the outstanding voting participating shares of NewGrade. The Government also holds certain promissory notes due on demand from NewGrade that bear interest at Bank of Montreal prime rate, which was 4.0 per cent at December 31, 2001 (2000 - 7.5 per cent).

In addition, should there be any operating shortfall at the end of any year, the Government will loan NewGrade up to $2.0 million, escalated by inflation, in the form of a Subordinated Operations Fee Amount after Consumers' Co-operative Refineries Limited (CCRL) has provided its $2.0 million Subordinated Operations Fee Amount. If these loans do not cover all cash shortfalls, then the Government will lend NewGrade up to $4.0 million as a Cash Flow Deficiency Loan on a pro-rata basis with CCRL. If this facility is exhausted, the Government will lend NewGrade the remainder to cover any other annual operating shortfalls. These loans bear interest at CCRL's rate of borrowing. CCRL's required Cash Flow Deficiency Loans cannot exceed $40.0 million outstanding at any time.

During 2001, the Government received $15.5 million from NewGrade in principal payments on promissory notes outstanding. Of this amount, $2.3 million represents recovery of loans previously allowed for.

FORAGEN TECHNOLOGIES LIMITED PARTNERSHIP (FORAGEN)

The Government, through its wholly-owned subsidiary 101012875 Saskatchewan Ltd., owns a 33.3 per cent interest in Foragen. The Government has committed to providing $14.0 million in equity to Foragen over the five years ending 2005. At December 31, 2001, the Government had provided $3.0 million (2000 - $3.0 million) of this commitment.

MEADOW LAKE PULP LIMITED PARTNERSHIP (MLPLP)

The Government, through its wholly-owned subsidiary CIC Pulp Ltd., owns a 50 per cent (2001 - 50 per cent) interest in MLPLP.

In addition to its equity interest in MLPLP, the Government has also provided the following loans:

o Participating Debenture of $99.0 million (2001 - $99.0 million) bearing interest at 11.15 per cent (2001 - 11.15 per cent) calculated on October 31 of each year;

o Term Loan of $20.0 million (2001 - $20.0 million) bearing interest at prime plus 2.0 per cent, which was 6.0 per cent at December 31, 2001 (2001 - 9.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance;

o Contingency Loan of $10.9 million (2001 - $10.9 million) bearing interest at prime plus 1.0 per cent, which was 5.0 per cent at December 31, 2001 (2001 - 8.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance;

o Guarantee Advance of $10.0 million (2001 - $8.0 million) bearing interest at prime plus 1.0 per cent, which was 5.0 per cent at December 31, 2001 (2001 - 8.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance; and

o Cash Flow Loan of $10.5 million (2001 - $10.5 million) bearing interest at prime plus 1.0 per cent, which was 5.0 per cent at December 31, 2001 (2001
     - 8.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

The Government records, as a separate loan (Interest Loan), the accrued interest receivable from the Participating Debenture. Interest on the Interest Loan, at
11.15 per cent, is calculated on October 31 of each year and is added to the principal balance outstanding on the loan. Interest income earned and forming part of the Interest Loan is recorded as deferred interest income due to the uncertainty of collection. The deferred interest income will be recorded as income when payments are received under the cash availability formula.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4 (CONTINUED) - OTHER INVESTMENTS

Any payments to be made on the Participating Debenture, the Contingency Loan and the Interest Loan are subject to available cash flows as defined in the loan agreements. Payments towards principal outstanding on the Term Loan are due in two equal instalments after MLPLP has fully repaid an external bank loan. The Participating Debenture, Term Loan, Contingency Loan and Interest Loan mature in 2014. The remaining balance outstanding on the Participating Debenture and Interest Loan on October 31, 2014 shall bear interest at a rate equal to the Government's short-term cost of borrowing, which at December 31, 2001 was 1.98 per cent (2000 - 5.63 per cent), until paid in full.

On June 14, 2001, MLPLP refinanced its long-term debt with other major lenders. As a part of the refinancing agreement, the Government provided a guarantee on MLPLP's long-term debt payments to the other lenders to a maximum of $80 million. During the year, the Government provided payments of $2 million under this guarantee.

The total deferred interest is $326.4 million (2000 - $275.5 million).

Due to the uncertainty of cash flows from MLPLP, the Government's Participating Debenture is shown net of a provision for loan losses of $60.0 million (2000 - $60.0 million).

SASKFERCO PRODUCTS INC. (SASKFERCO)

The Government holds a 49 per cent (2000 - 49 per cent) voting interest in Saskferco.

HARO FINANCIAL CORPORATION (HARO)

To December 31, 2001, the Government had advanced $273.0 million (2000 - $273.0 million) to HARO to finance its ownership interest in Crown Life Insurance Company (Crown Life). In 1995, the Government exercised its right to convert $68.0 million of these advances into 68,000,000 non-voting, fully participating equity shares of HARO.

The loan was for an initial five-year term with a maximum of four five-year renewal terms at the option of HARO. In 1998, the Government agreed to renew this loan for a second five-year term. Annual interest rates on the loan are fixed at the start of each renewal term. For the second five-year term, the interest rate on the loan is 6.64 per cent compounded annually.

Security for the loan is 100 per cent of HARO's assets, which as of December 31, 2001 consisted primarily of HARO's 64.5 per cent interest in Crown Life shares. In 1999, the Canada Life Assurance Company acquired most of the insurance operations of Crown Life. The remaining assets and operations will continue to be managed by Crown Life.

Payment of principal and interest is subject to available cash flow as defined in the loan agreement. Due to collection uncertainty, the Government will record interest income when payments are received.

All unpaid principal and interest is due on December 15, 2017. On that date, any amounts outstanding will convert to 100 per cent of HARO equity shares. The Government has a unilateral right, prior to December 15, 2017, to convert no less than 25 per cent of the loan to either HARO non-voting, HARO voting or Crown Life shares. Any conversion may be subject to regulatory approval.

Ownership of the 68,000,000 of HARO's Class B non-voting common shares entitles the Government to a maximum of 100 per cent of participation rights with respect to dividends and remaining property of HARO on its liquidation or dissolution. Subject to regulatory approval, the Government has a unilateral right to exchange at any time the Class B shares for voting shares or HARO's assets.

CAMECO CORPORATION (CAMECO)

On February 14, 2002, the Government sold its remaining 5,423,123 shares in Cameco for net proceeds of $226.4 million, generating a gain on sale of $111.5 million.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4 (CONTINUED) - OTHER INVESTMENTS

INVESTMENT IN GOVERNMENT BUSINESS PARTNERSHIPS

The Government has invested in government business partnerships to promote economic growth and provide an economic return. At March 31, 2002, the Government's investment in government business partnerships includes a 35 per cent share in Centennial Foods Partnership (Centennial), a 50 per cent share in NewGrade Energy Inc. (NewGrade), a 33.3 per cent share in Foragen Technologies Limited Partnership (Foragen) and a 50 per cent share in Meadow Lake Pulp Limited Partnership (MLPLP). Centennial is a value- added food manufacturing and food service distribution business that is expanding its processing operations into Saskatchewan; NewGrade operates a heavy oil upgrading plant in Regina; Foragen is a venture capital fund which will offer seed capital to technology corporations; and MLPLP operates a pulp mill near Meadow Lake. These investments are accounted for using the modified equity method. For 2000-01 only, due to limited activity during the year, Foragen was recorded at cost and is not included in the 2001 condensed financial information for government business partnerships.


                                                         (thousands of dollars)
                                                           2002            2001
-------------------------------------------------------------------------------
CONDENSED FINANCIAL INFORMATION FOR
GOVERNMENT BUSINESS PARTNERSHIPS:

ASSETS
Capital assets...............................   $       284,836  $      303,993
Other assets.................................           269,694         277,639
TOTAL ASSETS                                            554,530         581,632
-------------------------------------------------------------------------------
LIABILITIES
Debt
   Owing to government organizations.........           550,506         515,076
   Other.....................................           243,849         269,573
Other liabilities............................           114,206         113,647
TOTAL LIABILITIES                                       908,561         898,296
-------------------------------------------------------------------------------
NET LIABILITIES                                 $      (354,031)  $    (316,664)
===============================================================================
OPERATING RESULTS
Revenue.....................................   $      1,095,858  $    1,236,862
Expenses....................................          1,140,889       1,143,887
--------------------------------------------------------------------------------
NET OPERATING RESULTS                                   (45,031)         92,975
Net Operating Deficiency - beginning of
 year.......................................           (483,286)       (576,261)
-------------------------------------------------------------------------------
Net Operating Deficiency - end of year......           (528,317)       (483,286)
Equity advances/share capital (net of
 partnership distributions).................            174,286         166,622
-------------------------------------------------------------------------------
NET DEFICIENCY                                  $      (354,031)  $    (316,664)
===============================================================================

INVESTMENT IN GOVERNMENT BUSINESS PARTNERSHIPS:

  Government's share of Net Operating
  Deficiency - end of year..................    $      (263,631)  $    (241,617)
  Government's investment(1)................             90,051          88,927
  Adjustments(2)............................            162,134         137,196
-------------------------------------------------------------------------------
TOTAL INVESTMENT IN GOVERNMENT
BUSINESS PARTNERSHIPS(3)                        $       (11,446)  $     (15,494)
===============================================================================

1 Government's investment includes the Government's initial investment net of partnership distributions as well as subsequent cash injections provided under various terms and conditions.

2   Adjustments include:
     - elimination of expenditures included in the Government's share of accumulated operating deficiency above and also consolidated as part of the operations of government service organizations; and
     - recording additional operating expenditures incurred by the Government's subsidiaries through which the Government has made these investments.

3   Total investment in government business partnerships includes:
    Centennial Foods Partnership.................   $    19,614    $    19,939
    NewGrade Energy Inc..........................        14,931         (4,804)
    Foragen Technologies Limited Partnership.....         2,275          3,000
    Meadow Lake Pulp Limited Partnership..........      (48,266)       (33,629)
                                                    -----------     ----------
                                                    $   (11,446)    $  (15,494)
                                                    ===========     ==========

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
                                                          (thousands of dollars)
-------------------------------------------------------------------------------
                                                     2002                 2001
-------------------------------------------------------------------------------
Transfers...................................    $  218,240           $  268,134
Accrued employee benefits...................       207,444              161,359
Supplier payments...........................       201,440              194,568
Accrued interest............................       165,456              189,662
Transfers to the federal government                101,942              107,546
Public employee benefit plans claims payable        67,922               62,830
Capital lease obligations (note 13).........        47,790               47,561
Other.......................................        75,291              125,024
-------------------------------------------------------------------------------
TOTAL ACCOUNTS PAYABLE AND ACCRUED LIABILITIES  $1,085,525           $1,156,684
===============================================================================

SCHEDULE 6 - OTHER LIABILITIES
                                                          (thousands of dollars)
-------------------------------------------------------------------------------
                                                     2002                 2001
-------------------------------------------------------------------------------
FUNDS HELD ON BEHALF OF GOVERNMENT
ENTERPRISES AND OTHERS
Saskatchewan Liquor and Gaming Authority...     $   32,348           $   12,925
Millenium Scholarship Trust Fund...........          9,781                    -
Queen's Bench Court Accounts...............          8,335                9,614
Public Employees' Pension Plan.............          6,279                5,714
Teachers' Superannuation Commission........          3,876                4,171
Others.....................................         22,141               21,078
-------------------------------------------------------------------------------
                                                    82,760               53,502
-------------------------------------------------------------------------------
OTHER......................................         16,289                6,902
-------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                         $   99,049           $   60,404
===============================================================================

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 7 - PUBLIC DEBT


                                                                                               (thousands of dollars)
---------------------------------------------------------------------------------------------------------------------
                                                         -------------------------------------------   -------------
                                                                           2002                              2001
                                                         -------------------------------------------   -------------
                                                           GROSS            LESS
                                                          PUBLIC         SINKING             PUBLIC          Public
                                                            DEBT           FUNDS(3)            DEBT            Debt
-------------------------------------------------------------------------------------------------------------------
GOVERNMENT SERVICE ORGANIZATIONS
General Revenue Fund(1)...........................   $ 8,165,903        $604,004        $ 7,561,899     $ 7,405,479
Saskatchewan Opportunities Corporation............       165,201           2,798            162,403         150,252
Saskatchewan Housing Corporation..................       156,992           1,603            155,389         173,841
District Health Boards............................       123,241               -            123,241         124,622
Information Services Corporation of Saskatchewan..        54,336               -             54,336          30,246
Agricultural Credit Corporation of Saskatchewan...        39,351               -             39,351          59,835
Saskatchewan Water Corporation....................        42,242           3,294             38,948          38,603
Crown Investments Corporation of Saskatchewan
  (non-consolidated).............................        175,027         155,017             20,010          43,203
Other............................................         12,113               -             12,113           6,476
-------------------------------------------------------------------------------------------------------------------
DEBT OF GOVERNMENT SERVICE ORGANIZATIONS               8,934,406         766,716          8,167,690       8,032,557
-------------------------------------------------------------------------------------------------------------------
GOVERNMENT ENTERPRISES
Saskatchewan Power Corporation...................      1,985,934          97,634          1,888,300       1,583,501
SaskEnergy Incorporated..........................        857,194          15,431            841,763         717,493
Saskatchewan Telecommunications Holding
  Corporation....................................        478,934          28,721            450,213         413,951
Saskatchewan Gaming Corporation..................         35,387               -             35,387          20,093
Municipal Financing Corporation of Saskatchewan..         33,865               -             33,865          62,075
-------------------------------------------------------------------------------------------------------------------
                                                       3,391,314         141,786          3,249,528       2,797,113
Adjustments to March 31..........................         33,639           8,415             25,224         245,808
-------------------------------------------------------------------------------------------------------------------
DEBT OF GOVERNMENT ENTERPRISES(2)                      3,424,953         150,201          3,274,752       3,042,921
-------------------------------------------------------------------------------------------------------------------
TOTAL PUBLIC DEBT(4)                                 $12,359,359        $916,917        $11,442,442    $ 11,075,478
===================================================================================================================



Debt repayable in foreign currency has been restated in Canadian dollar equivalents.

1 General Revenue Fund debt is shown net of $3,149.3 million (2001 - $3,010.7 million) reimbursable from government enterprises and $458.9 million (2001 - $468.3 million) reimbursable from government service organizations.

2 The debt of government enterprises is as presented in their audited financial statements closest to March 31, 2002, as disclosed on schedule 3. The balance is adjusted for the net change to March 31, 2002.

3  See schedule 8 for information on sinking funds.

4  See schedule 9 for information on public debt by maturity.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS


SCHEDULE 8 - SINKING FUNDS


                                                                                       (thousands of dollars)
-------------------------------------------------------------------------------------------------------------------------
                                                  2001                         2002
                                              ---------  ----------------------------------------------------------------
                                               Sinking                                      LESS     CURRENCY     SINKING
                                                 Funds   CONTRIBUTIONS    EARNINGS   REDEMPTIONS   ADJUSTMENT       FUNDS
-------------------------------------------------------------------------------------------------------------------------

GOVERNMENT SERVICE ORGANIZATIONS
General Revenue Fund..............            $ 507,276    $  58,677    $  35,216    $       -    $   2,835     $ 604,004
Crown Investments Corporation of
  Saskatchewan (non-consolidated).              232,992        5,000       10,850       93,825            -       155,017
Saskatchewan Water Corporation....                2,832          302          160            -            -         3,294
Saskatchewan Opportunities
  Corporation.....................                1,813          850          135            -            -         2,798
Saskatchewan Housing Corporation..                  949          585           69            -            -         1,603
Agricultural Credit Corporation
  of Saskatchewan.................                7,116            -          181        7,297            -             -
-------------------------------------------------------------------------------------------------------------------------
SINKING FUNDS OF GOVERNMENT
SERVICE ORGANIZATIONS                           752,978       65,414       46,611      101,122        2,835       766,716
-------------------------------------------------------------------------------------------------------------------------
GOVERNMENT ENTERPRISES
Saskatchewan Power Corporation....               77,217        9,865        7,461            -        3,091        97,634
Saskatchewan Telecommunications
  Holding Corporation.............               31,856        3,432        2,589       10,528        1,372        28,721
SaskEnergy Incorporated...........               54,443        5,670        1,239       45,921            -        15,431
-------------------------------------------------------------------------------------------------------------------------
                                                163,516       18,967       11,289       56,449        4,463       141,786
Adjustments to March 31...........              (39,870)      (2,340)      (2,358)     (56,449)      (3,466)        8,415
-------------------------------------------------------------------------------------------------------------------------
SINKING FUNDS OF GOVERNMENT
  ENTERPRISES                                   123,646       16,627        8,931            -          997       150,201
-------------------------------------------------------------------------------------------------------------------------
TOTAL SINKING FUNDS                           $ 876,624    $  82,041    $  55,542    $ 101,122    $   3,832     $ 916,917
=========================================================================================================================


The market value of sinking funds, at March 31, 2002, is $912.3 million (2001 - $890.3 million).

Sinking fund earnings include gains on investment sales of $4.4 million (2001 - $7.5 million).

Annual contributions, when established by Order in Council, are set at not less than 1 per cent of debentures outstanding. The redemption value is based on the market value of the sinking fund units at the date of redemption.

The aggregate amount of contributions estimated to be required in each of the next five fiscal years to meet sinking fund requirements are:

                                                       (thousands of dollars)
--------------------------------------------------------------------------------
                                              Government
                                                 Service     Government
                                           Organizations     Enterprise    TOTAL
--------------------------------------------------------------------------------
2002-03..................................  $      63,796   $  19,277    $ 83,073
2003-04..................................         63,796      19,277      83,073
2004-05..................................         60,906      18,480      79,386
2005-06..................................         51,380      18,382      69,762
2006-07..................................         49,198      17,564      66,762
--------------------------------------------------------------------------------
                                           $     289,076   $  92,980    $382,056
================================================================================

Sinking fund assets have been invested as follows:
                                                        (thousands of dollars)
                                                           2002           2001
--------------------------------------------------------------------------------
Long-term Investments
 Governmentof Saskatchewan securities; coupon
  interest range 4.8% to 10.3%; maturing in
  1.3 to 29.4 years................................    $  312,711   $  370,036
 Other provincial governments' securities; coupon
  interest range 5.3% to 10.5%; maturing in 4.0
  to 37.3 years....................................       275,749      275,634
 Government of Canada securities; coupon interest
  range 5.0% to 7.3%; maturing in 1.5 to
  27.2 years.......................................       226,235       43,291
 Government of the United States securities;
  coupon interest range 3.5% to 8.9%; maturing in
  4.6 to 28.9 years................................        47,628       17,558
 Other long-term investments.......................             -       12,951
Cash, short-term investments and accrued interest..        54,594      157,154
--------------------------------------------------------------------------------
TOTAL SINKING FUNDS                                    $  916,917   $  876,624
================================================================================

Short-term investments include $0 (2001 - $135.7 million) Government of Saskatchewan securities.

Cash, short-term investments and accrued interest are disclosed net of $2.0 million (2001 - $7.9 million) in liabilities.

Included are U.S. dollar cash, investments and accrued interest converted to $337.6 million Canadian (2001 - $289.6 million) at the exchange rate in effect at March 31, 2002 of 1.5935 (2001 - 1.5774).

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 9 - PUBLIC DEBT BY MATURITY

                                                                       (thousands of dollars)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                             2002                               2001
                                    -----------------------------------------------   ----------------------
                                    -----------------------------------------------   ----------------------
                                     CANADIAN   U.S. DOLLAR                 AVERAGE                 Average
YEAR OF                                DOLLAR          DEBT        TOTAL     COUPON          Total   Coupon
MATURITY                                 DEBT       (CDN $)      (CDN $)       RATE         (CDN$)     Rate
--------------------------------------------------------------------------------------------------  -------
--------------------------------------------------------------------------------------------------  -------
GOVERNMENT SERVICE ORGANIZATIONS
Short-term promissory notes.....   $  232,400   $        -    $  232,400      2.26%    $  392,100    5.01%
2001-02.........................            -            -             -          -       791,515    8.42%
2002-03.........................      412,801            -       412,801      9.64%       385,870    9.96%
2003-04.........................      370,998            -       370,998      7.42%       374,010    7.41%
2004-05.........................    1,120,811            -     1,120,811      8.51%     1,126,578    8.49%
2005-06.........................      768,842            -       768,842      6.20%       721,859    6.30%
2006-07.........................    1,130,294            -     1,130,294      5.85%             -        -
--------------------------------    ---------   ----------     ---------      -----     ---------    -----
1-5 YEARS                           4,036,146            -     4,036,146                3,791,932
6-10 years......................    2,049,891            -     2,049,891      6.90%     2,248,415    6.97%
11-15 years.....................      989,124      677,238     1,666,362      8.66%     1,753,230    8.74%
16-20 years.....................      104,607      478,050       582,657      8.79%       569,218    8.74%
21-25 years.....................            -      159,350       159,350      8.50%       172,740    8.60%
Thereafter......................      440,000            -       440,000      6.03%       250,000    5.75%
--------------------------------    ---------   ----------     ---------                ---------
                                    7,619,768    1,314,638     8,934,406                8,785,535
Less: Sinking funds                  (519,047)    (247,669)     (766,716)                (752,978)
--------------------------------------------------------------------------------------------------
DEBT OF GOVERNMENT SERVICE
  ORGANIZATIONS                     7,100,721    1,066,969     8,167,690                8,032,557
--------------------------------------------------------------------------------------------------
GOVERNMENT ENTERPRISES
Short-term promissory notes.....      169,600            -       169,600      2.26%       241,000     5.01%
2001-02.........................            -            -             -         -         43,579    13.39%
2002-03.........................       22,042            -        22,042     12.51%        16,529    13.36%
2003-04.........................      159,430       12,748       172,178      9.38%       176,150     9.35%
2004-05.........................      210,607            -       210,607     11.45%       205,878    11.52%
2005-06.........................      194,830            -       194,830      9.82%       189,259     9.88%
2006-07.........................      131,777            -       131,777      9.51%             -         -
--------------------------------    ---------   ----------     ---------                ---------
1-5 YEARS                             888,286       12,748       901,034                  872,395
6-10 years......................      618,821      197,594       816,415      7.72%       918,430     7.96%
11-15 years.....................       29,811      119,512       149,323      7.36%       129,800     7.54%
16-20 years.....................      299,817      318,700       618,517      9.23%       350,646     9.10%
21-25 years.....................      196,148      318,700       514,848      8.55%       730,480     8.92%
Thereafter......................      424,816            -       424,816      6.23%       164,816     5.70%
--------------------------------    ---------   ----------     ---------      -----     ---------

                                    2,457,699      967,254     3,424,953                3,166,567
Less: Sinking funds                   (60,287)     (89,914)     (150,201)                (123,646)
-----------------------------------------------------------------------------------------------------------
DEBT OF GOVERNMENT ENTERPRISES      2,397,412      877,340     3,274,752                3,042,921
-----------------------------------------------------------------------------------------------------------
TOTAL PUBLIC DEBT                  $9,498,133   $1,944,309   $11,442,442              $11,075,478
===========================================================================================================


See page 93 for additional information.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 9 (CONTINUED) - PUBLIC DEBT BY MATURITY

The average effective interest rate paid on total public debt during 2001-02 was
7.96 per cent (2000-01 restated - 8.92 per cent). The average term to maturity of total public debt outstanding at March 31, 2002 is 9.2 years (2001 - 8.9 years). The average effective interest rate includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures.

Total public debt includes Canada Pension Plan debentures of $1,219.6 million (2001 - $1,329.3 million) that are redeemable in whole or in part before maturity, on six months prior notice, at the option of the Minister of Finance of Canada. These debentures are callable in whole or in part before maturity, on 30 days prior notice, at the option of the Minister of Finance of Saskatchewan.

Total public debt includes $390.0 million (2001 - $310.0 million) that provide the holder with a choice of dates on which the debt matures. The year of maturity in the previous table reflects the earliest possible date of maturity rather than the maximum term to maturity.

SENSITIVITY OF DEBT CHARGES

U.S. dollar debentures have been converted to Canadian dollars at the exchange rate in effect at March 31, 2002 of 1.5935 (2001 - 1.5774). A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2002 level would change debt charges by $3.2 million in 2002-03.

Debt of government service organizations includes floating rate debt of $1,632.6 million (2001 - $1,950.7 million). Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds. A one percentage point increase in interest rates would result in an increase in debt charges of $16.3 million in 2002-03.

DERIVATIVE FINANCIAL INSTRUMENTS

Cross Currency Swaps

Included in total public debt are the following foreign-denominated debt issues that have been hedged to Canadian dollars using cross currency swaps:

o debentures totalling 22.5 billion yen (2001 - 22.5 billion) fully hedged to $259.2 million Canadian (2001 - $259.2 million);

o debentures totalling $862.0 million U.S. (2001 restated - $862.0 million) fully hedged to $1,192.4 million Canadian (2001 restated - $1,192.4 million);

o debentures totalling 102.3 million euros (2001 - 102.3 million) fully hedged to $154.1 million Canadian (2001 - $154.1 million); and

o debentures totalling 0 Swiss francs (2001 - 200.0 million) fully hedged to $0 Canadian (2001 - $145.4 million).

In total, the Government has cross currency swaps on a notional value of $2,089.8 million (2001 - $2,235.2 million) of debt.

The Government also has future interest obligations totalling $12.5 million U.S. (2001 - $35.3 million) hedged to $17.6 million Canadian (2001 - $49.9 million).

Interest Rate Swaps and Forward Rate Agreements

The Government has interest rate swaps on a notional value of debt of $1,197.2 million (2001 - $997.2 million) and forward rate agreements on a notional value of debt of $125.0 million (2001 - $0).

Foreign Currency Forward Exchange Contracts

The Government has forward purchase commitments to acquire, during 2002-03, $3.0 million U.S. (2001 - $0) at a cost of $4.8 million Canadian (2001 - $0).

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 10 - GUARANTEED DEBT
                                                         (thousands of dollars)
-------------------------------------------------------------------------------
                                                        2002               2001
-------------------------------------------------------------------------------
The Industry and Commerce Development Act
  Saskferco Products Inc. ....................     $  115,171         $ 142,797
The NewGrade Energy Inc. Act
  NewGrade Energy Inc. .......................         78,093            93,038
Crown Investments Corporation of Saskatchewan
 (non-consolidated)
  NewGrade Energy Inc. .......................         59,654            71,021
The Power Corporation Act
  Luscar Ltd. ................................         23,465            25,105
  National Trust Company .....................         10,003            12,007
The Farm Financial Stability Act
  Breeder associations .......................         16,224            15,970
  Feeder associations ........................         11,839            15,560
Other ........................................          8,602            11,173
-------------------------------------------------------------------------------
TOTAL GUARANTEED DEBT                              $  323,051         $ 386,671
===============================================================================

Total guaranteed debt is net of a loss provision of $1.8 million (2001 - $2.2 million).

In addition to the amount shown, there is a contingent liability for interest accrued on these items.

See page 95 for additional information.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS


SCHEDULE 10 (CONTINUED) - GUARANTEED DEBT

SASKFERCO PRODUCTS INC. (SASKFERCO)

The Government has guaranteed certain medium-term notes issued by Saskferco to finance the construction of a nitrogen based fertilizer plant located near Belle Plaine.

This guarantee pertains to debt denominated in U.S. dollars. Thus, the amount of the guarantee is influenced by changes in the value of the U.S. dollar relative to the Canadian dollar. This note is due in 2003. The amount recorded is net of $120.7 million (2001 - $119.1 million) for Saskferco's equity in a sinking fund.

NEWGRADE ENERGY INC. (NEWGRADE)

The Government has guaranteed certain long-term debt of NewGrade to a maximum of $360 million. A significant portion of this guarantee relates to U.S. denominated debt. Thus, the amount of the guarantee is influenced by changes in the value of the U.S. dollar relative to the Canadian dollar. At March 31, 2002, the Government's guarantee is $78.1 million (2001 - $93.0 million).

The Government has also indemnified the Government of Canada for its guarantee of NewGrade's long-term debt, to a maximum of $275 million. At March 31, 2002, the Government's guarantee is $59.7 million (2001 - $71.0 million).

LUSCAR LTD.

The Government has guaranteed a $45 million promissory note issued by Luscar Ltd. to finance the purchase of a dragline from Saskatchewan Power Corporation. The note is due in 2003. The amount recorded is net of $21.5 million (2001 - $19.9 million) for Luscar Ltd's equity in a sinking fund administered by the Minister of Finance.

NATIONAL TRUST COMPANY

The Government is contingently liable for payments on certain leased mining equipment, which was assumed by the purchaser of a mining operation. The lease expires in 2004.

BREEDER AND FEEDER ASSOCIATIONS

The Government provides guarantees to lenders who make loans to production associations. The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee. Guarantees for each cattle or bison association are limited to $5 million under both the breeder and feeder options. Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

OTHER

Other includes guarantees under $10 million.

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 11 - REVENUE
                                                        (thousands of dollars)
------------------------------------------------------------------------------
                                                    2002                  2001
-------------------------------------------------------------------------------
TAXATION
Individual income..........................   $  1,196,410       $   1,255,409
Sales......................................        770,984             736,563
Corporation capital........................        363,204             342,242
Fuel.......................................        353,765             345,136
Corporation income.........................        145,338             333,299
Tobacco....................................        120,049             122,012
Other......................................         73,578              68,595
-------------------------------------------------------------------------------
Total Taxation                                   3,023,328           3,203,256
-------------------------------------------------------------------------------
NON-RENEWABLE RESOURCES
Oil........................................        555,337             799,049
Potash.....................................        179,658             199,296
Natural gas................................        129,067             239,305
Other......................................         38,982              55,064
-------------------------------------------------------------------------------
Total Non-renewable Resources                      903,044           1,292,714
-------------------------------------------------------------------------------
OTHER OWN-SOURCE REVENUE
Fees, permits and licences.................        542,858             484,321
Interest and dividends.....................         91,966             114,223
Equity investments.........................          9,043              73,493
Insurance..................................         82,682              69,635
Gain on sale of investments................        111,517                   -
Other......................................        232,081             182,071
-------------------------------------------------------------------------------
Total Other Own-source Revenue                   1,070,147             923,743
-------------------------------------------------------------------------------
TOTAL OWN-SOURCE REVENUE                         4,996,519           5,419,713
-------------------------------------------------------------------------------
TRANSFERS FROM THE FEDERAL GOVERNMENT
Canada Health and Social Transfer...........       608,908             552,378
Equalization................................       492,017             175,247
Crop insurance premium contributions........        79,208              78,925
Housing subsidy.............................        52,854              55,126
Other.......................................       284,893             167,147
-------------------------------------------------------------------------------
TOTAL TRANSFERS FROM THE FEDERAL GOVERNMENT      1,517,880           1,028,823
-------------------------------------------------------------------------------
TOTAL REVENUE                                 $  6,514,399         $ 6,448,536
===============================================================================

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

Schedule 12 - Gains and Losses on Other Investments

                                                                                                 (thousands of dollars)
-----------------------------------------------------------------------------------------------------------------------
                                                                                            2002                  2001
-----------------------------------------------------------------------------------------------------------------------
GAIN (LOSS) ON SALE OF OTHER INVESTMENTS
Cameco Corporation.........................................................  $           111,517     $               -
-----------------------------------------------------------------------------------------------------------------------
Gain on Sale of Other Investments                                                        111,517                     -
-----------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSSES) FROM EQUITY INVESTMENTS
NewGrade Energy Inc. ......................................................               19,735                51,809
Saskferco Products Inc. ...................................................                3,225                 3,065
Foragen Technologies Limited Partnership...................................                 (725)                    -
Centennial Foods Partnership...............................................                 (337)                  (61)
Meadow Lake Pulp Limited Partnership.......................................              (15,009)               17,712
Other......................................................................                2,154                   968
-----------------------------------------------------------------------------------------------------------------------
Net Earnings from Equity Investments                                                       9,043                73,493
-----------------------------------------------------------------------------------------------------------------------
PROVISION FOR INVESTMENT LOSSES............................................               (6,164)               (3,543)
-----------------------------------------------------------------------------------------------------------------------
GAIN ON OTHER INVESTMENTS                                                    $           114,396     $          69,950
=======================================================================================================================

SCHEDULE 13 - NET CHANGE IN NON-CASH OPERATING ACTIVITIES
                                                                                                 (thousands of dollars)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                            2002                  2001
-----------------------------------------------------------------------------------------------------------------------
Decrease (increase) in prepaid expenditures................................  $            (3,741)    $          (7,409)
Decrease (increase) in accounts receivable.................................              (47,166)              141,273
Decrease (increase) in inventories held for resale.........................                   53                  (858)
Decrease (increase) in deferred charges....................................                7,419               (23,467)
Increase (decrease) in accounts payable and accrued liabilities............              (71,159)             (292,925)
Increase (decrease) in unearned revenue....................................               17,297                19,882
-----------------------------------------------------------------------------------------------------------------------
NET CHANGE IN NON-CASH OPERATING ACTIVITIES                                  $           (97,297)    $        (163,504)
=======================================================================================================================

GOVERNMENT OF SASKATCHEWAN
SCHEDULES TO THE SUMMARY FINANCIAL STATEMENTS

SCHEDULE 14 - REPORTING ENTITY
GOVERNMENT SERVICE ORGANIZATIONS (CONSOLIDATED)

---------------------------------------------------------- ---------------------------------------------------------
Agricultural Credit Corporation of Saskatchewan            Saskatchewan Apprenticeship and Trade Certification Commission (4a)
Agricultural Implements Board                              Saskatchewan Archives Board
Agri-Food Equity Fund                                      Saskatchewan Arts Board
Agri-Food Innovation Fund                                  Saskatchewan Cancer Foundation
Board of Governors, Uranium City Hospital                  Saskatchewan Centre of the Arts Fund
Cattle Marketing Deductions Fund                           Saskatchewan Communications Network Corporation
CIC Industrial Interests Inc. (4c)                         Saskatchewan Crop Insurance Corporation
Commercial Revolving Fund                                  Saskatchewan Development Fund Corporation (4c)
Community Initiatives Fund (2)                             Saskatchewan Grain Car Corporation (4b)
Correctional Facilities Industries Revolving Fund          Saskatchewan Health Information Network
Correspondence School Revolving Fund                       Saskatchewan Heritage Foundation
Crop Reinsurance Fund of Saskatchewan                      Saskatchewan Housing Corporation (4c)
Crown Investments Corporation of Saskatchewan              Saskatchewan Institute of Applied Science and Technology (4a)
  (non-consolidated) (4c)                                  Saskatchewan Legal Aid Commission
District Health Boards                                     Saskatchewan Lotteries Trust Fund For Sport, Culture and
Extended Health Care Plan (4c)                               Recreation
Extended Health Care Plan for Certain Other Employees (4c) Saskatchewan Opportunities Corporation (4c)
Fiscal Stabilization Fund                                  Saskatchewan Property Management Corporation
Fish and Wildlife Development Fund                         Saskatchewan Research Council
Forest Fire Contingency Fund (1)                           Saskatchewan Student Aid Fund
General Revenue Fund                                       Saskatchewan Transportation Company (4c)
Government House Foundation (1)                            Saskatchewan Water Corporation (4c)
Health Services Utilization and Research Commission        Saskatchewan Western Development Museum
Highways Revolving Fund                                    Saskatchewan Wetland Conservation Corporation
Horned Cattle Fund                                         Sask911 Account
Information Services Corporation of Saskatchewan (4c)      St. Louis Alcoholism Rehabilitation Centre
Law Reform Commission of Saskatchewan                      Training Completions Fund
Learning Resources Distribution Centre Revolving Fund      Transportation Partnerships Fund
Livestock Services Revolving Fund                          Victims' Fund
Milk Control Board (4c)                                    Water Appeal Board
Northern Revenue Sharing Trust Account (4c)
Oil and Gas Environmental Fund                             GOVERNMENT ENTERPRISES (MODIFIED EQUITY METHOD)
Operator Certification Board                               Municipal Financing Corporation of Saskatchewan
Pastures Revolving Fund                                    Saskatchewan Auto Fund
Prairie Agricultural Machinery Institute                   Saskatchewan Gaming Corporation
Public Employees Benefits Agency Revolving Fund            Saskatchewan Government Growth Fund Management
Public Employees Dental Fund (4c)                            Corporation
Public Employees Disability Income Fund (4c)               Saskatchewan Government Insurance
Public Employees Group Life Insurance Fund (4c)            Saskatchewan Liquor and Gaming Authority
Queen's Printer Revolving Fund                             Saskatchewan Power Corporation
Regional Colleges (3), (4a)                                Saskatchewan Telecommunications Holding Corporation
Resource Protection and Development Revolving Fund         SaskEnergy Incorporated
Saskatchewan Agricultural Stabilization Fund               Workers' Compensation Board (Saskatchewan)


1    Organization established during 2001-02.
2    Name changed from Associated Entities Fund during 2001-02.
3    Includes eight colleges that were listed separately in previous years.
4 The year-ends of certain government service organizations differ from March 31, 2002: (a) June 2001; (b) July 2001; and (c) December 2001.

                            SOURCES OF INFORMATION


Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as a public official document. The financial statements of the Government included herein under the headings "General Revenue Fund Supplementary Financial Information" and "Summary Financial Statements" have been taken from the Public Accounts of the Province (subject to certain adjustments for purposes of comparability). All financial information contained herein was obtained from the most recent annual Budget Estimates, Public Accounts, or Crown Investments Corporation of Saskatchewan Annual Report, or was prepared by representatives of the Department of Finance or of CIC in their official capacities. The information set forth under "Province of Saskatchewan", and other than described in the first sentence of this paragraph, was prepared by representatives of the Department of Finance in their official capacities.